The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 9, 2006

PROSPECTUS SUPPLEMENT (To Prospectus dated January 9, 2006)

Filed pursuant to Rule 424(b)(5)

A filing fee of $149,800, calculated in accordance with

Rule 457(r), has been transmitted to the SEC in connection

with the securities offered from the registration statement

(File No. 333-130910) by means of this prospectus supplement

$            % Senior Notes due 2011

$            % Senior Notes due 2016

We are offering $             aggregate principal amount of     % Senior Notes due 2011 (the “2011 Notes”) and $             aggregate principal amount of     % Senior Notes due 2016 (the “2016 Notes”). The 2011 Notes and the 2016 Notes are collectively referred to herein as the “notes.”

The 2011 Notes will mature on                         , 2011, and will bear interest at a rate of     % per annum. The 2016 Notes will mature on                         , 2016, and will bear interest at a rate of     % per annum. Interest on the notes will accrue from January     , 2006.

We may redeem some or all of the notes at any time at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed and a price that includes a “make-whole premium” as described under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest to the redemption date.

The notes will be our senior unsecured obligations and will rank equal in right of payment to our existing and future senior indebtedness and, to the extent we incur subordinated indebtedness in the future, senior to such indebtedness. The notes would be effectively subordinated to any of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

See “ Risk Factors” beginning on page S-10 to read about certain factors you should consider before buying the notes.

	Per 2011 Note	Total	Per 2016 Note	Total
Public Offering Price	%	$	%	$
Underwriting Discount	%	$	%	$
Proceeds, before expenses, to Mohawk	%	$	%	$

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company on or about January     , 2006.

Joint Book-Running Lead Managers

JPMORGAN	LEHMAN BROTHERS	WACHOVIA SECURITIES

Senior Co-Manager
SUNTRUST ROBINSON HUMPHREY
Co-Managers

BANC OF AMERICA SECURITIES
CITIGROUP
ING
KBC Bank NV
WELLS FARGO SECURITIES

January     , 2006

Prospectus Supplement

Prospectus

Important Information About This Prospectus	1

Available Information	2

Incorporation of Certain Information by Reference	2

Description of Securities We May Offer	3
Description of Common Stock	3
Description of Preferred Stock	3

Description of Debt Securities	4

Description of Warrants	11
Description of Purchase Contracts or Units	11

Legal Ownership and Book-Entry Issuance	11

Ratio of Earnings to Fixed Charges	14

Use of Proceeds	14

Validity of the Securities	14

Experts	15

You should rely only on the information contained in this document or to any other document to which we have referred you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of or of any sale of the notes.

This document is comprised of a prospectus supplement dated January     , 2006, and the accompanying prospectus dated January 9, 2006. Generally when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus combined.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements in this prospectus supplement, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in industry conditions; competition; raw material prices; energy costs; timing and level of capital expenditures; integration of acquisitions, including the Unilin Acquisition (described under “Summary—Mohawk—The Unilin Acquisition”); introduction of new products; rationalization of operations; litigation; and other risks identified in our SEC reports and public announcements.

iii

SUMMARY

The following summary highlights some of the information from this prospectus supplement and does not contain all the information that is important to you. Before deciding to invest in the notes, you should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes included in this prospectus supplement, as well as the documents to which we refer you.

In this prospectus supplement, unless we indicate otherwise or the context otherwise requires, any references to “we,” “our,” and “us” refer to Mohawk Industries, Inc. and its consolidated subsidiaries. In addition, when the context so requires, we use the term “Mohawk” to refer to our historical operations prior to the Unilin Acquisition and the term “Unilin” to refer to the historical operations of the businesses of Unilin Holding NV, which we acquired in October 2005 as described below under “—Mohawk—The Unilin Acquisition.”

The historical financial statements and related notes included in this prospectus supplement are separate financial statements and accompanying notes of Mohawk and Unilin.

Mohawk

Our Business

Mohawk Industries, Inc., together with its primary operating subsidiaries, Mohawk Carpet Corporation, Aladdin Manufacturing Corporation, Dal-Tile International Inc. and Unilin Flooring BVBA, is a leading producer of floorcovering products for residential and commercial applications in the United States and Europe. We are the second largest carpet and rugs manufacturer and one of the largest manufacturers, marketers and distributors of ceramic tile and natural stone in the United States and a leading producer of laminate flooring in the United States and Europe.

We have two historical reporting segments, the Mohawk segment and the Dal-Tile segment. In addition, we recently acquired all of the outstanding shares of Unilin Holding NV, which, together with the related financings we refer to as the Unilin Acquisition and which is described in more detail below under “—The Unilin Acquisition.” On a pro forma basis after giving effect to the Unilin Acquisition, we had annual net sales in 2004 of approximately $6.9 billion. Approximately 86% of this amount was generated by sales in the United States and 14% was generated by sales outside the United States.

In the Mohawk segment, we design, manufacture, source, distribute and market our floorcovering product lines, which include carpet, rugs, ceramic tile, laminate, hardwood, and resilient, in a broad range of colors, textures and patterns for residential and commercial applications in both new construction and remodeling. We market and distribute our carpet and rugs under our soft surface floorcovering brands and ceramic tile, laminate, hardwood, and resilient under our hard surface floorcovering brands. We position our products in all price ranges and emphasize quality, style, performance and service. We are widely recognized through our premier brand names, which include “Mohawk®,” “Aladdin®,” “Mohawk Home®,” “Bigelow®,” “Custom Weave®,” “Durkan®,” “Helios®,” “Horizon®,” “Karastan®,” “Lees®,” “Merit,” “Ralph Lauren®” and “WundaWeve®.” In the Mohawk segment, we market and distribute our soft and hard surface products through over 30,000 customers, which include independent floorcovering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. Some products are also marketed through private labeling programs. Our soft surface operations are vertically integrated from the extrusion of resin to the manufacture and shipment of finished carpet and rugs.

In the Dal-Tile segment, we design, manufacture, source, distribute and market a broad line of ceramic tile, porcelain tile, natural stone and other products used in the residential and commercial markets for both new construction and remodeling. Most of our ceramic tile products are marketed under the “Dal-Tile” and “American Olean®” brand names and sold through independent distributors, home center retailers, tile and flooring retailers and contractors. The Dal-Tile segment operations are vertically integrated from the production of raw material for body and glaze preparation to the manufacturing and distribution of ceramic and porcelain tile.

The Unilin Acquisition

We completed the Unilin Acquisition on October 31, 2005. Unilin, which is headquartered in Belgium, is a leading manufacturer, distributor and marketer of laminate flooring in Europe and the United States. Unilin is one of the leaders in laminate flooring technology, having commercialized direct pressure laminate, or DPL, a technology used in a majority of laminates today, and has developed the patented UNICLIC® glueless installation system and a variety of other new technologies, such as beveled edges, multiple length planks and new surface technologies. Unilin is the only vertically-integrated laminate flooring manufacturer in the United States producing both laminate flooring and related high density fiberboard. Unilin sells its laminate flooring products marketed under the Quick-Step® brand through independent distributors and specialty stores in Europe and the United States, as well as through traditional retailers in France, Belgium and the Netherlands and, in some circumstances, under private label names. Unilin also produces insulated roofing and other wood-based panels.

The total purchase price of the Unilin Acquisition, net of cash, was approximately €2.2 billion (approximately $2.6 billion based on the prevailing exchange rate at the closing). We financed the Unilin Acquisition through (1) borrowings of approximately $1,187.9 million under our new unsecured senior credit facilities, consisting of $437.9 million under a revolving credit facility and $750.0 million under a term loan facility, and (2) borrowings of $1,500.0 million under a bridge credit facility. Subsequent to the Unilin Acquisition, we repaid $100 million of the borrowings under the bridge credit facility. We intend to apply all of the net proceeds from this offering, together with a combination of our cash on hand and borrowings under the revolving credit facility, to repay all of the borrowings outstanding under the bridge credit facility. In this prospectus supplement, we refer to the Unilin Acquisition, the related financings and this offering and the related use of proceeds therefrom collectively as the “Transactions.”

Competitive Strengths

Our competitive strengths include:

Leading market position. We are the largest producer of floorcovering products for residential and commercial applications in the United States. In carpets and rugs, we are the second largest manufacturer, and in ceramic tile and natural stone, we are one of the largest manufacturers, marketers and distributors in the United States. We are also one of the leading producers and marketers of laminate flooring in the United States and Europe. On a pro forma basis after giving effect to the Unilin Acquisition, our 2004 net sales worldwide were approximately $6.9 billion, and our net sales in the United States represented, after excluding wholesale sales, approximately 23% of the total U.S. floorcovering market in 2004.

Total floorcovering supplier. We offer one of the broadest selections of floorcovering products in the industry. Our products include hundreds of styles of carpets, rugs, ceramic tile, laminate flooring, wood and vinyl in a broad range of colors, textures and patterns in all price ranges, allowing us to serve as a one-stop supplier to many of our customers. Through our recent acquisition of Unilin, we have further broadened our existing portfolio of products by adding high-end laminate flooring products, which we believe is one of the fastest-growing sectors in floorcovering.

Superior distribution system. We believe that our distribution system, which includes over 300 distribution points located strategically throughout the United States and a company-operated fleet of over 1,000 trucks, enables us to provide excellent customer service through greater product availability and faster delivery times than the majority of our competitors, who rely on distribution systems operated by third parties. Our acquisition of Unilin provides additional opportunities to leverage our existing distribution system in the United States to grow sales of laminate flooring.

Integrated manufacturing process. We benefit from the vertical integration of our manufacturing processes in most product areas, allowing us to control more directly our production costs and to capitalize on economies of scale. Our state-of-the-art manufacturing facilities and integrated information technology systems provide additional efficiency and flexibility in the production of our products.

Strong brand identity. We are recognized for our brand names, which, we believe, together represent one of the strongest brand portfolios in the floorcovering industry. We successfully leverage our established brand platform to grow through new product introductions and product line extensions.

Diversified customer base. Over 36,000 customers purchase our products for a multitude of residential and commercial applications. We believe approximately 65% of our customers buy our products for residential renovation applications, which we believe is generally more stable and relatively predictable. The remaining 35% of our sales is to a well-balanced mix of applications: commercial renovation and new construction, approximately 20%, and residential new construction, approximately 15%. In 2004, our top ten customers accounted for less than 15% of our net sales.

Experienced management. We have one of the most experienced management teams in the industry, which has driven our strong performance by emphasizing customer satisfaction, effective brand management, operating efficiency, cost control, and product design. Our management team has a proven track record of successfully integrating acquisitions and creating incremental value and cash flow from the combination of Mohawk’s existing strengths and newly acquired businesses.

Financial discipline. Our management team has demonstrated strong financial discipline, leading to a compounded annual growth rate in sales of approximately 15% since 2000. Our gross profit margin has improved from approximately 25% in 2000 to approximately 28% in 2004. We have generated an average of $330 million of cash flow from operations annually from January 1, 2000, through December 31, 2004. As a result of this financial performance, including our proven history of debt repayment, we are an investment grade rated company.

Business Strategies

Our business strategies are designed to take advantage of our competitive strengths while maintaining our focus on meeting or exceeding our customers’ requirements. As a part of our overall strategy, we have implemented the following marketing, operations and acquisition strategies designed to increase market share and achieve profitable growth through a focus on high-quality, low-cost production offered with superior service at competitive prices.

Marketing Strategy. Our marketing strategy includes initiatives designed to develop and support more fully our independent dealer base in order to increase the demand for our products. Key elements of our marketing strategy include: continuing to offer high-value, quality products; using advertising and marketing programs to leverage the substantial brand equity of our products, with a particular focus on high-growth product categories; seeking to develop marketing programs with our customers; dedicating separate sales forces to each of our major distribution channels; and offering merchandising, training and administrative support programs, including our proprietary Mohawk University training program, to our customers to support product sales and assist in expanding their businesses.

Operating Strategy. Our operating strategy is to capitalize on our competitive strengths to be both highly efficient and cost effective in our manufacturing, marketing, distribution and administrative services. To this end, our operating strategy is focused on vertical integration of production facilities, investment in management information systems, superior product selection and faster delivery times offered by our hub-and-spoke distribution system.

Acquisition Strategy. Our acquisition strategy is to continue to explore growth through acquisition opportunities, with a continued focus on North America while remaining open to strategic opportunities elsewhere, in an effort to expand our product offerings, reduce our costs of production through vertical integration, and maintain and expand our position as a leading producer of floorcovering products for residential and commercial applications.

Capital Resources and Cash Requirements

Our primary cash needs are for:

•	payments of interest and principal on our long-term and short-term debt;

•	capital expenditures to maintain and expand our facilities and means of distribution;

•	acquisitions; and

•	working capital.

The deployment of our capital for acquisitions will in part be determined by our ability to find acquisition targets that meet our strategic requirements and provide suitable returns.

As of December 31, 2005, on a pro forma basis after giving effect to the Transactions and assuming $1,400 million of the notes offered hereby are sold, we would have had approximately $64 million of cash. On the same pro forma basis, we would have had $3,304 million of indebtedness which consisted of:

•	$1,400 million in aggregate principal amount of the notes offered in this offering;

•	$1,062 million of borrowings under our new unsecured senior credit facilities, consisting of $318 million of borrowings under the revolving credit facility and $744 million under the term loan facility (based on the then-prevailing exchange rate), both of which mature in 2010;

•	$300 million of 6.50% senior notes due April 2007 and $400 million of 7.20% senior notes due April 2012 (which we refer to collectively as “our existing senior notes”); and

•	$142 million of industrial revenue bonds and other debt, including $48 million of indebtedness outstanding at Unilin Flooring BVBA and $40 million in borrowings under another one of our subsidiaries’ securitization facility.

As of December 31, 2005, on the same pro forma basis, we would have had approximately $354 million of unutilized capacity under the revolving credit facility, and one of our subsidiaries would have had $310 million of unutilized capacity under its securitization facility.

The notes are unsecured and will rank equally with our debt under our new credit facilities and our existing senior notes. The notes will be structurally subordinated to approximately $88 million of our subsidiaries’ indebtedness and other liabilities.

Our principle executive offices are located at 160 S. Industrial Boulevard, Calhoun, Georgia 30703-7002. Our telephone number at that address is (706) 629-7721.

The Offering

Issuer	Mohawk Industries, Inc.

Notes Offered	$ principal amount of % Senior Notes due 2011
$ principal amount of % Senior Notes due 2016

Maturity Date	, 2011 for the 2011 Notes
, 2016 for the 2016 Notes

Interest Rates	The 2011 Notes will bear interest at a rate of % per annum.
The 2016 Notes will bear interest at a rate of % per annum.

Interest Payment Dates	and of each year, commencing on , 2006.

Ranking	The notes will be our senior unsecured obligations and will

•	rank equally in right of payment to our existing and future senior indebtedness;

•	to the extent we incur subordinated indebtedness in the future, rank senior in right of payment to such subordinated indebtedness;

•	to the extent we incur secured indebtedness in the future, be effectively subordinated in right of payment to any of our future secured indebtedness, to the extent of the value of any assets securing such indebtedness; and

•	be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

On a pro forma basis after giving effect to the Transactions, as of December 31, 2005, we would have had (1) approximately $1,816 million of indebtedness that would have ranked equally in right of payment with the notes, including $1,062 million under our unsecured new senior credit facilities, $700 million of our existing senior notes and $54 million of industrial revenue bonds, (2) no indebtedness that would have ranked junior to the notes, and (3) an additional $354 million of unutilized capacity under our unsecured revolving credit facility. On the same pro forma basis, as of December 31, 2005, our subsidiaries would have had approximately $88 million of indebtedness, including $48 million of indebtedness outstanding at Unilin Flooring BVBA and approximately $40 million outstanding under another of our subsidiaries’ securitization facility, leaving $310 million of unutilized capacity under the securitization facility.

Redemption by Mohawk	We may redeem some or all of any series of the notes at any time and from time to time at a redemption price equal to the greater of

•	100% of the principal amount thereof; and

•	the sum of the present value of the remaining principal amount and interest on the notes being redeemed, plus a make-whole premium,

plus, in each case accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date.

Restrictive Covenants	The indenture governing the notes will restrict our ability to create liens, enter into sale and leaseback transactions and merge, consolidate or sell our assets substantially as an entirety.

Governing Law	The notes and the indenture governing the notes will be governed by the laws of the State of New York.

Use of Proceeds

We intend to use all of the net proceeds from this offering, together with a combination of our cash on hand and approximately $             of borrowings under our revolving credit facility, to repay all of the borrowings outstanding under the bridge credit facility. See “Use of Proceeds.”

Risk Factors

You should carefully consider all of the information contained in this prospectus supplement and the accompanying prospectus, including the discussions under the caption “Risk Factors” beginning on page S-10, regarding specific risks involved in investing in the notes.

Summary Consolidated Historical Financial Data of Mohawk

The summary historical financial data presented below as of and for the years ended December 31, 2002, 2003 and 2004, have been derived from Mohawk’s audited consolidated financial statements included elsewhere in this prospectus supplement. The summary historical financial data presented below as of and for the nine months ended October 2, 2004, and October 1, 2005, have been derived from Mohawk’s unaudited consolidated financial statements included elsewhere in this prospectus supplement. In the opinion of management, such unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

The summary historical financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mohawk’s consolidated financial statements and the notes thereto, both of which are included elsewhere in this prospectus supplement.

	As of or for the Years Ended December 31,			As of or for the Nine Month Period Ended
	2002	2003	2004	October 2, 2004	October 1, 2005
	(In thousands, except ratio data)
Statement of operations data:
Net sales	$4,516,957	$4,999,381	$5,880,372	$4,405,273	$4,815,548
Gross profit	1,269,092	1,393,802	1,620,841	1,204,918	1,268,079
Operating income	522,065	542,029	635,590	462,770	461,935
Net earnings	284,489	310,149	368,622	266,152	272,483

Balance sheet data:
Long-term debt (including current portion)	$820,427	$1,012,413	$891,341	$907,324	$768,679
Stockholders’ equity	1,982,879	2,297,801	2,666,337	2,559,098	2,941,762

Cash flows data:
Net cash provided by operating activities	$549,510	$309,390	$242,837	$196,038	$328,033
Net cash used in investing activities	(829,572)	(498,752)	(121,599)	(85,380)	(201,407)
Net cash provided by (used in) financing activities	280,062	189,362	(121,238)	(110,658)	(126,626)
Net change in cash	—	—	—	—	—

Other financial data:
Ratio of earnings to fixed charges (a)	5.8	6.6	7.7	7.4	7.6

(a)	Earnings are defined as the sum of earnings before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges are defined as interest expensed and capitalized plus interest within rent expense which is estimated to be one third of rent expense.

Summary Consolidated Historical Financial Data of Unilin

The summary historical financial data of Unilin presented below as of and for the year ended December 30, 2004, and the ten months ended October 30, 2005, have been derived from the audited historical consolidated financial statements of Unilin included elsewhere in this prospectus supplement.

The summary historical financial data should be read together with the “Selected Consolidated Financial Data—Unilin Selected Consolidated Financial Data” and Unilin’s consolidated financial statements and the notes thereto, both of which are included elsewhere in this prospectus supplement.

	As of or for the Year Ended December 30, 2004	As of or for the Ten- Month Period Ended October 30, 2005
	(In thousands)
Statement of operations data:
Net sales	$993,486	$933,407
Gross profit	369,986	322,930
Operating income	237,839	210,466
Net earnings	146,310	146,148

Balance sheet data:
Long-term debt (including current portion)	$161,678	$68,472
Stockholders’ equity	561,094	698,682

Cash flows data:
Net cash provided by operating activities	$212,779	$192,875
Net cash used in investing activities	(37,375)	(114,807)
Net cash used in financing activities	(85,199)	(101,681)
Net change in cash	99,577	(40,313)

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following table sets forth our summary pro forma statement of earnings data for the year ended December 31, 2004, and the nine months ended October 1, 2005, after giving effect to the Unilin Acquisition as if it had occurred on January 1, 2004. The following table also sets forth our summary pro forma balance sheet data as of October 1, 2005, after giving effect to the Unilin Acquisition as if it had occurred on October 1, 2005.

This summary financial data is derived from our unaudited pro forma condensed combined financial data for these periods included elsewhere in this prospectus supplement. With respect to the statement of earnings data for Unilin for the nine-month period ended October 30, 2005, and for the pro forma combined statement of earnings data, information with respect to Unilin has been derived by taking audited statement of earnings data for the ten-month period ended October 30, 2005, and then excluding the statement of earnings data for the one month ended January 31, 2005 from the ten-month data. As Unilin’s results are affected by seasonality, Unilin’s unaudited results for the nine-month period ended October 30, 2005 included in the unaudited pro forma condensed consolidated statements of operations are different than those for the nine-month period ended October 1, 2005. In addition, the following table sets forth summary historical financial data of Mohawk and Unilin, which information is derived from the audited historical consolidated financial statements of Mohawk and Unilin included elsewhere in this prospectus supplement.

The following table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page S-18 of this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mohawk’s and Unilin’s respective historical consolidated financial statements and the notes thereto, included elsewhere in this prospectus supplement.

	As of or for the Year Ended			As of or for the Nine-month Period Ended
	Dec. 31, 2004	Dec. 30, 2004		October 1, 2005	October 30, 2005
	Mohawk	Unilin	Mohawk & Unilin Pro Forma Combined	Mohawk	Unilin	Mohawk & Unilin Pro Forma Combined
	(In thousands)
Statement of earnings data:
Net sales	$5,880,372	$993,486	$6,873,858	$4,815,548	$858,118	$5,673,666
Cost of sales	4,259,531	623,500	4,884,434	3,547,469	559,763	4,107,232
Gross profit	1,620,841	369,986	1,989,424	1,268,079	298,355	1,566,434
Selling, general and administrative expenses	985,251	132,147	1,190,826	806,144	105,300	966,022
Operating income	635,590	237,839	798,599	461,935	193,055	600,412
Interest expense (income)	53,392	3,427	177,488	35,166	(609)	125,059
Other expense (income)	4,809	(2,170)	2,639	2,526	(19,722)	(17,196)
Earnings before income taxes	577,389	236,582	618,472	424,243	213,386	492,549
Income taxes	208,767	90,272	237,532	151,760	77,932	183,914
Net earnings	$368,622	$146,310	$380,940	$272,483	$135,454	$308,635

Balance sheet data:
Total assets				$4,707,774	$1,131,771	$8,163,367
Long-term debt (including current portion)				768,679	84,159	3,540,762
Total stockholders’ equity				2,941,762	698,682	2,941,762

RISK FACTORS

You should carefully consider the risks described below, as well as other information contained in this prospectus supplement and the related prospectus and in any other documents to which we refer you before investing in the notes.

Risks Related to the Notes

Our debt level may limit our financial flexibility.

As of December 31, 2005, on a pro forma basis after giving effect to the Transactions, assuming $1,400 million of the notes offered hereby are sold and without deducting the underwriting discount and estimated expenses, we had approximately $3.304 billion of total debt and a total debt to total capitalization ratio of 51.8%. We may incur additional debt in the future, including in connection with other acquisitions. The level of our debt could have several important effects on our future operations, including, among others:

•	an increased portion of our cash flow from operations will be dedicated to the payment of principal and interest on the debt and will not be available for other purposes;

•	covenants in existing debt arrangements and covenants related to any debt we may incur in the future may require us to meet financial tests and limit our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

•	we may be at a competitive disadvantage to similar companies that have less debt; and

•	our vulnerability to adverse economic and industry conditions may increase.

Despite our current indebtedness level, we may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and our existing senior notes and the credit agreement governing the new credit facilities will not prohibit us from doing so. If we incur any senior secured indebtedness to the extent permitted by the lien covenants in our indentures or any additional senior unsecured indebtedness that ranks equally with the notes, the holders of the secured debt will, to the extent of the value of the collateral securing such debt, have priority over, and the holders of unsecured senior debt will be entitled to share ratably with, the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We are a holding company with no independent operations and, accordingly, will depend on the cash flow of our subsidiaries to satisfy our obligations under the notes. Claims of creditors of our subsidiaries will have priority over your claims with respect to the assets and earnings of our subsidiaries.

We are a holding company with no independent operations, sources of income or assets, other than our equity interests in our subsidiaries. Accordingly, we will depend on payments on intercompany loans to our subsidiaries or other distributions or payments to us by our subsidiaries to make payments on the notes. These subsidiaries are separate legal entities that have no obligation to pay any amounts due on the notes. Consequently, we cannot assure you that the amounts we receive from our subsidiaries will be sufficient to enable us to service our obligations under the notes.

Generally, claims of creditors, including trade creditors, of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. Accordingly, in the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the notes may not receive any amounts with respect to the notes until after the payment in full of the claims of the creditors of these subsidiaries. On a pro forma basis after giving effect to the Transactions, as of December 31, 2005, our subsidiaries would have had a total of $88 million of indebtedness outstanding, including approximately $48 million of indebtedness outstanding at Unilin Flooring BVBA and $40 million of borrowings outstanding under another of our subsidiaries’ securitization facility, leaving approximately $310 million of unutilized capacity.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

The market price of the notes will be based on a number of factors, including

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market price of the notes.

In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industry in which we operate and may change their credit rating for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our credit ratings could have an adverse effect on the market price of the notes.

An active trading market may not develop for the notes, and you may not be able to resell your notes.

There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. We have been informed by certain of the underwriters that they intend to make a market in the notes after this offering is completed; however, they are not obligated to do so and may cease market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, you cannot be certain that an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or to be sustained, your ability to sell your notes at a particular time or at favorable prices may be reduced.

Risks Related to Our Company

The floorcovering industry is sensitive to changes in general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels and demand for housing. A prolonged decline in spending for replacement floorcovering products or new construction activity could have a material adverse effect on our business.

The floorcovering industry in which we participate is highly dependent on general economic conditions, such as consumer confidence and income, corporate and government spending and interest rate levels. We derive a majority of our sales from the replacement segment of the market. Therefore, economic changes that result in a prolonged decline in spending for remodeling and replacement activities could have a material adverse effect on our business and results of operations.

The floorcovering industry is highly dependent on construction activity, including new construction, which is cyclical in nature. Although the impact of a decline in new construction activity is typically accompanied by an increase in remodeling and replacement activity, a prolonged decline in residential or commercial construction activity could have a material adverse effect on our business and results of operations.

The construction industry has experienced significant downturns in the past, which have adversely affected suppliers to the industry. The industry could experience similar downturns in the future, which could have a negative impact on our business.

We may be unable to pass on to our customers increases in the costs of raw materials and fuel-related costs, which could have a material adverse effect on our profitability.

The prices of raw materials and fuel-related costs vary with market conditions. As a result of recent hurricanes and other general economic factors, our costs of carpet raw materials and fuel-related costs are currently higher than historical averages and may remain so indefinitely. Although we generally attempt to pass on increases in the costs of raw materials and fuel-related costs to our customers, our ability to do so is dependent upon the rate and magnitude of any increase, competitive pressures and market conditions for our products. There have been in the past, and may be in the future, periods of time during which increases in these costs cannot be recovered. During such periods of time, our profitability may be materially adversely affected.

We face intense competition in our industry, which could decrease demand for our products or force us to lower prices and could have a material adverse effect on our profitability.

The floorcovering industry is highly competitive. We face competition from a number of manufacturers and independent distributors. Some of our competitors are larger and have greater resources and access to capital than we do. Maintaining our competitive position may require substantial investments in our product development efforts, manufacturing facilities, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for our products or force us to lower prices. Any of these factors could have a material adverse effect on our business.

We may not be able successfully to integrate Unilin or other acquisitions that we may make in the future.

The process of combining the businesses of Unilin with our existing businesses involves risks. We will face challenges in consolidating functions, integrating our organizations, procedures, operations and product lines in a timely and efficient manner and retaining key personnel. These challenges will result principally because the two companies currently

•	maintain executive offices in different locations;

•	manufacture and sell different types of products through different distribution channels;

•	conduct business from various locations;

•	maintain different operating systems and software on different computer hardware; and

•	have different employment and compensation arrangements for their employees.

In addition, the majority of Unilin’s operating facilities are located in Europe, where we have not previously operated a manufacturing facility. As a result, the integration will be complex and will require additional attention from members of management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on our revenues, level of expenses and operating results. We may face similar challenges in combining our businesses with any other businesses that we acquire in the future.

Failure successfully to manage and integrate Unilin with our existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could affect our financial condition and results of operations. Even if integration occurs successfully, failure of the Unilin Acquisition or any future acquisition to achieve levels of anticipated sales growth, profitability or productivity or otherwise not perform as expected, may adversely impact our financial condition and results of operations. We have incurred, and will continue to incur, certain liabilities and expenses in connection with the Unilin Acquisition or any future acquisitions.

We have not yet completed our testing of the adequacy of Unilin’s internal control over financial reporting, and it is possible that our testing or that of our independent auditors in connection with the audit of our financial results for the year ended December 31, 2006, will reveal material weaknesses in Unilin’s internal control over financial reporting.

As part of the integration of Unilin, we are in the process of performing testing of the Unilin’s internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of the internal control over financial reporting related to the Unilin operations. The adequacy of Unilin’s internal control over financial reporting has not previously been attested to by any independent accounting firm, as no such attestation was required by virtue of Unilin’s status as a foreign, privately-held company. We anticipate completing our testing of Unilin’s internal control over financial reporting by the end of 2006. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting. In that event, our management may not be able to report that our internal control over financial reporting is effective, and our auditors will not be able to express an opinion on our internal control over financial reporting, which could have a material adverse effect on our business.

A failure to identify suitable acquisition candidates and to complete acquisitions could have a material adverse effect on our business.

As part of our business strategy, we intend to continue to pursue acquisitions of complementary businesses. Although we regularly evaluate acquisition opportunities, we may not be able successfully to identify suitable acquisition candidates; to obtain sufficient financing on acceptable terms to fund acquisitions; to complete acquisitions; or profitably to manage acquired businesses.

We may be unable to obtain raw materials on a timely basis, which could have a material adverse effect on our business.

The principal raw materials used in our manufacturing operations include nylon, polyester and polypropylene resins and fibers and carpet backings, which are used primarily in our carpet and rugs business; talc, clay, nepheline syenite and various glazes, including frit (ground glass), zircon and stains, which are used exclusively in our ceramic tile business; wood, paper, and resins, which are used primarily in our laminate flooring business; and other materials. An extended interruption in the supply of these or other raw materials used in our business or in the supply of suitable substitute materials would disrupt our operations, which could have a material adverse effect on our business.

We have been, and in the future may be, subject to claims and liabilities under environmental, health and safety laws and regulations, which could be significant.

Our operations are subject to various environmental, health and safety laws and regulations, including those governing air emissions, wastewater discharges, and the use, storage, treatment and disposal of hazardous materials. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations of agencies or courts. We could incur material expenditures to comply with new or existing regulations, including fines and penalties.

The nature of our operations, including the potential discovery of presently unknown environmental conditions, exposes us to the risk of claims under environmental, health and safety laws and regulations. We could incur material costs or liabilities in connection with such claims.

Changes in international trade laws and in the business, political and regulatory environment in Mexico and Europe could have a material adverse effect on our business.

Our Monterrey, Mexico manufacturing facility and our manufacturing facilities in Europe represent a significant portion of our total manufacturing capacity for ceramic tile and laminate flooring, respectively. In addition, as a result of the Unilin Acquisition, we now have more significant general operations abroad, particularly in Europe. Accordingly, an event that has a material adverse impact on our Mexican operations could have a material adverse effect on our tile operations as a whole. Similarly, an event that has a material adverse impact on our European operations could have a material adverse effect on our laminate flooring operations, as a whole. The business, regulatory and political environments in Mexico and in Europe differ from those in the United States, and our Mexican and European operations are exposed to legal, currency, tax, political, and economic risks specific to the countries in which they occur, particularly with respect to labor regulations, which tend to be more stringent in Europe and, to a lesser extent, Mexico. We cannot assure you that we will succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where we do business and therefore that the foregoing factors will not have a material adverse effect on our operations or upon our financial condition and results of operations.

The Company could face increased competition as a result of the General Agreement on Tariffs and Trade (“GATT”) and the North American Free Trade Agreement (“NAFTA”).

We are uncertain what effect reduced import duties under GATT may have on our operations, although these reduced rates may stimulate additional competition from manufacturers that export ceramic tile to the United States.

Although NAFTA lowers the tariffs imposed on our ceramic tile manufactured in Mexico and sold in the United States and will eliminate such tariffs entirely on January 1, 2008, it may also stimulate competition in the United States and Canada from manufacturers located in Mexico.

Fluctuations in currency exchange rates may impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

As a result of the Unilin Acquisition, the portion of our costs and sales denominated in foreign currencies has increased. Approximately 14% of our 2004 pro forma net sales were denominated in foreign currencies. The results of our foreign subsidiaries reported in the local currency are translated into U.S. dollars for balance sheet accounts using exchange rates in effect at the balance sheet date and for the statement of earnings accounts using weighted average rates during the period. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future.

Furthermore, in connection with the Unilin Acquisition, we entered into a €300 million term loan facility under our new credit facilities, and one of our subsidiaries entered into a €130 million revolving credit facility. As a result, the currency fluctuation between the euro and U.S. dollar may have an adverse effect on the carrying value of our debt.

Although we have not yet experienced material losses due to foreign currency fluctuation, we may not be able to manage effectively our currency translation risks, and volatility in currency exchange rates may have a material adverse effect on the carrying value of our debt and results of operations and affect the comparability of our results between financial periods.

If we are unable to protect our intellectual property rights, particularly with respect to our patented laminate flooring technology and our registered trademarks, our business and prospects could be harmed.

The future success and competitive position of certain of our businesses, particularly our laminate flooring business, depend in part upon our ability to obtain and maintain proprietary technology used in our principal product families. We rely, in part, on the patent, trade secret and trademark laws of the United States and other countries in Europe, as well as confidentiality agreements with some of our employees, to protect that technology.

We have obtained a number of patents relating to our products and associated methods and have filed applications for additional patents, including the UNICLIC® family of patents, which protects Unilin’s interlocking laminate flooring panel technology. We cannot assure you that any patents owned by or issued to us will provide us with competitive advantages, that these patents will not be challenged by third parties or that our pending patent applications will be approved. In addition, patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable.

Furthermore, despite our efforts, we may be unable to prevent competitors and/or third parties from using our technology without our authorization, independently developing technology that is similar to ours or designing around our patents. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. In addition, if we do not obtain sufficient protection for our intellectual property, our competitiveness in the markets we serve could be significantly impaired, which would limit our growth and future revenue.

We have obtained and applied for numerous U.S. and foreign service marks and trademark registrations, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. We cannot guarantee that any of our pending or future applications will be approved by the applicable governmental authorities. Moreover, even if such applications are approved, third parties may seek to oppose or otherwise challenge the registrations. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

We also require third parties with access to our trade secrets to agree to keep such information confidential. While such measures are intended to protect our trade secrets, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties. In any of these circumstances, our competitiveness could be significantly impaired, which would limit our growth and future revenue.

Companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling our products.

We have in the past had companies claim that certain technologies incorporated in our products infringe their patent rights. There can be no assurance that we will not receive notices in the future from parties asserting that our products infringe, or may infringe, those parties’ intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the United States and some foreign countries have not been publicly disclosed until the patent is issued (or, in some recent cases, until 18 months following submission), and we may not be aware of currently filed patent applications that relate to our products or processes. If patents are later issued on these applications, we may be liable for infringement.

Furthermore, we may initiate claims or litigation against parties for infringement of our proprietary rights or to establish the invalidity, noninfringement, or unenforceability of the proprietary rights of others. Likewise, we may have similar claims brought against us by competitors. Litigation, either as plaintiff or defendant, could result in significant expense to us and divert the efforts of our technical and management personnel from operations, whether or not such litigation is resolved in our favor. In the event of an adverse ruling in any such litigation, we might be required to pay substantial damages (including punitive damages and attorneys fees), discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. There can be no assurance that licenses to disputed technology or intellectual property rights would be available on reasonable commercial terms, if at all. In the event of a successful claim against us and our failure to develop or license a substitute technology, our business, financial condition and results of operations would be materially and adversely affected.

USE OF PROCEEDS

We estimate net proceeds from this offering (after deducting underwriting discounts and estimated expenses) to be approximately $                        . We intend to use all of the net proceeds of this offering, together with a combination of our cash on hand and borrowings of approximately $             million under our existing revolving credit facility, to repay all of the borrowings outstanding under the bridge credit facility that we entered into to fund a portion of the purchase price for the Unilin Acquisition. The bridge credit facility matures on October 27, 2006, and bears interest at (i) the greater of (x) prime rate or (y) the overnight federal funds rate plus 0.50%, or (ii) LIBOR plus an indexed amount based on our senior, unsecured, long-term debt rating. As of December 31, 2005, our borrowings under the bridge credit facility accrued interest at the rate of 4.97% per year.

Certain affiliates of each of the underwriters are lenders and/or agents under the bridge credit facility. Therefore, affiliates of the underwriters will receive their pro rata share of the net proceeds from this offering used to refinance the bridge credit facility.

CAPITALIZATION

The following table sets forth our total cash and cash equivalents and our capitalization as of October 1, 2005:

•	on an actual basis;

•	on a pro forma basis to give effect to the Unilin Acquisition; and

•	on a pro forma as adjusted basis to give effect to the Transactions (which includes the Unilin Acquisition and this offering and the use of proceeds therefrom) and the use of $100 million of cash to repay borrowings under the bridge credit facility in November 2005.

All data with respect to Mohawk reflected below was derived from Mohawk’s unaudited consolidated balance sheet as of October 1, 2005. Data with respect to Unilin included in the pro forma and pro forma as adjusted information below was derived from Unilin’s audited consolidated balance sheet as of October 30, 2005.

You should read the following information in conjunction with the information contained in “Use of Proceeds,” “Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness,” Mohawk’s consolidated financial statements and the notes thereto and Unilin’s consolidated financial statements and the notes thereto, in each case included elsewhere in this prospectus supplement.

	As of October 1, 2005
	Actual	Pro Forma		Pro Forma as Adjusted
	(In thousands)
Cash and cash equivalents	$—	$165,709		$
Current portion of long-term debt	68,679	1,620,811			120,811
Long-term debt:
Old credit facilities	14,506	—			—
Bridge credit facility	—	1,500,000	(a)		—
New unsecured senior credit facilities:
Revolving credit facility, due October 28, 2010 (b)	—	452,430
Term loan facility, due October 28, 2010	—	750,000			750,000
Mohawk International Holdings, S.à r.l.’s unsecured, revolving credit facility due on November 8, 2010 (c)	—	—			—
$300 million of 6.50% senior notes due April 15, 2007	300,000	300,000			300,000
$400 million of our 7.20% senior notes due April 15, 2012	400,000	400,000			400,000
Industrial revenue bonds and other	54,173	138,332			138,332
Notes offered hereby	—	—
Total long-term debt including current portion	768,679	3,540,762
Stockholders’ equity	2,941,762	2,941,762			2,941,762
Total capitalization (d)	$3,710,441	$6,482,524		$

(a)	As of December 31, 2005, borrowings under the bridge credit facility were approximately $1,400 million.
(b)	Includes refinancing of $14.5 million under the old credit facilities.
(c)	In connection with the Unilin Acquisition, our indirect subsidiary, Mohawk International Holdings, S.à r.l, entered into a revolving credit facility to refinance all of Unilin’s then outstanding indebtedness.
(d)	Total capitalization excludes cash and cash equivalents.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of October 1, 2005, is based on the assumption that the Unilin Acquisition had occurred as of that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004, and the unaudited pro forma condensed consolidated statement of operations for the nine months ended October 1, 2005, are based on the consolidated financial statements of Mohawk and Unilin as if the Unilin Acquisition had occurred on January 1, 2004, after giving effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated balance sheet as of October 1, 2005, has been derived from Mohawk’s unaudited consolidated balance sheet as of October 1, 2005, and Unilin’s audited consolidated balance sheet as of October 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004, has been derived from Mohawk’s audited consolidated statement of earnings for the year ended December 31, 2004, and Unilin’s audited consolidated statement of operations for the year ended December 30, 2004. The unaudited pro forma condensed consolidated statement of operations for the nine months ended October 1, 2005, has been derived from Mohawk’s unaudited consolidated statement of operations for the nine months ended October 1, 2005, and Unilin’s audited consolidated statement of operations for the ten months ended October 30, 2005. Unilin’s unaudited results for January 2005 have been excluded from its ten-month results to present an unaudited nine month comparative period. As Unilin’s results are affected by seasonality, Unilin’s unaudited results for the nine-month period ended October 30, 2005 included in the unaudited pro forma condensed consolidated statements of operations are different than those for the nine-month period ended October 1, 2005. The unaudited pro forma condensed consolidated statements of operations exclude non-recurring items in the period subsequent to the transactions, which are directly attributable to the Unilin Acquisition.

The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the estimated purchase price, the new debt structure and purchase accounting adjustments based on preliminary estimates of the fair values of Unilin’s assets and liabilities. Pro forma adjustments are also necessary to reflect amortization expense, interest expense and the income tax effect related to the pro forma adjustments.

The allocation of purchase price is preliminary and is based on our management’s estimates of the fair value of the net assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data presented in this prospectus supplement.

The unaudited pro forma condensed consolidated financial data has been derived from, and should be read in conjunction with, the consolidated historical financial statements of Mohawk and Unilin, including the notes thereto included elsewhere in this prospectus supplement. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of October 1, 2005

(In thousands)

	Mohawk(a) Industries	Unilin(b) Holdings NV	Pro Forma(c) Adjustments		Mohawk & Unilin Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$—	$165,709	$—		$165,709
Receivables	811,628	189,577	—		1,001,205
Inventories	1,089,970	103,740	34,305	(d)	1,228,015
Other current assets	44,160	38,421	—		82,581
Deferred income taxes	55,311	6,237	—		61,548

Total current assets	2,001,069	503,684	34,305		2,539,058
Property, plant and equipment, net	995,205	592,151	180,727	(e)	1,768,083
Goodwill	1,378,849	18,630	1,242,323	(f)	2,639,802
Other intangible assets	319,644	16,416	866,467	(g)	1,202,527
Other assets	13,007	890	—		13,897

	$4,707,774	$1,131,771	$2,323,822		$8,163,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$68,679	$52,132	$1,500,000	(h)	$1,620,811
Accounts payable and accrued expenses	776,199	225,485	36,113	(i)(j)	1,037,797

Total current liabilities	844,878	277,617	1,536,113		2,658,608
Deferred income taxes	191,761	117,876	298,467	(j)	608,104
Long-term debt, less current portion	700,000	32,027	1,187,924	(h)	1,919,951
Other long-term liabilities	29,373	5,569	—		34,942

Total liabilities	1,766,012	433,089	3,022,504		5,221,605

Total stockholders’ equity	2,941,762	698,682	(698,682	)(k)	2,941,762

	$4,707,774	$1,131,771	$2,323,822		$8,163,367

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Mohawk’s unaudited condensed consolidated balance sheet included elsewhere in this prospectus supplement.
(b)	Derived from Unilin’s audited balance sheet as of October 30, 2005, included elsewhere in this prospectus supplement. Amounts are shown in U.S. dollars based on a convenience conversion rate of 1.207 USD to 1 Euro.
(c)	The total estimated consideration as shown in the table below is allocated to the assets and liabilities of Unilin as if the Unilin Acquisition had occurred on October 1, 2005. The allocation set forth below is preliminary. The unaudited pro forma condensed consolidated financial information assumes that the historical values of Unilin’s current assets, current liabilities and property, plant and equipment approximate fair value, except as adjusted, pending the final valuations and other financial information.

The allocation of the purchase price to acquired intangible assets is subject to the finalization of independent appraisals. The actual amounts recorded when the independent appraisals are completed may differ materially from the preliminary amounts presented below.

Total purchase price:
Cash consideration (€2,227,500 converted using an exchange rate of $1.207 to €1)	$2,687,924
Assumption of Unilin debt	84,159
Acquisition related costs	24,134

$2,796,217
Preliminary allocation of purchase price reflecting the transaction:
Estimated adjustments to reflect assets and liabilities at fair value:
Historical value of assets acquired, excluding $18.6 million of pre-acquisition goodwill, as of October 30, 2005	$1,113,141
Historical value of liabilities assumed	(433,089)
Inventory valuation	34,305
Current deferred tax recognized on inventory valuation	(11,979)
Incremental deferred tax liability on identified fixed assets	(51,655)
Incremental value of property, plant and equipment	180,727
Incremental identified intangible assets	866,467
Incremental deferred tax liability on identified intangible assets	(246,812)
Assumption of Unilin debt	84,159
Goodwill acquired (including $18.6 million of pre-acquisition goodwill)	1,260,953

$2,796,217

(d)	Estimated valuation adjustment related to acquired profit in inventory.
(e)	Preliminary value of incremental property, plant and equipment associated with the Unilin Acquisition.
(f)	Preliminary value of incremental goodwill associated with the Unilin Acquisition.
(g)	Preliminary value of incremental intangible assets acquired in the Unilin Acquisition.
(h)	Additional debt incurred under the new credit facilities and the bridge credit facility in connection with the Unilin Acquisition.
(i)	Preliminary adjustment to the purchase price for additional acquisition costs.
(j)	Preliminary value of incremental deferred income taxes.
(k)	Elimination of Unilin Holdings NV’s equity.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2004

(In thousands, except share and per share data)

	Mohawk(a) Industries	Unilin(b) Holdings NV	Pro Forma Adjustments		Mohawk & Unilin Pro Forma Combined
Net sales	$5,880,372	$993,486	$—		$6,873,858
Cost of sales	4,259,531	623,500	1,403	(c)(d)	4,884,434

Gross profit	1,620,841	369,986	(1,403)		1,989,424
Selling, general and administrative expenses	985,251	132,147	73,428	(d)(e)	1,190,826

Operating income	635,590	237,839	(74,830)		798,599

Interest expense	53,392	3,427	120,669	(g)	177,488
Other expense (income)	4,809	(2,170)	—		2,639

	58,201	1,257	120,669		180,127

Earnings before income taxes	577,389	236,582	(195,499)		618,472
Income taxes	208,767	90,272	(61,507	)(h)	237,532

Net earnings	$368,622	$146,310	$(133,992)		$380,940

Basic earnings per share	$5.53				$5.71

Weighted-average common shares outstanding	66,682				66,682

Diluted earnings per share	$5.46				$5.64

Weighted-average common and dilutive potential common shares outstanding	67,557				67,557

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended October 1, 2005

(In thousands, except share and per share data)

	Mohawk(a) Industries	Unilin(b) Holdings NV	Pro Forma Adjustments		Mohawk & Unilin Pro Forma Combined
Net sales	$4,815,548	$858,118	$—		$5,673,666
Cost of sales	3,547,469	559,763	—	(c)	4,107,232

Gross profit	1,268,079	298,355	—		1,566,434
Selling, general and administrative expenses	806,144	105,300	54,578	(e)(f)	966,022

Operating income	461,935	193,055	(54,578)		600,412

Interest expense	35,166	(609)	90,502	(g)	125,059
Other expense (income)	2,526	(19,722)	—		(17,196)

	37,692	(20,331)	90,502		107,863

Earnings before income taxes	424,243	213,386	(145,080)		492,549
Income taxes	151,760	77,932	(45,778	)(h)	183,914

Net earnings	$272,483	$135,454	$(99,302)		$308,635

Basic earnings per share	$4.08				$4.62

Weighted-average common shares outstanding	66,827				66,827

Diluted earnings per share	$4.03				$4.57

Weighted-average common and dilutive potential common shares outstanding	67,572				67,572

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(a)	Mohawk’s consolidated statement of operations for the year ended December 31, 2004, and the nine months ended October 1, 2005, included elsewhere in this prospectus supplement.

(b)	Audited consolidated statement of operations of Unilin for the year ended December 30, 2004, and the unaudited nine-month period ended October 30, 2005, included elsewhere in this prospectus supplement. Amounts are shown in U.S. dollars based on a convenience conversion rate of 1.207 USD to 1 Euro. The results for January 2005 have been excluded to present an unaudited nine month comparative period.

(c)	Excludes a non-recurring $34.3 million fair value adjustment applied to Unilin’s acquired inventory.

(d)	Represents an adjustment to record incremental depreciation of $1.7 million for the year ended December 31, 2004, related to property, plant and equipment based on the fair values. There was no pro forma depreciation adjustment for the nine-month period ended October 1, 2005. Such property, plant and equipment is being depreciated using the straight line method over varying periods, the average of which is 10 years.

(e)	Includes an increase in amortization expense of $73.1 million and $54.6 million for the year ended December 31, 2004, and the nine-month period ended October 1, 2005, to present projected amortization of identified intangibles. Intangible assets acquired included trade names, patents and customer relationships. Trade names have been assigned indefinite lives. Customer relationships have been assigned a 7 year life and patents have been assigned lives of between 12 and 16 years.

(f)	Excludes a $6.0 million adjustment related to non-recurring transaction costs incurred in Unilin’s historical financial statements.

(g)	Represents increased interest expense associated with the borrowings incurred in connection with the Unilin Acquisition. The annual effect of a 0.125 percent change in the expected interest rate on the approximately $2.7 billion of variable rate debt is approximately $3.2 million.

(h)	Represents the income tax benefit associated with the adjustments described herein.

SELECTED CONSOLIDATED FINANCIAL DATA

Mohawk Selected Consolidated Financial Data

The following table sets forth the selected financial data of Mohawk for the periods indicated, which information is derived from Mohawk’s audited historical consolidated financial statements, with respect to the periods ended December 31, 2000, 2001, 2002, 2003, and 2004, and from Mohawk’s unaudited historical consolidated financial statements with respect to the nine-month periods ended October 2, 2004, and October 1, 2005. On November 14, 2000, Mohawk acquired certain fixed assets and inventory of Crown Crafts, Inc. (“Crown Crafts”). The acquisition was accounted for using the purchase method of accounting. On March 20, 2002, Mohawk acquired all the outstanding capital stock of Dal–Tile International, Inc. (“Dal–Tile”) in exchange for approximately $1,469 million, consisting of approximately 12.9 million shares of our common stock, options to purchase approximately 2.1 million shares of our common stock and $718 million in cash. The acquisition was accounted for using the purchase method of accounting. On November 10, 2003, Mohawk acquired certain assets and assumed certain liabilities of the Lees Carpet division of Burlington Industries, Inc. (“Lees Carpet”) for approximately $350 million in cash. The acquisition was recorded using the purchase method of accounting. The consolidated financial statements include the results of all acquisitions, other than the Unilin Acquisition, from the date of acquisition.

The selected financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mohawk’s consolidated financial statements and the notes thereto, both of which are included elsewhere in this prospectus supplement.

	As of or for the Years Ended December 31,					As of or for the Nine Months Ended
	2000	2001	2002(c)	2003	2004	Oct. 2, 2004	Oct. 1, 2005
	(In thousands, except ratio data)
Statement of earnings data:
Net sales	$3,400,905	$3,441,267	$4,516,957	$4,999,381	$5,880,372	$4,405,273	$4,815,548
Cost of sales	2,556,772	2,583,669	3,247,865	3,605,579	4,259,531	3,200,355	3,547,469

Gross profit	844,133	857,598	1,269,092	1,393,802	1,620,841	1,204,918	1,268,079
Selling, general and administrative expenses	527,018	530,441	747,027	851,773	985,251	742,148	806,144
Class action legal settlement (a)	7,000	—	—	—	—	—	—

Operating income	310,115	327,157	522,065	542,029	635,590	462,770	461,935

Interest expense (b)	38,044	29,787	68,972	55,575	53,392	41,084	35,166
Other expense (income), net	4,442	5,954	9,464	(1,980)	4,809	4,880	2,526

	42,486	35,741	78,436	53,595	58,201	45,964	37,692

Earnings before income taxes	267,629	291,416	443,629	488,434	577,389	416,806	424,243
Income taxes	105,030	102,824	159,140	178,285	208,767	150,654	151,760

Net earnings	$162,599	$188,592	$284,489	$310,149	$368,622	$266,152	$272,483

Balance sheet data:
Working capital	$427,192	$449,361	$640,846	$592,310	$968,923	$857,666	$1,156,191
Total assets	1,795,378	1,768,485	3,596,743	4,163,575	4,403,118	4,459,170	4,707,774
Long-term debt (including current portion)	589,828	308,433	820,427	1,012,413	891,341	907,324	768,679
Stockholders’ equity	754,360	948,551	1,982,879	2,297,801	2,666,337	2,559,098	2,941,762

Cash flows data:
Net cash provided by operating activities	$220,326	$331,247	$549,510	$309,390	$242,837	$196,038	$328,033
Net cash used in investing activities	(110,319)	(52,913)	(829,572)	(498,752)	(121,599)	(85,380)	(201,407)
Net cash provided by (used in) financing activities	(110,007)	(278,334)	280,062	189,362	(121,238)	(110,658)	(126,626)
Net change in cash	—	—	—	—	—	—	—

Other financial data:
Ratio of earnings to fixed charges (d)	6.1	7.5	5.8	6.6	7.7	7.4	7.6

(a)	Mohawk recorded a charge of $7.0 million in 2000, reflecting the settlement of two class action lawsuits.
(b)	In December 2002, Mohawk discontinued hedge accounting for its interest rate swap. The impact of discontinuing the hedge was to increase interest expense by approximately $10.7 million.
(c)	In 2002, Mohawk adopted the provisions of Financial Accounting Standards Board SFAS No. 142 “Goodwill and Other Intangible Assets,” which required Mohawk to cease amortizing goodwill and evaluate such goodwill and indefinite intangibles for impairment.
(d)	Earnings are defined as the sum of earnings before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges are defined as interest expensed and capitalized plus interest within rent expense, which is estimated to be one-third of rent expense.

Unilin Selected Consolidated Financial Data

The following table sets forth the selected financial data of Unilin as of and for the year ended December 30, 2004, and the ten months ended October 30, 2005. This selected financial data is derived from Unilin’s audited historical consolidated financial statements and should be read together with Unilin’s consolidated financial statements and the notes thereto, both of which are included elsewhere in this prospectus supplement.

	As of or for the Year Ended December 30, 2004	As of or for the Ten Months Ended October 30, 2005
	(In thousands, except ratio data)
Statement of earnings data:
Net sales	$993,486	$933,407
Cost of sales	623,500	610,477

Gross profit	369,986	322,930
Selling, general and administrative expenses	132,147	112,464

Operating income	237,839	210,466

Interest income (expense), net	(3,427)	548
Other income (expense), net	2,170	19,220

	(1,257)	19,768

Earnings before income taxes	236,582	230,234
Income taxes	90,272	84,086

Net earnings	$146,310	$146,148

Balance sheet data:
Working capital	$251,498	$226,067
Total assets	1,017,669	1,131,771
Long-term debt (including current portion)	161,678	68,472
Stockholders’ equity	561,094	698,682

Cash flows data:
Net cash provided by operating activities	$212,779	$192,875
Net cash used in investing activities	(37,375)	(114,807)
Net cash used in financing activities	(85,199)	(101,681)
Net change in cash	99,577	(40,313)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading producer of floorcovering products for residential and commercial applications in the United States and Europe. We are the second largest carpet and rugs manufacturer and one of the largest manufacturers, marketers and distributors of ceramic tile and natural stone in the United States and a leading producer of laminate flooring in the United States and Europe.

We have two historical reporting segments, the Mohawk segment and the Dal-Tile segment. In the Mohawk segment, we manufacture broadloom carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate and distribute these products through a network of approximately 52 regional distribution centers and satellite warehouses using a fleet of company-operated trucks, common carrier or rail transportation. These products are purchased by independent floorcovering retailers, home centers, mass merchandisers, department stores, independent distributors, commercial dealers and commercial end users. In the Dal-Tile segment, we manufacture ceramic tile, porcelain tile and stone products and distribute these products through approximately 250 company-operated sales service centers and regional distribution centers using a fleet of company-operated trucks, common carriers or rail transportation. The tile and stone products are purchased by tile specialty dealers, tile contractors, floorcovering retailers, commercial end users, independent distributors and home centers.

On March 20, 2002, we acquired all of the outstanding capital stock of Dal-Tile, a leading manufacturer and distributor of ceramic tile in the United States, for approximately $1,469 million in stock and cash. The transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations of Dal-Tile have been included in Mohawk’s consolidated financial statements since that date. The primary reason for the acquisition was to expand our presence in the ceramic tile and stone markets.

On November 10, 2003, we acquired the assets and assumed certain liabilities of the commercial carpet division of Burlington Industries, Inc., known as Lees Carpet, from W.L. Ross & Company for approximately $350 million in cash. The results of operations for Lees Carpet have been included with the Mohawk segment results and in Mohawk’s consolidated financial statements since that date. The primary reason for the acquisition was to expand our presence in the commercial carpet market.

We reported net earnings of $108.7 million or diluted earnings per share, referred to as EPS, of $1.61, a decrease of 4%, for the third quarter of 2005 compared to net earnings of $112.7 million or EPS of $1.67 for the third quarter of 2004. The decrease in EPS resulted from continuing raw material and energy cost increases, offset by both volume and price increases when compared to the third quarter of 2004.

We reported net earnings of $272.5 million, or EPS of $4.03, up 2%, for the first nine months of 2005 compared to net earnings of $266.2 million, or EPS of $3.94, for the first nine months of 2004. The improvement in EPS resulted from selling price increases, better leveraging of selling, general and administrative expenses as a percent of net sales, and growing hard surface sales offset by higher raw material and energy costs.

We reported net earnings of $368.6 million and EPS of $5.46 for 2004, up 19% compared to net earnings of $310.1 million and $4.62 EPS for 2003. The improvement in net earnings and EPS resulted from strong internal sales growth from both the Mohawk and Dal-Tile segments, improved manufacturing efficiencies, better leveraging of selling, general and administrative costs and the Lees Carpet acquisition, offset by higher raw material and energy costs. In addition, we implemented multiple price increases within the Mohawk segment during 2004 to offset increases in raw material and energy prices.

The Unilin Acquisition

On October 31, 2005, one of our indirect, wholly-owned subsidiaries acquired the outstanding stock of Unilin Holding NV for approximately €2.2 billion (or approximately $2.6 billion based on the then prevailing exchange rate) in cash. Unilin is a leading manufacturer, distributor and marketer of laminate flooring in Europe and the United States, as well as one of the leaders in laminate flooring technology. Unilin sells its laminate flooring products marketed under the Quick-Step brand through independent distributors and specialty stores in the United States and Europe, as well as through traditional retailers in France, Belgium and the Netherlands and, in some circumstances, under private label names. Unilin also produces insulated roofing and other wood-based panels.

Results of Operations

Nine Months Ended October 1, 2005, as Compared with Nine Months Ended October 2, 2004

Net sales for the first nine months ended October 1, 2005, were $4,815.5 million, reflecting an increase of $410.2 million, or approximately 9.3%, from the $4,405.3 million reported in the nine months ended October 2, 2004. The increased net sales are primarily attributable to price increases and internal sales growth from both the Mohawk and Dal-Tile segments. The Mohawk segment recorded net sales of $3,524.5 million in the first nine months of 2005, compared to $3,265.4 million in the first nine months of 2004, representing an increase of $259.1 million or approximately 7.9%. The increase was attributable to price increases and internal growth. The Dal-Tile segment recorded net sales of $1,291.1 million in the first nine months of 2005, reflecting an increase of $151.2 million, or 13.3%, from the $1,139.9 million reported in the first nine months of 2004. The increase was attributable to price increases and improved product mix in all product categories in the first nine months of 2005 when compared to the first nine months of 2004.

Gross profit for the first nine months of 2005 was $1,268.1 million, or 26.3% of net sales, and represented an increase from gross profit of $1,204.9 million, or 27.4% of net sales, for the prior year’s first nine months. Gross profit as a percentage of net sales in the first nine months of 2005 was unfavorably impacted when compared to the first nine months of 2004 by higher raw material and energy costs.

Selling, general and administrative expenses for the first nine months of 2005 were $806.1 million, or 16.7% of net sales, compared to $742.1 million, or 16.8% of net sales, for the prior year’s first nine months. The reduction in percentage was attributable to better leveraging of selling, general and administrative expenses.

Operating income for the first nine months of 2005 was $461.9 million, or 9.6% of net sales, compared to $462.8 million, or 10.5% of net sales, in the first nine months of 2004. Operating income attributable to the Mohawk segment was $272.2 million, or 7.7% of segment net sales, in the first nine months of 2005, compared to $300.2 million, or 9.2% of segment net sales, in the first nine months of 2004. Operating income attributable to the Dal-Tile segment was $196.9 million, or 15.3% of segment net sales, in the first nine months of 2005, compared to $168.0 million, or 14.7% of segment net sales, in the first nine months of 2004. Operating income for both segments has been impacted by increased raw material and energy costs.

Interest expense for the first nine months of 2005 was $35.2 million, compared to $41.1 million in the first nine months of 2004. The decrease in interest expense, for the first nine months of 2005 when compared to the first nine months of 2004, was attributable to lower average debt levels and higher capitalized interest, offset by higher interest rates.

Income tax expense was $151.8 million, or 35.8% of earnings before income taxes, for the first nine months of 2005 compared to $150.6 million, or 36.1% of earnings before income taxes for the prior year’s first nine months. The difference in rate was a result of the utilization of tax credits and the one-time effect of state tax law changes.

Year Ended December 31, 2004, as Compared with Year Ended December 31, 2003

Net sales for the year ended December 31, 2004, were $5,880.4 million, reflecting an increase of $881.0 million, or approximately 17.6%, over the $4,999.4 million reported for the year ended December 31, 2003. The increased net sales are primarily attributable to strong internal sales growth from both the Mohawk and Dal-Tile segments. The Mohawk segment recorded net sales of $4,368.8 million in 2004 compared to $3,730.8 million in 2003, representing an increase of $638.0 million or approximately 17.1%. The increase was attributable to strong internal growth in all product categories and the Lees Carpet acquisition. The Dal-Tile segment recorded net sales of $1,511.5 million in 2004, reflecting an increase of $243.0 million or 19.2%, over the $1,268.5 million reported in the year ended December 31, 2003. The increase was mostly attributable to strong internal growth in all product categories with stone and floor tile reflecting the strongest growth.

Quarterly net sales and the percentage changes in net sales by quarter for 2004 versus 2003 were as follows (dollars in thousands):

	2004	2003	Change
First quarter	$1,389,725	$1,083,422	28.3%
Second quarter	1,485,897	1,245,870	19.3
Third quarter	1,529,651	1,301,547	17.5
Fourth quarter	1,475,099	1,368,542	7.8

Total year	$5,880,372	$4,999,381	17.6%

Sales in the first and fourth quarters of 2004 were impacted by a shift of four days from the fourth to the first quarter when compared to 2003.

Gross profit was $1,620.8 million, or 27.6% of net sales, for 2004 and $1,393.8 million, or 27.9% of net sales, for 2003. The reduction in percentage was primarily attributable to increased raw material costs, energy costs, transportation costs, and higher import costs.

Selling, general and administrative expenses for 2004 were $985.3 million, or 16.8% of net sales, compared to $851.8 million, or 17.0% of net sales, for 2003. The reduction in percentage was attributable to better leveraging of selling, general and administrative expenses.

Operating income for 2004 was $635.6 million, or 10.8% of net sales, compared to $542.0 million, or 10.9% of net sales, in 2003. Operating income attributable to the Mohawk segment was $424.3 million, or 9.7% of segment net sales, in 2004 compared to $364.0 million, or 9.8% of segment net sales, in 2003. The percentage decrease in operating income was attributable to the higher raw material costs, energy costs and transportation costs. Operating income attributable to the Dal-Tile segment was $219.8 million, or 14.5% of segment net sales, in 2004, compared to $187.2 million, or 14.8% of segment net sales, in 2003. The decrease in operating income as a percentage of net sales is primarily attributable to higher energy costs, import costs and transportation costs.

Interest expense for 2004 was $53.4 million compared to $55.6 million in 2003. The decrease in interest expense was attributable to a larger benefit from a fair value adjustment related to an interest rate swap during 2004 when compared to 2003.

Income tax expense was $208.8 million, or 36.2% of earnings before income taxes for 2004 compared to $178.3 million, or 36.5% of earnings before income taxes for 2003. The improved rate was a result of the utilization of tax credits.

Year Ended December 31, 2003, as Compared with Year Ended December 31, 2002

Net sales for the year ended December 31, 2003, were $4,999.4 million, reflecting an increase of $482.4 million, or approximately 10.7%, over the $4,517.0 million reported in the year ended December 31, 2002. The increased net sales were attributable to the acquisition of Dal-Tile and Lees Carpet and internal growth. The Mohawk segment recorded net sales of $3,730.8 million in 2003 compared to $3,618.8 million in 2002, representing an increase of $112.0 million or approximately 3.0%. The growth was attributable to the Lees Carpet acquisition and internal growth of product lines. The Dal-Tile segment recorded net sales of $1,268.5 million in 2003, reflecting an increase of $370.4 million or 41.2%, over the $898.2 million reported in the year ended December 31, 2002. The Dal-Tile results are not included in Mohawk’s consolidated financial statements prior to the March 20, 2002 acquisition. However, when the Dal-Tile net sales for the year ended December 31, 2003, are compared to the Dal-Tile pro forma net sales of $1,134.2 million for the year ended December 31, 2002 (derived by combining Dal-Tile net sales of $236.0 million prior to the March 20, 2002 acquisition date, after reclassifications to conform to Mohawk’s presentation, with reported Dal-Tile net sales of $898.2 million for the period ending December 31, 2002), an increase of approximately 11.8% for the period was realized. The growth was primarily attributable to growth within residential products. We believe this pro forma net sales information is useful to investors because it allows investors to compare the results of the two periods.

Quarterly net sales and the percentage changes in net sales by quarter for 2003 versus 2002 were as follows (dollars in thousands):

	2003	2002	Change
First quarter	$1,083,422	$865,336	25.2%
Second quarter	1,245,870	1,226,504	1.6
Third quarter	1,301,547	1,222,943	6.4
Fourth quarter	1,368,542	1,202,174	13.8

Total year	$4,999,381	$4,516,957	10.7%

Gross profit was $1,393.8 million, or 27.9% of net sales, for 2003 and $1,269.1 million, or 28.1% of net sales, for 2002. The reduction in percentage was primarily attributable to a change in the selling mix, increased raw material costs, higher energy costs, higher import costs and start up costs related to the new Dal-Tile manufacturing facility.

Selling, general and administrative expenses for 2003 were $851.8 million, or 17.0% of net sales, compared to $747.0 million, or 16.5% of net sales, for 2002. The increased percentage was primarily attributable to the acquisition of Dal-Tile, which has higher selling, general and administrative expenses than the Mohawk segment.

Operating income for 2003 was $542.0 million, or 10.8% of net sales, compared to $522.1 million, or 11.6% of net sales, in 2002. Operating income attributable to the Mohawk segment was $364.0 million, or 9.8% of segment net sales, in 2003 compared to $390.9 million, or 10.8% of segment net sales, in 2002. The percentage decrease in operating income was attributable to the higher raw material and energy costs and a change in the selling mix. Operating income attributable to the Dal-Tile segment was $187.2 million, or 14.8% of segment net sales, in 2003, compared to $139.9 million, or 15.6% of segment net sales, in 2002. The decrease in operating income as a percentage of net sales is primarily attributable to a change in product mix, higher import prices and start up costs of a new manufacturing facility. On a pro forma combined basis, the Dal-Tile segment operating income was $171.7 million, or 15.1% of pro forma segment net sales, for 2002 (derived by combining Dal-Tile operating income of $31.8 million prior to the March 20, 2002, acquisition, after reclassifications to conform to Mohawk’s presentation, with reported Dal-Tile operating income of $139.9 million for the period ended December 31, 2002). We believe that presentation of this pro forma combined operating income information is useful to investors because it allows investors to compare the results between the two periods.

Interest expense for 2003 was $55.6 million compared to $69.0 million in 2002. The decrease in interest expense was attributable to lower average debt levels during 2003 when compared to 2002, offset by an increase in the average borrowing rate due to a change in the mix of fixed and variable rate debt in 2003 when compared to 2002. Additionally, interest expense for 2002 included $10.7 million related to the write-off of an interest rate swap previously accounted for as a cash flow hedge.

Income tax expense was $178.3 million, or 36.5% of earnings before income taxes for 2003 compared to $159.1 million, or 35.9% of earnings before income taxes for 2002. The change in tax rate resulted from the use of fewer available tax credits in 2003 when compared to 2002.

Liquidity and Capital Resources

Our primary capital requirements are for working capital, capital expenditures and acquisitions. Our capital needs are met primarily through a combination of internally generated funds, bank credit lines, term loans and senior notes, the sale of receivables and credit terms from suppliers.

Cash flows generated by operations for the first nine months of 2005 were $328.0 million, compared to $196.0 million for the first nine months of 2004. The increase was primarily attributable to an increase in net earnings, depreciation and amortization, an improvement in inventory turns, and an increase in accounts payable and accrued expenses.

Cash flows generated by operations for 2004 were $242.8 million, compared to $309.4 million for 2003. The decrease was primarily attributable to an increase in accounts receivable, which increased from $573.5 million at the beginning of 2004 to $660.7 million at December 31, 2004 and inventories, which increased from $832.4 million at the beginning of 2004 to $1,018.0 million at December 31, 2004. The increases were primarily attributable to organic sales growth within both the Mohawk and Dal-Tile segments.

Net cash used in investing activities for the first nine months of 2005 was $201.4 million, compared to $85.4 million for the first nine months of 2004. The increase was primarily attributable to increased capital expenditures related to capital projects in the first nine months of 2005 when compared to the first nine months of 2004 and an acquisition within the Mohawk segment in the first quarter of 2005. Capital expenditures were incurred primarily to modernize, add and expand manufacturing and distribution facilities and equipment. Capital spending during the remainder of 2005 for both the Mohawk and Dal-Tile segments combined, excluding acquisitions, was approximately $77 million and was used primarily to purchase equipment and to expand manufacturing and distribution facilities. During 2006, we anticipate incurring approximately $280 to $320 million in capital expenditures, excluding acquisitions, principally in order to modernize, add and expand manufacturing and distribution facilities and equipment.

Net cash used in financing activities for the first nine months of 2005 was $126.6 million, compared to the net cash used of $110.7 million for the first nine months of 2004. Our debt to capitalization ratio was 20.7% at October 1, 2005, compared to 26.2% at October 2, 2004. Our debt to capitalization ratio immediately following the completion of the Unilin Acquisition on October 31, 2005, was approximately 54.1%. Between October 31, 2005, and December 31, 2005, we reduced our total debt outstanding by approximately $216 million. We have repurchased 186,000 shares of our common stock during the first nine months of 2005 for approximately $14.5 million. Since the inception of the stock repurchase program in 1999, we have repurchased 11.4 million shares of common stock for approximately $326.1 million, out of the total of 15 million shares our board authorized for repurchase. All of these repurchases have been financed through our operations and banking arrangements.

At October 1, 2005, we had credit facilities of $300 million under our revolving credit line and $50 million under various short-term uncommitted credit lines. All of these lines were unsecured. At October 1, 2005, a total of approximately $258.0 million was available under both the credit facility and uncommitted credit lines. The amount used consisted of $14.5 million under our five-year revolving credit facility and unsecured credit lines, $55.6 million standby letters of credit guaranteeing our industrial revenue bonds and $21.9 million standby letters of credit related to various insurance contracts and foreign vendor commitments.

On October 28, 2005, we entered into a $1.5 billion 364-day senior, unsecured, bridge term loan facility, which we refer to as the bridge credit facility in this prospectus supplement, and an approximately $1.5 billion five-year, senior, unsecured, revolving credit and term loan facility, which we refer to as our new senior unsecured credit facilities in this prospectus supplement. We entered into both facilities to finance the Unilin Acquisition and to provide for our working capital requirements. Our new credit facilities replaced our then-existing credit facility and various uncommitted credit lines. In November 2005, we repaid $100 million of the outstanding borrowings under the bridge credit facility.

The bridge credit facility matures 364 days after the closing date of the bridge credit facility, or October 27, 2006. Our new credit facilities consist of (i) a $750 million revolving credit facility, (ii) a $389.2 million term loan facility and (iii) a €300 million term loan facility, all of which mature on October 28, 2010. At our election, both the bridge credit facility and our new senior credit facilities bear interest at (i) the greater of (x) prime rate or (y) the overnight federal funds rate plus 0.50%, or (ii) LIBOR plus an indexed amount based on our senior, unsecured, long-term debt rating.

On November 8, 2005, one of our subsidiaries entered into a €130 million, or approximately $156 million (based on the then prevailing exchange rate), five-year unsecured, revolving credit facility which matures on November 8, 2010. This revolving credit facility bears interest at EURIBOR plus an indexed amount based on our senior, unsecured, long-term debt rating. We guaranteed the obligations of that subsidiary under this revolving credit facility and of any of our other subsidiaries that become borrowers under this credit facility. As of December 31, 2005, we had no borrowings outstanding under this facility.

One of our indirect subsidiaries has an on-balance sheet trade accounts receivable securitization agreement, which we refer to as the securitization facility. The securitization facility allows our subsidiary to borrow up to $350 million based on available accounts receivable. Eligible receivables are approximately 85% of the total receivable pool balance. At December 31, 2005, there were $40 million in aggregate principal amount of loans outstanding under this facility.

Contractual Obligations

The following is a summary of our future minimum payments under contractual obligations as of December 31, 2005 (in thousands):

	Payments due by period
	2006	2007	2008	2009	2010	2011+	Total
Long-term debt	$94,740	$300,000	$—	$41,573	$1,062,167	$1,806,100	$3,304,580
Estimated interest payments (1)	173,351	155,966	150,410	150,410	114,949	194,719	939,805
Operating leases	88,156	70,179	57,171	46,850	32,505	82,915	377,776
Purchase commitments (2)	150,606	160,391	156,941	65,393	—	—	533,331

	$506,853	$686,536	$364,522	$304,226	$1,209,621	$2,083,734	$5,155,492

(1)	For fixed rate debt, we calculated interest based on the applicable rates and payment dates. For variable rate debt, we estimated average outstanding balances for the respective periods and applied interest rates in effect at December 31, 2005, to these balances.

(2)	Includes commitments for natural gas and raw material purchases.

Critical Accounting Policies and Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States, we must make decisions which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances and our historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

Our significant accounting policies are described in Note 1 to Mohawk’s consolidated financial statements included elsewhere in this prospectus supplement. Some of those significant accounting policies require us to make subjective or complex judgments or estimates. Critical accounting policies are defined as those that are both most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

We believe the following accounting policies require us to use judgments and estimates in preparing our consolidated financial statements and represent our critical accounting policies.

•	Accounts receivable and revenue recognition. Revenues are recognized when goods are shipped and legal title passes to the customer. We provide allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluation of specific customer accounts and the aging of accounts receivable. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•	Inventories. Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the last-in, first-out method (LIFO) for approximately 80% of the inventory within the Mohawk segment, which matches current costs with current revenues, and the first-in, first-out method (FIFO), which is used to value inventory within the Dal-Tile segment and inventory not valued under the LIFO method in the Mohawk segment. Inventories on hand are compared against anticipated future usage, which is a function of historical usage and anticipated future selling price, in order to evaluate obsolescence, excessive quantities and expected sales below cost. Actual results could differ from assumptions used to value obsolete, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

•	Impairment of Intangible Assets. Goodwill and indefinite life intangible assets are subject to annual impairment testing. The impairment tests are based on determining the fair value of the specified reporting units and indefinite life intangible assets based on management’s judgments and assumptions using estimated future cash flows. These judgments and assumptions could materially change the value of the specified reporting units and indefinite life intangible assets and, therefore, could materially impact our consolidated financial statements. Intangible assets with definite lives are amortized over their useful lives. The useful life of a definite intangible asset is based on assumptions and judgments made by management at the time of acquisition. Changes in these judgments and assumptions that could include a loss of customers, a change in the assessment of future operations or a prolonged economic downturn could materially change the value of the definite-lived intangible assets and, therefore could materially impact our financial statements.

•

Deferrals. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in earnings in the period that includes the enactment date. Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting rules require these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.

•	Accruals. Environmental and legal accruals are estimates based on judgments made by us relating to ongoing environmental and legal proceedings, as disclosed in our consolidated financial statements. In determining whether a liability is probable and reasonably estimable, we consult with our internal experts. We believe that the amounts recorded in the accompanying financial statements are based on the best estimates and judgments available to us.

There were no significant changes to our critical accounting policies and estimates during the nine months ended October 1, 2005.

Recent Accounting Pronouncements

In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). The American Jobs Creation Act of 2004 (the “Jobs Act”), enacted October 22, 2004, provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides the treatment for the deduction as a special deduction as described in SFAS No. 109. FSP 109-1 is effective prospectively as of January 1, 2005. We project that the qualified production deduction will result in a benefit of approximately one-half of one percent, which has been reflected in our effective tax rate for the nine months of 2005.

In December 2004, the FASB issued FASB Staff Position 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), which provides guidance under SFAS No. 109 with respect to recording the potential impact of the repatriation provisions of the Jobs Act on enterprises’ income tax expense and deferred tax liability. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. We have not yet completed evaluating the impact of the repatriation provisions and have not adjusted our tax expense or deferred tax liability to reflect the repatriation provisions of the Jobs Act.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. We are currently evaluating SFAS 151 and do not expect it to have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Transition may be accomplished using either the prospective or retrospective method. We currently measure compensation costs related to share-based payments under APB Opinion No. 25. We are currently evaluating the transition methods under SFAS 123R. In April 2005, the

Securities and Exchange Commission announced that the effective date of SFAS 123R should be no later than the beginning of the first fiscal year beginning after June 15, 2005. As a result, we expect to adopt SFAS No. 123R in the first quarter of 2006.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect the adoption of this Interpretation to have a material impact on our consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this standard, if any, will depend upon accounting changes or errors that may occur in future periods.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Rate Management. As a result of the Unilin Acquisition, the portion of our costs and sales denominated in foreign currencies has increased. Approximately 14% of our 2004 pro forma net sales were denominated in foreign currencies. The results of our foreign subsidiaries reported in the local currency are translated into U.S. dollars for balance sheet accounts using exchange rates in effect at the balance sheet date and for the statement of earnings accounts using weighted average rates during the period. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future.

Furthermore, in connection with the Unilin Acquisition, we entered into a €300 million term loan facility under our new credit facilities, and one of our subsidiaries entered into a €130 million revolving credit facility. As a result, the currency fluctuation between the euro and U.S. dollar may have an adverse effect on the carrying value of our debt. We are currently evaluating any additional foreign currency risk to which we are exposed by virtue of the Unilin Acquisition.

Impact of Inflation

Inflation affects our manufacturing costs, distribution costs and operating expenses. The carpet and tile industry has experienced and continues to experience significant inflation in the prices of raw materials and fuel-related costs beginning in the first quarter of 2004. For the period from 1999 through 2003, the carpet and tile industry experienced moderate inflation in the prices of raw materials and fuel-related costs. In the past, we have generally passed along these price increases to our customers and have been able to enhance productivity to offset increases in costs resulting from inflation in both the United States and Mexico.

Seasonality

We are a calendar year-end company, and our results of operations for the first quarter tend to be the weakest. The second, third and fourth quarters typically produce higher net sales and operating income. These results are primarily due to consumer residential spending patterns for floorcovering, which historically have decreased during the first two months of each year following the holiday season.

BUSINESS

General

Mohawk Industries, Inc., together with its primary operating subsidiaries, Mohawk Carpet Corporation, Aladdin Manufacturing Corporation, Dal-Tile International Inc., and Unilin Flooring BVBA, is a leading producer of floorcovering products for residential and commercial applications in the United States and Europe. We are the second largest carpet and rugs manufacturer and one of the largest manufacturers, marketers and distributors of ceramic tile and natural stone in the United States and a leading producer of laminate flooring in the United States and Europe. On a pro forma basis after giving effect to the Unilin Acquisition, we had annual net sales in 2004 of approximately $6.9 billion.

We have two historical reporting segments, the Mohawk segment and the Dal-Tile segment. Approximately 86% of our 2004 pro forma net sales were generated by sales in the United States and 14% were generated by sales outside of the United States.

In the Mohawk segment, we design, manufacture, source, distribute and market our floorcovering product lines, which include carpet, rugs, ceramic tile, hardwood, resilient and laminate, in a broad range of colors, textures, and patterns for residential and commercial applications in both new construction and remodeling. We market and distribute our carpet and rugs under our soft surface floorcovering brands and ceramic tile, laminate, hardwood and resilient under our hard surface floorcovering brands. We position our products in all price ranges and emphasize quality, style, performance and service. We are widely recognized through our premier brand names, which include “Mohawk®,” “Aladdin®,” “Mohawk Home®,” “Bigelow®,” “Custom Weave®,” “Durkan®,” “Helios®,” “Horizon®,” “Karastan®,” “Lees®,” “Merit,” “Ralph Lauren®” and “WundaWeve®.” In the Mohawk segment, we market and distribute our products through over 30,000 customers, which include independent floorcovering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. Some products are also marketed through private labeling programs. Our soft surface operations are vertically integrated from the extrusion of resin to the manufacture and shipment of finished carpet and rugs. Net sales for the Mohawk segment for the years ended December 31, 2002, 2003 and 2004, were $3,618 million, $3,730 million, and $4,368 million, respectively, resulting in operating income for the segment of $390.9 million, $364.0 million, and $424.2 million. At December 31, 2002, 2003, and 2004, respectively, total assets held in the Mohawk segment were $1,638 million, $2,086 million, and $2,257 million.

In the Dal-Tile segment, we design, manufacture, source, distribute and market a broad line of ceramic tile, porcelain tile, natural stone and other products used in the residential and commercial markets for both new construction and remodeling. Most of our ceramic tile products are marketed under the “Dal-Tile” and “American Olean®” brand names and sold through independent distributors, home center retailers, tile and flooring retailers and contractors. The Dal-Tile operations are vertically integrated from the extraction of raw material to the manufacturing and distribution of ceramic and porcelain tile. Net sales for the Dal-Tile segment for the years ended December 31, 2002, 2003 and 2004, were $898.1 million (during the period following the closing of the Dal-Tile acquisition), $1,268 million, and $1,511 million, respectively, resulting in operating income for the segment of $139.8 million, $187.2 million, and $219.8 million. At December 31, 2002, 2003, and 2004, respectively, total assets held in the Dal-Tile segment were $1,832 million, $1,967 million, and $2,063 million.

On October 31, 2005, we completed the Unilin Acquisition. Unilin, which is headquartered in Belgium, is a leading manufacturer, distributor and marketer of laminate flooring in Europe and the United States. Laminate flooring consists of a High Density Fiberboard, or HDF, covered with paper impregnated with melamine. The main advantages of laminate flooring are its wide range of applications (living, dining, and bedrooms), its ease of installation, a wide choice of designs available to the customer, its cheaper price compared to wooden floors and its easy maintenance. Unilin is one of the leaders in laminate flooring technology, having commercialized direct pressure laminate, or DPL, a technology used in a majority of laminates today, and has developed the patented

UNICLIC® glueless installation system and a variety of other technologies, such as beveled edges, multiple length planks and new surface technologies. Unilin generated more than 75% of its revenues in 2004 from sales of its products outside the United States. Unilin continues to be managed by the same principal management team that ran its business prior to the Unilin Acquisition. Information regarding the Unilin operations is presented separately below.

Industry

The United States floorcovering industry has grown from $12.4 billion in sales in 1992 to $22.8 billion in 2004. In 2004, the primary categories of the United States floorcovering industry were carpet and rugs (62%), ceramic tile (13%), hardwood (10%), resilient and rubber (9%), and laminate (6%). Each of these categories has been positively impacted during this period by

•	growth in housing starts and housing resales;

•	increases in average selling price per square foot;

•	increases in the residential builder and homeowner remodeling markets;

•	increasing average house size; and

•	increases in home ownership.

Compound average growth rates for all categories, except the resilient and rubber category, for the period from 1999 through 2004 have met or exceeded the growth rate (measured in sales dollars) for the gross domestic product of the United States over the same period. Ceramic tile, laminate and hardwood continued to exceed the growth rate for housing starts over the same period. During this period, the compound average growth rate was 3.0% for carpet and rugs, 7.0% for ceramic tile, 0.6% for resilient and rubber, 17.4% for laminate and 9.4% for hardwood.

According to the most recent figures available from the United States Department of Commerce, worldwide carpet and rug sales volume of American manufacturers and their domestic divisions was approximately 2.3 billion square yards in 2004. This volume represents a market in excess of approximately $14 billion. The overall level of sales in the floorcovering industry is influenced by a number of factors, including consumer confidence, spending for durable goods, interest rates, turnover in housing, the condition of the residential and commercial construction industries and the overall strength of the economy.

Broadloom carpet, defined as carpet over six feet by nine feet in size, has two primary markets, residential and commercial, with the residential market making up approximately 76% of industry amounts shipped in 2004 and the commercial market comprising approximately 24%. An estimated 49% of industry shipments are made in response to replacement demand, which usually involves exact yardage, or “cut order,” shipments that typically provide higher profit margins than sales of carpet sold in full rolls. Because the replacement business generally involves higher quality carpet cut to order by the manufacturer, rather than the dealer, this business tends to be more profitable for manufacturers than the new construction business.

The United States ceramic tile industry shipped 3.1 billion square feet, or $2.9 billion, in 2004. Sales in the ceramic tile industry are influenced by the same factors that influence the carpet industry, including consumer confidence, spending for durable goods, interest rates, turnover in housing, the condition of the residential and commercial construction industries and the overall strength of the economy.

The ceramic tile industry’s two primary markets, residential applications and commercial applications, represent 69.8% and 28.8% of the industry total, respectively. Of the total residential market, 61% of the dollar value of shipments are for new construction.

In 2004, the United States laminate industry shipped 1.1 billion square feet, representing a market of approximately $1.4 billion, and the European laminate industry shipped 5.2 billion square feet. In 2003, the laminate industry accounted for approximately 10% of the European floorcovering markets. Sales in the laminate industry are influenced by the same factors that influence the carpet industry, including consumer confidence, spending for durable goods, interest rates, turnover in housing, the condition of the residential and commercial construction industries and the overall strength of the economy.

Sales and Distribution

Mohawk Segment

Through our Mohawk segment, we design, manufacture and market hundreds of styles of carpet and rugs in a broad range of colors, textures and patterns. In addition, in the Mohawk segment, we market and distribute ceramic tile, laminate, hardwood and resilient floorcovering. We position our product lines in the Mohawk segment in all price ranges and emphasize quality, style, performance and service. We market and distribute our soft and hard surface product lines through over 30,000 customers, which include independent floorcovering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. Some products are also marketed through private labeling programs. Sales to residential customers represent a significant portion of the total industry and the majority of our carpet and rug sales.

We have positioned our premier residential carpet and rug brand names across all price ranges. “Mohawk,” “Custom Weave,” “WundaWeve,” “Horizon,” “Helios” and “Karastan” are positioned to sell primarily in the medium-to-high retail price channels in the residential broadloom market. These lines have substantial brand name recognition among carpet dealers and retailers, with the “Karastan” and “Mohawk” brands having the highest consumer recognition in the industry. “Karastan” is the leader in the exclusive high-end market. The “Aladdin” and “Mohawk Home” brand names compete primarily in the value retail price channel. We market our hard surface product lines, which include “Mohawk Ceramic,” “Mohawk Hardwood,” “Mohawk Resilient” and “Mohawk Laminate” across all price ranges. In addition, we market our decorative throws and pillows, woven bedspreads, textile wall hangings and blankets primarily through the retail price channel.

We offer marketing and advertising support through dealer programs like Karastan Gallery, Mohawk ColorCenter, Mohawk Floorscapes and Mohawk Floorz. These programs offer varying degrees of support to dealers in the form of sales and management training, merchandising systems, exclusive promotions and assistance in certain administrative functions such as consumer credit, advertising and insurance.

Our commercial customer base is divided into several channels: educational institutions, corporate office space, hospitality facilities, retail space and health care facilities. In addition, we produce and sell carpet for the export market, the federal government and other niche businesses. Different purchase decision makers and decision-making processes exist for each channel.

Our sales forces are generally organized based on product type and sales channels in order to best serve each type of customer. A hub-and-spoke distribution network accomplishes our product distribution on a regional level. In this system, our trucks generally deliver product from manufacturing and central distribution centers to regional and satellite warehouses. From there, it is shipped to retailers or to local distribution warehouses, then to retailers.

Dal-Tile Segment

Through our Dal-Tile segment, we design, manufacture and market a broad line of ceramic tile, porcelain tile and natural stone products. We distribute these products through separate distribution channels consisting of retailers, contractors, commercial users, independent distributors and home centers. The business is organized to address the specific customer needs of each distribution channel, and we have dedicated sales forces supporting various channels.

We have six regional distribution centers in our Dal-Tile operations. These centers help us deliver high-quality customer service by focusing on shorter lead times, increased order fill rates and improved on-time deliveries to our customers. These distribution centers also enhance our ability to plan and schedule production and manage inventory requirements.

Our network of approximately 250 sales service centers located in the United States, Canada and Puerto Rico distributes primarily the “Daltile” brand product, serving customers in all 50 states and portions of Canada and Puerto Rico. The service centers provide distribution points for both customer pick up and delivery and include small show rooms to assist customers with product selection.

We serve as a “one-stop” source that provides customers with one of the ceramic tile industry’s broadest product lines—a complete selection of glazed floor tile, glazed wall tile, glazed and unglazed ceramic mosaic tile, porcelain tile, quarry tile and stone products, as well as allied products. In addition to products manufactured by our ceramic tile business, we purchase products from other manufacturers to provide a broader product line.

The independent distributor channel offers a distinct product line under the “American Olean” brand. Currently, the “American Olean” brand is distributed through approximately 200 independent distributor locations that service a variety of residential and commercial customers. We are focused on increasing our presence in the independent distributor channel, particularly in tile products that are most commonly used in flooring applications.

We believe that we have two of the leading brand names in the U.S. ceramic tile industry—“Daltile” and “American Olean.” The “Daltile” and “American Olean” brand names date back over fifty and seventy-five years, respectively and are well recognized in the industry.

Our sales service centers primarily distribute the “Daltile” brand, with a fully integrated marketing program, emphasizing a focus on quality and fashion. The broad product offering satisfies the needs of our residential, commercial and builder customers. The “American Olean” brand consists of a full product offering and is distributed primarily through independent distributors. Both of these brands are supported by a fully integrated marketing program, displays, merchandising (sample boards, chip chests), literature/catalogs and an Internet website.

Unilin Business

The Unilin operations’ laminate flooring products are distributed through separate distribution channels consisting of retailers, contractors, commercial users, independent distributors and home centers. The business is organized to address the specific customer needs of each distribution channel.

In the United States, our Unilin operations have three regional distribution centers. These distribution centers help us deliver high-quality customer service and also enhance our ability to plan and schedule production and manage inventory requirements.

In Europe, our Unilin operations distribute products directly from our manufacturing facilities. This integration with our manufacturing sites allows for quick responses to our customer needs and low inventory levels.

In our Unilin business, we market and sell our laminate flooring products under the “Quick-Step®” brand, which we believe is one of the leading brand names in the U.S. and European laminate industry. This premium brand is supported by marketing efforts such as media advertising and sponsorship of a cycling team.

Advertising and Promotion

We promote our brands through national advertising in both television and print media as well as in the form of cooperative advertising, point-of-sale displays and marketing literature provided to assist in marketing various carpet and ceramic tile styles. We also continue to rely on the substantial brand name recognition of our product lines. The cost of producing display samples, a significant promotional expense, is partially offset by sales of samples and support from suppliers in the carpet and rug business.

Manufacturing and Operations

Carpet and Rugs Business

Our manufacturing operations are vertically integrated and include the extrusion of resin and post-consumer plastics into polypropylene, polyester and nylon fiber, yarn processing, tufting, weaving, dyeing, coating and finishing. Capital expenditures are primarily focused on increasing capacity, improving productivity and reducing costs. Over the past three years, we have incurred capital expenditures that have helped increase manufacturing efficiency and capacity, and improve overall cost competitiveness.

Ceramic Tile Business

Over the past three years, the Dal-Tile segment has invested in capital expenditures, principally in new plant and state-of-the-art fast-fire equipment to increase manufacturing capacity, improve efficiency and develop new capabilities.

We believe that our manufacturing organization offers competitive advantages due to its ability to manufacture a differentiated product line consisting of one of the industry’s broadest product offerings of colors, textures and finishes, as well as the industry’s largest offering of trim and angle pieces and its ability to utilize the industry’s newest technology.

Unilin Business

Our laminate flooring manufacturing operations are vertically integrated, both in the United States and in Europe, and include high-density fiberboard, or HDF, production, short-cycle pressing, cutting and milling. The European operations also include resin production. Unilin has state-of-the-art equipment that results in competitive manufacturing in terms of cost and flexibility. Most of our equipment for the production of laminate flooring in Belgium is relatively new. Our laminate flooring plant in the United States is one of the largest in the United States. In addition, the plants are designed to optimize logistics.

Our manufacturing facilities for other activities in the Unilin business (insulated roofing and other wood-based panels) are all configured for cost-efficient manufacturing and production flexibility and are competitive in the European market.

Raw Materials and Suppliers

Carpet and Rugs Business

The principal raw materials the carpet and rugs business uses are nylon, polypropylene, polyester and wool resins and fibers; synthetic backing materials; polyurethane latex and various dyes and chemicals. Major raw materials used in our manufacturing process are available from independent sources, and we obtain all of our externally purchased nylon fibers principally from three major suppliers: Invista Inc., Solutia, Inc., and Honeywell, Inc. Although we have experienced temporary disruptions of supply of carpet raw materials as a result of recent hurricanes, the carpet and rugs business has not experienced significant shortages of raw materials in recent years. We believe that there is an adequate supply of all grades of resin and fiber which are readily available.

Ceramic Tile Business

In our ceramic tile business, we manufacture tile primarily from clay, talc, nepheline syenite and glazes. We have entered into a long-term supply agreement for most of our talc requirements.

We own long-term clay mining rights in Alabama, Kentucky and Mississippi that satisfy nearly all of our clay requirements for producing unglazed quarry tile. We purchase a number of different grades of clay for the manufacture of our non-quarry tile. We believe that there is an adequate supply of all grades of clay and that all are readily available from a number of independent sources.

We have two suppliers for our nepheline syenite requirements. If these suppliers were unable to satisfy our requirements, we believe that alternative supply arrangements would be available.

Glazes are used on a significant percentage of our manufactured tile. Glazes consist of frit (ground glass), zircon, stains and other materials, with frit being the largest ingredient. We manufacture approximately 45% of our frit requirements.

Unilin Business

The principal raw materials we use in producing boards and laminate flooring are wood, paper and resin.

Wood supply is a very fragmented market in Europe. We have long-standing relationships with approximately 25 suppliers. These suppliers provide a wide variety of wood species, varying from fresh round wood to several kinds of by-products of sawmills and used wood recycled specifically for chipboard production, giving us a cost-effective and secure supply of raw material.

In the United States, we have a long-term contract with a strategic partner that supplies approximately 90% of our total needs for wood on a vendor-managed inventory program.

Major manufacturers supply the papers we require in our laminate flooring business in both Europe and the United States. We do more than 90% of the paper impregnation internally in our laminate flooring facilities in Europe and the United States. In Europe, we manufacture the resins for paper impregnation, which permits greater control over the laminate flooring manufacturing process, enabling us to produce higher-quality products.

We buy the balance of our resin requirements from a number of companies. We believe there are ample sources of supply. All our plants are located within a distance of about 100 miles to the chemical plants manufacturing those types of resins used in our laminate products.

Competition

The principal methods of competition within the floorcovering industry generally are price, style, quality and service and, to a certain extent, product innovation and technology. In each of our markets other than laminate flooring, price competition and market coverage are particularly important because there is limited differentiation among competing product lines. In the laminate flooring market, we believe we have a competitive advantage as a result of Unilin’s high-end products and patented technologies, which allows us to distinguish our laminate flooring products in the areas of finish, quality, installation and assembly. In the Mohawk segment and the Dal-Tile segment, our recent investments in modernized, advanced manufacturing and data processing equipment, the extensive diversity of equipment in which we have invested, our marketing strategy and our distribution system contribute to our ability to compete primarily on the basis of performance, quality, style and service, rather than just price. The carpet and rugs industry has experienced substantial consolidation in recent years, and we are one of the largest carpet and rugs manufacturers in the world. While the ceramic tile industry is more fragmented, we believe we are substantially larger than the next largest competitor and that we are the only significant manufacturer with its own distribution system. The laminate flooring industry has a larger number of significant competitors than either the carpet and rugs business or the ceramic tile business. We face competition in the laminate flooring market from a large number of domestic and foreign manufacturers.

Carpet and Rugs Business

The carpet and rugs industry is highly competitive. Based on industry publications, the top 20 North American carpet and rug manufacturers (including their American and foreign divisions) in 2004 had worldwide sales in excess of $12.5 billion, and the top 20 manufacturers in 1998 had sales in excess of $9.6 billion. In 2004, the top five manufacturers had worldwide sales in excess of $10.0 billion. We believe we are the second largest producer of carpet and rugs (in terms of sales volume) in the world based on our 2004 sales.

Ceramic Tile Business

We estimate that over 100 tile manufacturers, more than half of which are based outside the United States, compete for sales of ceramic tile to customers located in the United States. Although the U.S. ceramic tile industry is highly fragmented at both the manufacturing and distribution levels, we believe we are one of the largest manufacturers, distributors and marketers of ceramic tile in the United States and the world.

Unilin Business

Laminate flooring is the fastest growing product in the floorcovering industry and is produced by more than 130 industrial manufacturers in 25 countries. We believe we are one of the largest manufacturers, distributors and marketers of laminate flooring in the world, with a focus on high-end products. We are also the only vertically-integrated laminate flooring manufacturer in the United States producing both high density fiberboard and laminate flooring.

Patents and Trademarks

Our intellectual property is important to our business, and we rely on a combination of patent, copyright, trademark and trade secret laws to protect our interests.

We use several trademarks that we consider important in the marketing of our products, including “Aladdin®,” “American Olean®,” “Bigelow®,” “Custom Weave®,” “Dal-Tile®,” “Durkan®,” “Helios®,” “Horizon®,” “Karastan®,” “Lees®,” “Mohawk®,” “Mohawk Home,™” “PERSPECTIVE,®” “Portico,®” “Quick-Step,” “UNICLIC®,” “UNILIN®,” and “WundaWeve®.”

Unilin owns a number of patent families, totaling approximately 150 patents and applications in Europe and the United States. The most important of these patent families is the UNICLIC® family, which protects Unilin’s interlocking laminate flooring panel technology. The patents in the UNICLIC® family are not expected to expire until at least 2017.

Sales Terms and Major Customers

Our sales terms are the same as those generally available throughout the industry. We generally permit our customers to return carpet, rugs, ceramic tile, and laminate flooring purchased from us within specified time periods from the date of sale, if the customer is not satisfied with the quality of the product.

During 2004, no single customer accounted for more than 10% of our total net sales, and our top ten customers accounted for less than 15% of our sales. We believe the loss of one or a few major customers would not have a material adverse effect on our business.

Employees

As of December 31, 2005, we employed approximately 37,700 persons. Approximately 460 of our employees in the United States, approximately 3,500 of our employees in Mexico, and substantially all of our employees in Europe are members of unions. Other than with respect to these employees, we are not a party to any collective bargaining agreements. Additionally, we have not experienced any strikes or work stoppages in the United States or Mexico for over 20 years. We believe that our relations with our employees are good.

Properties

We own a 47,500 square foot headquarters office in Calhoun, Georgia on an eight-acre site. We also own a 2,089,000 square foot manufacturing facility located in Dalton, Georgia, used by our Mohawk segment, and a 1,464,597 square foot manufacturing facility located in Monterey, Mexico, used by our Dal-Tile segment. The following table summarizes our facilities both owned and leased for each segment and for the Unilin business in square feet:

	Mohawk Segment		Dal-Tile Segment		Unilin Business
Primary Purpose	Owned	Leased	Owned	Leased	Owned	Leased
Manufacturing	20,059,803	1,636,061	4,589,135	22,000	6,676,517	831,600
Selling and Distribution	4,174,479	8,090,097	152,811	6,961,621	—	—
Other	910,548	699,488	321,312	36,000	—	—

Total	25,144,920	10,425,606	5,063,258	7,019,621	6,676,517	831,600

Our properties are in good condition and adequate for our requirements. We also believe our principal plants are generally adequate to meet our production plans pursuant to our long-term sales goals. In the ordinary course of business, we monitor the condition of our facilities to ensure that they remain adequate to meet long-term sales goals and production plans.

Legal Proceedings

We are involved in litigation from time to time in the regular course of our business. Except as noted below or under the section “—Environmental Matters,” there are no material legal proceedings pending or known by us to be contemplated to which we are a party or to which any of our property is subject.

In Shirley Williams, et al vs. Mohawk Industries, Inc, four plaintiffs filed a purported class action lawsuit in January 2004, in the United States District Court for the Northern District of Georgia, alleging that they are our former and current employees and that our actions and conduct, including the employment of persons who are not permitted to work in this country, have damaged them and the other members of the purported class by suppressing the wages of our hourly employees in Georgia. The plaintiffs seek a variety of relief, including (a) treble damages; (b) return of any allegedly unlawful profits; and (c) attorney’s fees and costs of litigation. In February 2004, we filed a Motion to Dismiss the Complaint, which was denied by the Northern District in April 2004. We then sought and obtained permission to file an immediate appeal of the Northern District’s decision to the United States Court of Appeals for the 11th Circuit. In June 2005, the 11th Circuit reversed in part and affirmed in part the lower court’s decision (Williams v. Mohawk Industries, Inc., 411 F.3d 1252 (11th Cir. 2005)). In June 2005, we filed a motion requesting review by the full 11th Circuit, which was denied in August 2005. In October 2005, we filed a petition for certiorari with the United States Supreme Court, which petition was granted in December of 2005. We believe we have meritorious defenses and intend to continue vigorously defending ourselves against this action.

We believe that adequate provisions have been made for probable losses with respect to the resolution of all such claims and pending litigation and that the ultimate outcome of these actions will not have a material adverse effect on our financial condition but could have a material effect on our results of operations in a given quarter or year.

Environmental Matters

We are subject to various federal, state, local and foreign environmental health and safety laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the cleanup of contamination associated therewith. Because of the nature of our business, we have incurred, and will continue to incur, costs relating to compliance with such laws and regulations. We are involved in various proceedings relating to environmental matters and are currently engaged in environmental investigation, remediation and post-closure care programs at certain sites. We have provided accruals for such activities that we have determined to be both probable and reasonably estimable. We do not expect that the ultimate liability with respect to such activities will have a material adverse effect on us.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

As of December 31, 2005, Jeffrey S. Lorberbaum, our President and Chief Executive Officer, beneficially owned approximately 20% of our common stock. Additional information regarding beneficial ownership of our common stock is reflected in the proxy statement for our 2004 annual meeting of stockholders.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

In connection with the Unilin Acquisition, we entered into new unsecured senior credit facilities, which provide for up to approximately $1.5 billion in aggregate amount of loans and mature on October 28, 2010. Our new credit facilities consist of (a) a $750 million revolving credit facility, which can be borrowed in both dollars and euros (b) a $389.2 million term loan facility and (c) a €300 million term loan facility. As of December 31, 2005, on a pro forma basis after giving effect to the Transactions, we would have had approximately $318 million in principal amount of revolving loans and approximately $744 million in term loans outstanding under our new credit facilities. Availability under the revolving credit facility is reduced by the amount of letters of credit issued under this facility. At December 31, 2005, the amount of these letters of credit was $78.3 million.

At our election, borrowings under the new credit facilities bear interest at either (a) LIBOR plus an indexed amount based on our senior, unsecured, long-term debt rating or (b) the greater of (i) Wachovia Bank’s prime rate or (ii) the overnight federal funds rate plus 0.50%. We must pay a quarterly facility fee on the total revolving credit commitments and when the average outstanding credit under the revolving credit facility exceeds half of the total revolving credit commitments we must also pay a quarterly utilization fee. Both of these fees are indexed amounts based on our senior, unsecured, long-term debt rating. Our new credit facilities subject us to customary financial and other covenants and contain customary events of default.

Bridge Credit Facility

In connection with the Unilin Acquisition, we entered into a $1.5 billion bridge credit facility. In November 2005, we repaid $100.0 million of the outstanding borrowings under the bridge credit facility. We intend to use the net proceeds from this offering, together with a combination of our cash on hand and borrowings under our revolving credit facility, to repay all outstanding indebtedness under the bridge credit facility.

Unilin Revolving Credit Facility

On November 8, 2005, one of our subsidiaries, Mohawk International Holdings S.à r.l, entered into a €130 million, or approximately $156 million (based on the then prevailing exchange rate), five-year unsecured, revolving credit facility which matures on November 8, 2010. This revolving credit facility bears interest at EURIBOR plus an indexed amount based on our senior, unsecured, long-term debt rating. Mohawk International Holdings must pay a quarterly facility fee on the total credit commitment, and when the average outstanding credit under this credit facility exceeds half of the total credit commitment it also must pay a quarterly utilization fee. Both of these fees are indexed amounts based on our senior, unsecured, long-term debt rating. We guaranteed the obligations of that subsidiary under this revolving credit facility and of any of our other subsidiaries that become borrowers under this credit facility. This credit facility subjects us to financial and other covenants, and contains events of default, in each case, virtually identical to those contained in our new credit facilities discussed above. Availability under this revolving credit facility is reduced by the amount of letters of credit issued under this facility. Availability under this revolving credit facility is also reduced by the amount of certain ancillary credit facilities any borrowing subsidiary enters into with a bank that is a party to this credit facility. At December 31, 2005, there were no borrowings outstanding under this facility and none of our subsidiaries had entered into any such ancillary credit facility.

Existing Senior Notes

On April 2, 2002, we issued $300 million of our 6.50% senior notes due 2007 and $400 million of our 7.20% senior notes due 2012. Interest on these notes is payable semi-annually. Our 6.50% senior notes mature on April 15, 2007, and our 7.20% senior notes mature on April 15, 2012. At December 31, 2005, the aggregate outstanding principal balance of our 6.50% senior notes was $300.0 million, and the aggregate outstanding principal balance of our 7.20% senior notes was $400.0 million. We are not obligated to make any principal payments in respect of these notes prior to their maturity. At our option, we may redeem these notes, in whole or in part, at any time at a redemption price equal to the principal amount being redeemed plus accrued interest to the date of prepayment and a make-whole amount determined in accordance with the terms of the notes. The indenture governing these notes subjects us to covenants and contains events of default substantially similar to those contained in the notes offered in this offering.

Securitization Facility

On August 4, 2003, one of our subsidiaries entered into an on-balance sheet trade accounts receivable securitization facility with bank agents for asset-backed commercial paper conduits. The securitization facility permits that subsidiary to borrow up to $350 million secured by trade receivables and is subject to annual renewal. Eligible receivables are approximately 85% of the total receivable pool balance. At December 31, 2005, there were $40 million in aggregate principal amount of loans outstanding under the securitization facility.

DESCRIPTION OF THE NOTES

The following description of the general terms of the notes should be read in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus. If this summary differs in any way from the “Description of Debt Securities” in the accompanying prospectus, you should rely on this summary.

General

Mohawk Industries, Inc. will issue $                         aggregate principal amount of     % Notes due 2011 (the “2011 Notes”) and $                         aggregate principal amount of     % Notes due 2016 (the “2016 Notes” and, together with the 2011 Notes, the “notes”) under an indenture dated January 9, 2006, as amended by a supplemental indenture to be dated January     , 2006, between Mohawk Industries, Inc. and SunTrust Bank, a national banking corporation associated under the laws of the State of Georgia, as trustee, referred to as the “indenture.”

The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following description of the provisions of the indenture is only a summary. You should read the entire indenture carefully before investing in the notes. You can obtain a copy of the indenture by following the directions under the caption “Where You Can Find More Information” in this prospectus supplement.

Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this “Description of the Notes,” references to “Mohawk” refer to Mohawk Industries, Inc. and do not, unless the context otherwise indicates, include Mohawk’s subsidiaries.

The notes will be two separate series of unsecured debt securities under the indenture. The amount of debt securities that Mohawk may issue under the indenture is unlimited. After completion of this offering, Mohawk may issue additional notes from each series of notes offered hereby without your consent and without notifying you. Any such additional notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the applicable series of notes offered hereby. Any such additional notes, together with the applicable series of notes offered hereby, will constitute a single series of debt securities under the indenture. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the Notes” include any additional notes that are actually issued. The notes will be issued in principal amounts of $1,000 and integral multiples thereof.

The notes will not have the benefit of a sinking fund.

Principal, Maturity and Interest

The 2011 Notes will mature on                             , 2011 and will bear interest at the rate of     % per annum. The 2016 Notes will mature on                             , 2016 and will bear interest at the rate of     % per annum. Interest on each series of the notes will be payable semi-annually, in cash, in arrears on                          and                         , commencing on                             , 2006, to the registered holders of record thereof at the close of business on the immediately preceding                              and                         .

Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the notes. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be Mohawk’s senior unsecured obligations. Payment of the principal and interest on the notes will rank equally in right of payment with all of Mohawk’s existing and future unsecured and unsubordinated indebtedness and, to the extent Mohawk incurs subordinated indebtedness in the future, rank senior in right of payment to its subordinated indebtedness. To the extent Mohawk incurs secured indebtedness in the future, the notes will be effectively subordinated to any secured indebtedness of Mohawk, to the extent of the value of any assets securing such indebtedness.

On a pro forma basis after giving effect to the Transactions, as of December 31, 2005, Mohawk would have had

•	no indebtedness that would have ranked senior to the notes;

•	approximately $1,816 million of indebtedness that would have ranked equally with the notes, including $1,062 million under its new unsecured senior credit facilities, $700.0 million of its existing senior notes and $54 million of industrial revenue bonds; and

•	no indebtedness that would have ranked junior to the notes.

On the same pro forma basis, Mohawk would have had approximately $354 million of unutilized capacity under its unsecured revolving credit facility, and our subsidiaries would have had approximately $88 million of indebtedness, including $48 million of indebtedness outstanding at Unilin Flooring BVBA and approximately $40 million in borrowings outstanding under another of our subsidiaries’ securitization facility, leaving $310 million of unutilized capacity under the securitization facility.

Nearly all of Mohawk’s operations are conducted through its subsidiaries. Accordingly, Mohawk’s cash flow and its ability to service debt, including the notes, are entirely dependent upon the earnings of Mohawk’s subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, Mohawk. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Mohawk by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

Any right of Mohawk to receive assets of any of its subsidiaries upon their liquidation or reorganization, and the resulting right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that Mohawk is itself recognized as a creditor of such subsidiary, in which case Mohawk’s claims would be effectively subordinated to claims of that subsidiary’s creditors having security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by Mohawk.

Optional Redemption

Mohawk may, at its option, redeem some or all of either series of the notes at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date:

•	100% of the principal amount of the notes to be redeemed; and

•	as determined by an Independent Investment Banker, the sum of the present values of the principal amount and the remaining scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable redemption date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus % for the 2011 Notes and % for the 2016 Notes.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of the notes to be redeemed that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third Business Day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” or

•	if such release (or any successor release) is not published or does not contain such prices on such Business Day

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the trustee after consultation with Mohawk.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and Lehman Brothers Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case Mohawk will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Mohawk will mail notice of any redemption, at least 30 days but not more than 60 days before the applicable redemption date, to each holder of the applicable series of notes to be redeemed. If Mohawk redeems less than all of a particular series of notes, the trustee will select the particular notes to be redeemed by lot, on a pro rata basis or by another method the trustee deems fair and appropriate.

Unless Mohawk defaults in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Restrictive Covenants

Some of the defined terms used in the following subsections are defined below under “Definitions for Restrictive Covenants.”

Limitations on Liens

If, after the date of the indenture, Mohawk or any Consolidated Subsidiary shall incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired), Mohawk must secure the notes equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of Mohawk and its Consolidated Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties, would not exceed 10% of the Consolidated Net Tangible Assets of Mohawk and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence excludes any then existing secured Debt that has been secured equally and ratably with the notes. See “—Limitations on Sale and Leaseback Transactions” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction or under the covenant “—Limitations on Sale and Leaseback Transactions” below, Debt secured by any of the following

•	Liens on any property existing at the time of acquisition thereof (including by way of merger or consolidation); provided that any such Lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, and that the principal amount of Debt secured by each such Lien does not exceed the cost to Mohawk or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

•	Liens in favor of Mohawk or a Consolidated Subsidiary;

•	Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

•	Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Mohawk or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

•	Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that any such Lien relates solely to the property subject to the Lien and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and does not exceed the cost to Mohawk or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles; and

•	any extension, renewal or replacement of any Lien referred to above; provided that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under the covenant “—Limitations on Sale and Leaseback Transactions” below to the extent so included at the time of such extension, renewal or replacement.

Limitations on Sale and Leaseback Transactions

Neither Mohawk nor any Consolidated Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property unless either of the following conditions are met

•	after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions plus the aggregate amount of Debt secured by Liens incurred without equally and ratably securing the notes pursuant to the covenant “—Limitations on Liens” above would not exceed 10% of the Consolidated Net Tangible Assets of Mohawk and the Consolidated Subsidiaries; or

•	within 180 days of such Sale and Leaseback Transaction, Mohawk or such Consolidated Subsidiary applies to (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of Mohawk or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase of other property that will constitute Principal Property, subject to certain limitations, an amount not less than the greater of

•	the Net Proceeds of the Sale and Leaseback Transaction; and

•	the fair market value of the Principal Property so leased at the time of such transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “—Limitations on Liens” above with respect to any such transaction

•	solely between Mohawk and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

•	financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Mohawk or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; or

•	in which the applicable lease is for a period, including renewal rights, of three years or less.

Definitions for Restrictive Covenants

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes, in either case compounded semi-annually. “Net rental payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount

•	all current liabilities, and

•	goodwill and other intangibles,

in each case as set forth on the most recently available consolidated balance sheet of Mohawk and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” means a Subsidiary of Mohawk whose financial statements are consolidated with those of Mohawk in accordance with generally accepted accounting principles.

“Debt” means, at any time, (1) all obligations of Mohawk and each Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of Mohawk and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles, (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, and (c) in respect of any letters of credit supporting any Debt of others, and (2) all guarantees by Mohawk or any Consolidated Subsidiary of Debt of others.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by Mohawk or such Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by Mohawk) of income, franchise, sales and other applicable taxes required to be paid by Mohawk or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Principal Property” means any mill, manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by Mohawk or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement whereby Mohawk or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by Mohawk and/or by one or more of its other Subsidiaries, a partnership in which Mohawk or a Subsidiary of Mohawk is, at the time, a general partner, and any other entity in which Mohawk and/or one of its Subsidiaries, directly or indirectly, has a majority ownership interest.

Events of Default

The events of default for the notes are as specified in the accompanying prospectus.

Legal Defeasance and Covenant Defeasance

The notes will be subject to Legal Defeasance and Covenant Defeasance on the terms and conditions provided in the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences associated with this offering and the ownership and disposition of the notes offered and sold pursuant to this prospectus supplement. Except where noted, this discussion addresses only those holders who hold the notes as capital assets and does not address special situations, such as those of brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, regulated investment companies, real estate investment trusts, governmental entities, insurance companies, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar, U.S. expatriates, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, as the case may be, persons who contemporaneously sell, tender or otherwise dispose of debt of Mohawk and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address any foreign tax consequences, U.S. state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences of the purchase, ownership, or disposition of the notes to holders of the notes other than those holders who acquired their notes in this offering at the initial offering price. If a partnership holds the notes, the tax treatment of a partner of such partnership will generally depend upon the status of such partner and the activities of such partnership. Partners of partnerships that hold the notes issued pursuant to this offering should consult their own tax advisors.

As used herein, “U.S. Holder” means a holder of the notes who is

•	an individual that is a citizen or resident of the United States;

•	a corporation, other entity taxable as a corporation or a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) created or organized in or under the law of the United States or of any political subdivision thereof;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial trust decisions, or, if (ii) the trust was in existence on August 20, 1996, and it has validly elected to continue to be treated as a U.S. person within the meaning of the Code.

No rulings from the Internal Revenue Service (the “IRS”) have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income) and the U.S. Holder’s adjusted tax basis in the note. Capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note will be long-term if the U.S. Holder’s holding period for the note is more than one year. Long-term capital gain recognized by an individual is currently taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitation.

Backup Withholding and Information Reporting

In general, information reporting on IRS Form 1099 will apply to payments of interest on the notes and to the proceeds of the sale of the notes other than payments to certain exempt recipients, such as corporations.

A U.S. Holder may be subject to backup withholding (at a current rate of 28%) when such holder receives interest on the notes or upon receipt of the proceeds received upon the sale or other taxable disposition of such notes. Certain holders (including, among others, corporations) are generally not subject to backup withholding. A U.S. Holder may be subject to backup withholding if such holder is not otherwise exempt and such holder

•	fails to furnish its taxpayer identification number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends and is therefore subject to backup withholding; or

•	fails to certify exempt status from backup withholding.

U.S. Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

A non-U.S. Holder is a holder of the notes who is not a U.S. Holder.

Interest

Interest paid to a non-U.S. Holder in respect of the notes will not be subject to U.S. federal withholding tax provided that

•	Such interest is not effectively connected with the conduct by such non-U.S. Holder of a trade or business carried on in the United States;

•	Such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of the classes of our stock;

•	Such holder is not a controlled foreign corporation within the meaning of the Code that is related to us through stock ownership; and

•	Either (i) the non-U.S. Holder certifies in a statement provided to us or the paying agent on IRS Form W-8BEN or a substantially similar form, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or the paying agent with a copy of such statement or (iii) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if it is entitled to benefits under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this reduction or exemption on the form, which is provided to us, the paying agent or securities clearing organization, bank or other financial institution, depending on the situation as described above. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

In addition, payments of interest in respect of the notes will not be subject to U.S. federal withholding tax provided that the interest income is effectively connected with the conduct by such non-U.S. Holder of a trade or business carried on in the United States and the non-U.S. Holder completes and delivers an IRS Form W-8ECI to us, the paying agent or securities clearing organization, bank or other financial institution, depending on the situation as described above. Any such effectively connected interest income of a non-U.S. Holder will generally be subject to U.S. federal income taxation on a net basis under the same rules that govern the taxation of a U.S. Holder, described above under the section “—U.S. Holders,” unless an applicable tax treaty provides otherwise. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax of 30% (or lower applicable treaty rate).

The certification requirements described above may require a non-U.S. Holder to also provide its U.S. taxpayer identification number.

Special certification rules are applicable to partnerships and intermediaries. In general, applicable U.S. Treasury regulations prescribe that a non-U.S. partnership or other entity or arrangement that is so treated for U.S. federal income tax purposes may only be eligible for exemption from or a reduction in the rate of applicable withholding tax if its partners (or persons treated for U.S. federal income tax purposes as partners of such partnership or other entity or arrangement) who qualify for an exemption or reduced rate of withholding under U.S. federal income tax law or an applicable income tax treaty deliver to the partnership or other entity or arrangement the IRS Form W-8BEN (or other applicable form) referred to above. Prospective investors should consult their tax advisors regarding the certification requirements for these non-U.S. persons.

Sale or Other Taxable Disposition of the Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of the notes, a non-U.S. Holder will generally be exempt from U.S. federal income taxation unless such gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies, such gain is attributable to a U.S. permanent establishment of the non-U.S. Holder). If the gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies and such gain is attributable to a U.S. permanent establishment of the non-U.S. Holder), a non-U.S. Holder would recognize and be subject to U.S. tax on the capital gain equal to the difference between the amount realized by such holder (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income) and the holder’s adjusted tax basis in the notes. In addition, even if capital gain arising from the sale, redemption, exchange, retirement or other taxable disposition of the notes is not effectively connected with the conduct of a trade or business in the United States, a non-U.S. Holder that is an individual may be subject to U.S. tax on this gain if the non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, redemption, exchange, retirement or other taxable disposition occurs. Each non-U.S. Holder should consult its tax advisor regarding the particular tax consequences to such holder.

Backup Withholding and Information Reporting

Payment of interest on the notes or payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of the notes may be subject to backup withholding unless the beneficial owner certifies, as described above, to a U.S. custodian, nominee or paying agent that it is not a U.S. person or that it is eligible for another exemption. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from U.S. withholding tax. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply if the broker has certain connections to the United States.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the principal amount of the 2011 Notes and the 2016 Notes set forth opposite their name below.

Underwriters	Principal Amount of 2011 Notes	Principal Amount of 2016 Notes
J.P. Morgan Securities Inc.	$	$
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
SunTrust Capital Markets, Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
ING Bank N.V.
KBC Bank NV
Wells Fargo Securities, LLC

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

We have been advised by the underwriters that they propose to offer the notes initially at the applicable public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer the notes to dealers at that applicable price less concessions not in excess of     % of the principal amount of the 2011 Notes and     % of the principal amount of the 2016 Notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of     % of the principal amount of the 2011 Notes and     % of the principal amount of the 2016 Notes. After the initial public offering of the notes is completed, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discount (expressed as a percentage of the principal amount of the notes) to be paid by us to the underwriters in connection with this offering.

	Per 2011 Note	Per 2016 Note
Paid by Mohawk	%	%

We will pay transaction expenses, estimated to be approximately $400,000, relating to the offering of the notes in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any of these liabilities.

In connection with the offering, SEC rules permit the underwriters to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing the notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriters nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

There is no public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. Certain of the underwriters have advised us that, following completion of the offering of the notes, they intend to make a market in the notes, as permitted by applicable law. They are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. If any of the underwriters ceases to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes.

We have agreed not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of, any debt securities covered by the registration statement of which this prospectus forms a part or any other registration statement filed under the Securities Act for a period of 60 days from the date the notes are issued, except with the prior written consent of J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC.

Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the term “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that: (a) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, as amended by Order 2002 and Order 2003 (“FSMA”), by us; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary web site and/or a third party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between certain of the underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions that such underwriters conduct through their systems. Certain of the underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

The underwriters or their affiliates have provided investment banking, commercial banking and/or financial advisory services to us from time to time for which they have received customary fees and reimbursements of expenses and may in the future provide additional services. Lehman Brothers Inc. acted as our exclusive financial adviser in connection with the Unilin Acquisition. In addition, certain affiliates of each of the underwriters are lenders and/or agents under, and received fees in connection with our new credit facilities and bridge credit facility. Each of SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC has acted as a joint lead arranger and joint book-runner under our new credit facilities and bridge credit facility. Therefore, affiliates of the underwriters will receive their pro rata share of the net proceeds from this offering used to refinance the bridge credit facility. In addition, Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the trustee under the indenture governing our existing senior notes, and SunTrust Bank, an affiliate of SunTrust Capital Markets, Inc., is the trustee under the indenture governing the notes offered hereby. This offering is being conducted pursuant to Conduct Rule 2710(h) of the NASD.

LEGAL MATTERS

Alston & Bird LLP will pass upon the validity of the notes offered in this offering and certain other legal matters on our behalf. Simpson Thacher & Bartlett LLP will pass upon certain legal matters in connection with this offering on behalf of the underwriters.

EXPERTS

The consolidated financial statements and schedule of Mohawk Industries, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

BDO Atrio Bedrijfsrevisoren Burg. CVBA, an independent registered public accounting firm, has audited the consolidated financial statements of Unilin Holding NV at and for the year ended December 31, 2004, as well as for the 10-month period ended October 30, 2005, as set forth in their report. We have included these financial statements in this prospectus supplement and elsewhere in the related registration statement in reliance on BDO Atrio Bedrijfsrevisoren Burg. CVBA’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

MOHAWK INDUSTRIES, INC.

Attention: Corporate Secretary

160 South Industrial Boulevard

P. O. Box 12069

Calhoun, Georgia 30701

INDEX TO FINANCIAL STATEMENTS

Index to Unilin Consolidated Financial Statements

Report of Independent Registered Accounting Firm	F-40
Consolidated Balance Sheets as of October 30, 2005 and December 30, 2004	F-41
Consolidated Statements of Earnings for the ten month period ended October 30, 2005 and for the year ended December 30, 2004	F-42
Consolidated Statements of Stockholders’ Equity and Comprehensive Income for the ten month period ended October 30, 2005 and for the year ended December 30, 2004	F-43
Consolidated Statements of Cash Flows for the ten months ended October 30, 2005 and for the year ended December 30, 2004	F-44
Notes to Consolidated Financial Statements	F-45

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in Item 15(a)2. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mohawk Industries, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Atlanta, Georgia

March 11, 2005

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited management’s assessment, included in the “Management’s Report on Internal Control over Financial Reporting” set forth in Item 9A of Mohawk Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, that Mohawk Industries, Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mohawk Industries, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Mohawk Industries, Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Mohawk Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 11, 2005 expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia

March 11, 2005

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

(In thousands, except per share data)

	2004	2003
ASSETS
Current assets:
Receivables	$660,650	573,500
Inventories	1,017,983	832,415
Prepaid expenses	49,381	43,043
Deferred income taxes	55,311	84,260

Total current assets	1,783,325	1,533,218
Property, plant and equipment, net	905,332	919,085
Goodwill	1,377,349	1,368,700
Other intangible assets	322,646	325,339
Other assets	14,466	17,233

	$4,403,118	4,163,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$191,341	302,968
Accounts payable and accrued expenses	623,061	637,940

Total current liabilities	814,402	940,908
Deferred income taxes	191,761	183,669
Long-term debt, less current portion	700,000	709,445
Other long-term liabilities	30,618	31,752

Total liabilities	1,736,781	1,865,774

Stockholders’ equity:
Preferred stock, $.01 par value; 60 shares authorized; no shares issued	—	—
Common stock, $.01 par value; 150,000 shares authorized; 77,514 and 77,050 shares issued in 2004 and 2003, respectively	775	770
Additional paid-in capital	1,058,537	1,035,733
Retained earnings	1,910,383	1,541,761
Accumulated other comprehensive (loss) income	(2,441)	2,313

	2,967,254	2,580,577
Less treasury stock at cost; 10,755 and 10,515 shares in 2004 and 2003, respectively	300,917	282,776

Total stockholders’ equity	2,666,337	2,297,801

	$4,403,118	4,163,575

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

Years Ended December 31, 2004, 2003 and 2002

(In thousands, except per share data)

	2004	2003	2002
Net sales	$5,880,372	4,999,381	4,516,957
Cost of sales	4,259,531	3,605,579	3,247,865

Gross profit	1,620,841	1,393,802	1,269,092
Selling, general and administrative expenses	985,251	851,773	747,027

Operating income	635,590	542,029	522,065

Other expense (income):
Interest expense	53,392	55,575	68,972
Other expense	9,731	6,252	13,455
Other income	(4,922)	(8,232)	(3,991)

	58,201	53,595	78,436

Earnings before income taxes	577,389	488,434	443,629
Income taxes	208,767	178,285	159,140

Net earnings	$368,622	310,149	284,489

Basic earnings per share	$5.53	4.68	4.46

Weighted-average common shares outstanding	66,682	66,251	63,723

Diluted earnings per share	$5.46	4.62	4.39

Weighted-average common and dilutive potential common shares outstanding	67,557	67,121	64,861

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2004, 2003 and 2002

(In thousands)

	Common stock		Additional paid-in capital	Retained Earnings	Accumulated other comprehensive income (loss)	Treasury stock		Total shareholders’ equity
	Shares	Amount				Shares	Amount
Balances at December 31, 2001	61,408	$614	$197,247	$947,123	$(2,837)	(8,715)	$(193,596)	$948,551
Stock options exercised	2,056	20	50,165	—	—	—	—	50,185
Purchase of Dal-Tile	12,907	129	750,558	—	—	—	—	750,687
Purchase of treasury stock	—	—	—	—	—	(1,371)	(64,034)	(64,034)
Grant to employee profit sharing plan	—	—	3,040	—	—	72	282	3,322
Grant to executive incentive plan	—	—	77	—	—	8	176	253
Tax benefit from exercise of stock options	—	—	5,463	—	—	—	—	5,463
Comprehensive Income:
Discontinued hedge on interest rate swap	—	—	—	—	6,768	—	—	6,768
Unrealized loss on hedge instruments net of taxes	—	—	—	—	(2,805)	—	—	(2,805)
Net earnings	—	—	—	284,489	—	—	—	284,489

Total Comprehensive Income								288,452

Balances at December 31, 2002	76,371	763	1,006,550	1,231,612	1,126	(10,006)	(257,172)	1,982,879
Stock options exercised	679	7	18,283	—	—	—	—	18,290
Purchase of treasury stock	—	—	—	—	—	(593)	(27,839)	(27,839)
Grant to employee profit sharing plan	—	—	2,080	—	—	72	1,929	4,009
Grant to executive incentive plan	—	—	63	—	—	12	306	369
Tax benefit from exercise of stock options	—	—	8,757	—	—	—	—	8,757
Comprehensive Income:
Currency translation adjustment	—	—	—	—	47	—	—	47
Unrealized gain on hedge instruments net of taxes	—	—	—	—	1,140	—	—	1,140
Net earnings	—	—	—	310,149	—	—	—	310,149

Total Comprehensive Income								311,336

Balances at December 31, 2003	77,050	770	1,035,733	1,541,761	2,313	(10,515)	(282,776)	2,297,801
Stock options exercised	464	5	14,952	—	—	—	—	14,957
Purchase of treasury stock	—	—	—	—	—	(250)	(18,413)	(18,413)
Grant to executive incentive plan and other	—	—	307	—	—	10	272	579
Tax benefit from exercise of stock
options	—	—	7,545	—	—	—	—	7,545
Comprehensive Income:
Currency translation adjustment	—	—	—	—	(1,675)	—	—	(1,675)
Unrealized loss on hedge instruments net of taxes	—	—	—	—	(3,079)	—	—	(3,079)
Net earnings	—	—	—	368,622	—	—	—	368,622

Total Comprehensive Income								363,868

Balances at December 31, 2004	77,514	775	1,058,537	1,910,383	(2,441)	(10,755)	(300,917)	2,666,337

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

(In thousands)

	2004	2003	2002
Cash flows from operating activities:
Net earnings	$368,622	310,149	284,489
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	123,088	106,615	101,942
Deferred income taxes	38,700	34,775	22,137
Tax benefit on stock options exercised	7,545	8,757	5,463
Loss on sale of property, plant and equipment	3,037	3,267	2,762
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	(85,417)	(47,443)	34,657
Inventories	(179,765)	(104,964)	(15,215)
Accounts payable and accrued expenses	(25,241)	(2,769)	117,039
Other assets and prepaid expenses	(6,598)	(5,592)	(13,111)
Other liabilities	(1,134)	6,595	9,347

Net cash provided by operating activities	242,837	309,390	549,510

Cash flows from investing activities:
Additions to property, plant and equipment	(106,601)	(114,631)	(111,934)
Acquisitions	(14,998)	(384,121)	(717,638)

Net cash used in investing activities	(121,599)	(498,752)	(829,572)

Cash flows from financing activities:
Net change in revolving line of credit	(3,981)	37,299	(29,491)
Proceeds from issuance of senior notes	—	—	700,000
Proceeds from bridge credit facility	—	—	600,000
Repayment of bridge credit facility	—	—	(600,000)
Net borrowing change in asset securitizations	(92,000)	182,000	(125,000)
Payments on term loans	(25,034)	(26,492)	(32,208)
Redemption of acquisition indebtedness	—	—	(202,564)
Payments of other debt	(57)	(821)	(1,307)
Change in outstanding checks in excess of cash	3,290	6,925	(15,519)
Acquisition of treasury stock	(18,413)	(27,839)	(64,034)
Common stock transactions	14,957	18,290	50,185

Net cash (used in) provided by financing activities	(121,238)	189,362	280,062

Net change in cash	—	—	—
Cash, beginning of year	—	—	—

Cash, end of year	$—	—	—

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

(In thousands, except per share data)

(1) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements include the accounts of Mohawk Industries, Inc. and its subsidiaries (the “Company” or “Mohawk”). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Accounts Receivable and Revenue Recognition

The Company is principally a carpet, rug and ceramic tile manufacturer and sells carpet, rugs, ceramic tile, natural stone, hardwood, resilient and laminate flooring products throughout the United States principally for residential and commercial use. The Company grants credit to customers, most of whom are retail-flooring dealers and commercial end users, under credit terms that are customary in the industry.

Revenues are recognized when goods are shipped, which is when the legal title passes to the customer. The Company provides allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluations of specific customer accounts.

(c) Inventories

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the last-in, first-out (LIFO) method, which matches current costs with current revenues, for approximately 80% of the inventories within the Mohawk segment and the first-in, first-out (FIFO) method for the Dal-Tile segment and the remaining inventories within the Mohawk segment.

(d) Property, Plant and Equipment

Property, plant and equipment are stated at cost, including capitalized interest. Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 25-35 years for buildings and improvements, 5-15 years for machinery and equipment, the shorter of the estimated useful life or life of the lease for leasehold improvements and 3-7 years for furniture and fixtures.

(e) Goodwill and Other Intangible Assets

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). The Company conducts testing for impairment during the fourth quarter of its fiscal year. Intangible assets that do not have indefinite lives are amortized based on average lives.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

(f) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g) Financial Instruments

The Company’s financial instruments consist primarily of receivables, accounts payable, accrued expenses and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates their fair value because of the short-term maturity of such instruments. The carrying amount of the Company’s floating rate debt approximates its fair value. Interest rates that are currently available to the Company for issuance of long-term debt with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The estimated fair value of the Company’s long-term debt at December 31, 2004 and 2003 was $961,120 and $1,095,590, compared to a carrying amount of $891,341 and $1,012,413, respectively.

(h) Derivative Instruments

Accounting for Derivative Instruments and Hedging Activities requires the Company to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in its fair value are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company engages in activities that expose it to market risks, including the effects of changes in interest rates, exchange rates and natural gas prices. Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate, exchange rate and natural gas markets may have on operating results. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes.

The Company formally documents all hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking hedged items. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets or liabilities on the consolidated balance sheet or to forecasted transactions. The Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective, the derivative expires, or is sold, terminated, or exercised, or the derivative is discontinued because it is unlikely that a forecasted transaction will occur, the Company discontinues hedge accounting for that specific hedge instrument.

(i) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred. Advertising and promotion expenses included in selling, administrative, and general expenses were $31,474 in 2004, $26,990 in 2003 and $31,829 in 2002.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

Vendor consideration, generally cash, is classified as a reduction of net sales, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company makes various payments to customers, including slotting fees, advertising allowances, buy-downs and co-op advertising. All of these payments reduce gross sales with the exception of co-op advertising. Co-op advertising is classified as a selling, general and administrative expense. Co-op advertising expenses, a component of advertising and promotion expenses, were $10,389 in 2004, $9,355 in 2003 and $14,090 in 2002.

(j) Impairment of Long-Lived Assets

Long-lived assets and intangibles subject to amortization are reviewed for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted cash flows of the asset, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the expected undiscounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

(k) Foreign Currency Translation

The Company’s subsidiaries that operate outside the United States use their local currency as the functional currency, with the exception of operations carried out in Canada and Mexico, in which case the functional currency is the U.S. dollar. Other than Canada and Mexico, the functional currency is translated into U.S. dollars for balance sheet accounts using the month end rates in effect as of the balance sheet date and average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders’ equity, within other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated statements of earnings. The assets and liabilities of the Company’s Canada and Mexico operations are re-measured using a month end rate, except for non-monetary assets and liabilities, which are re-measured using the historical exchange rate. Income and expense accounts are re-measured using an average monthly rate for the period, except for expenses related to those balance sheet accounts that are re-measured using historical exchange rates. The resulting re-measurement adjustment is reported in the consolidated statements of operations when incurred.

(l) Earnings per Share (“EPS”)

Basic net earnings per share (“EPS”) is calculated using net earnings available to common stockholders divided by the weighted-average number of shares of common stock outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Dilutive common stock options are included in the diluted EPS calculation using the treasury stock method. Common stock options that were not included in the diluted EPS computation because the options’ exercise price was greater than the average market price of the common shares for the periods presented were 21,605 and 571 for 2004, 2003 and 2002, respectively.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

Computations of basic and diluted earnings per share are presented in the following table:

	Years Ended December 31,
	2004	2003	2002
Net earnings	$368,622	310,149	284,489

Weighted-average common and dilutive potential common shares outstanding:
Weighted-average common shares outstanding	66,682	66,251	63,723
Add weighted-average dilutive potential common shares—options to purchase common shares, net	875	870	1,138

Weighted-average common and dilutive potential common shares outstanding	67,557	67,121	64,861

Basic earnings per share	$5.53	4.68	4.46

Diluted earnings per share	$5.46	4.62	4.39

(m) Stock-Based Compensation

Effective January 1, 2003, the Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and requires prominent disclosure in both the annual and interim financial statements of the method of accounting used and the financial impact of stock-based compensation. As permitted by SFAS No. 123, the Company accounts for stock options granted as prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which recognizes compensation cost based upon the intrinsic value of the award.

If the Company had elected to recognize compensation expense based upon the fair value at the grant dates for awards under its plans, the Company’s net earnings per share would have been reduced as follows:

	2004	2003	2002
Net earnings as reported	$368,622	310,149	284,489
Deduct: Stock-based employee compensation expense determined under fair value based method for all options, net of related tax effects	(7,519)	(6,284)	(4,972)

Pro forma net earnings	$361,103	303,865	279,517

Net earnings per common share (basic)
As reported	$5.53	4.68	4.46
Pro forma	$5.42	4.59	4.39
Net earnings per common share (diluted)
As reported	$5.46	4.62	4.39
Pro forma	$5.36	4.54	4.31

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

The average fair value of options granted during 2004, 2003 and 2002 was $34.39, $24.73 and $26.72, respectively. This fair value was estimated using the Black-Scholes option pricing model based on a weighted-average market price at grant date of $74.62 in 2004, $53.93 in 2003 and $62.11 in 2002 and the following weighted-average assumptions:

	2004	2003	2002
Dividend yield	—	—	—
Risk-free interest rate	2.9%	2.3%	3.0%
Volatility	43.1%	44.9%	39.7%
Expected life (years)	6	6	6

(n) Effect of New Accounting Pronouncements

In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). The American Jobs Creation Act of 2004 (the “Jobs Act”) provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides the treatment for the deduction as a special deduction as described in SFAS No. 109. The Company is currently evaluating the effect that the manufacturer’s deduction will have on future results. FSP 109-1 is effective prospectively as of January 1, 2005.

In December 2004, the FASB issued FASB Staff Position 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), which provides guidance under SFAS No. 109 with respect to recording the potential impact of the repatriation provisions of the Jobs Act on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. The Company has not yet completed evaluating the impact of the repatriation provisions and has not adjusted its tax expense or deferred tax liability to reflect the repatriation provisions of the Jobs Act.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating SFAS 151 and does not expect it to have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Transition may be accomplished using either the prospective or retrospective methods. The Company currently

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

measures compensation costs related to share-based payments under APB Opinion No. 25. The Company is currently evaluating the transition methods under SFAS 123R and will begin expensing stock options in the third quarter of 2005.

(o) Fiscal Year

The Company ends its fiscal year on December 31. Each of the first three quarters in the fiscal year ends on the Saturday nearest the calendar quarter end.

(p) Reclassifications

In 2004, the Company reclassified certain prior period financial statement balances to conform to current presentations.

(2) Acquisitions

On March 20, 2002, the Company acquired all of the outstanding capital stock of Dal-Tile International Inc. (“Dal-Tile”), a leading manufacturer and distributor of ceramic tile in the United States, for approximately $1,468,325, consisting of approximately 12,900 shares of the Company’s common stock, options to purchase approximately 2,100 shares of the Company’s common stock and approximately $717,638 in cash, including direct acquisition costs. The Company’s common stock and options were valued at approximately $750,687 based on the measurement date stock price of $55.04 per share ($710,420) and the estimated fair value of the options using the Black-Scholes option-pricing model ($40,267). The acquisition was accounted for by the purchase method and, accordingly, the results of operations of Dal-Tile have been included in the Company’s consolidated financial statements from March 20, 2002. The purchase price was allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition. The trademark value was established based upon an independent appraisal. The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $1,168,286 was recorded as goodwill. None of the goodwill is expected to be deductible for income tax purposes. The primary reason for the acquisition was to expand the Company’s presence in the ceramic tile and stone markets.

Mohawk considered whether identifiable intangible assets, such as customer relationships, patents, covenants not to compete, software, production backlog, marketing agreements, unpatented technology and trade secrets, might exist and none were identified other than trademarks, during the purchase price negotiations and during the subsequent purchase price allocation evaluation. Accordingly, the valuation resulted in the recognition of goodwill and trademarks.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill recorded in the Dal-Tile acquisition will not be amortized. Additionally, the Company determined that the trademark intangible assets have indefinite useful lives because they are expected to generate cash flows indefinitely. Goodwill and the trademark intangible assets are subject to annual impairment testing.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

Current assets	$322,042
Property, plant and equipment	223,267
Goodwill	1,168,286
Intangible assets-trademarks	146,700
Other assets	4,930

Total assets acquired	1,865,225

Current liabilities	132,124
Long-term debt	181,300
Other liabilities	83,476

Total liabilities assumed	396,900

Net assets acquired	$1,468,325

The following unaudited pro forma financial information presents the combined results of operations of Mohawk and Dal-Tile as if the acquisition had occurred at the beginning of 2002, after giving effect to certain adjustments, including increased interest expense on debt related to the acquisition, the elimination of goodwill amortization and related income tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred had Mohawk and Dal-Tile constituted a single entity during such periods. The following table discloses the results for the fiscal year ended December 31:

2002
Net sales	$4,753,002
Net earnings	294,846
Basic earnings per share	4.39
Diluted earnings per share	4.32

On May 5, 2003, the Company acquired certain assets of International Marble and Granite of Colorado, Inc., a distributor of natural stone slabs and tile. The primary reason for the acquisition was to expand the Company’s presence in the stone flooring and countertop slab market. The acquisition was accounted for by the purchase method and, accordingly, the results of operations are included within the Dal-Tile segment from May 5, 2003. The purchase price was not significant.

On June 30, 2003, the Company acquired certain assets of a manufacturer and distributor of washable bath rugs. The primary reason for the acquisition was to expand the Company’s presence in the bath mat market. The acquisition was accounted for by the purchase method and, accordingly, the results of operations are included within the Mohawk segment from June 30, 2003. The purchase price was not significant.

On November 10, 2003, the Company acquired the assets and assumed certain liabilities of the carpet division of Burlington Industries, Inc. (“Lees Carpet”) from W.L. Ross & Company for approximately $352,009 in cash. The results of Lees Carpet have been included with the Mohawk segment results in the Company’s consolidated financial statements since that date. The primary reason for the acquisition was to expand the Company’s presence in the commercial carpet market.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of acquisition for Lees Carpet.

Current assets	$62,939
Property, plant and equipment	53,424
Goodwill	78,083
Intangible assets	178,340
Other assets	52

Total assets acquired	372,838

Current liabilities	12,829
Other liabilities	8,000

Total liabilities assumed	20,829

Net assets acquired	$352,009

Of the approximately $178,340 of acquired intangible assets, approximately $125,580 was assigned to trade names and not subject to amortization. The remaining $52,760 was assigned to customer relationships with a weighted-average useful life of approximately 15 years. Goodwill of approximately $78,083 was assigned to the Mohawk segment. The goodwill is deductible for income tax purposes.

The following unaudited pro forma financial information presents the combined results of operations of Mohawk and Lees Carpet as if the acquisition had occurred at the beginning of 2002, after giving effect to certain adjustments, including increased interest expense on debt related to the acquisition, the amortization of customer relationships, depreciation and related income tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred had Mohawk and Lees Carpet constituted a single entity during such periods. The following table discloses the results for the fiscal years ended December 31:

	2003	2002
Net sales	$5,216,312	4,777,526
Net earnings	316,386	290,996
Basic earnings per share	4.78	4.57
Diluted earnings per share	4.71	4.49

(3) Receivables

Receivables are as follows:

	2004	2003
Customers, trade	$746,233	663,269
Other	9,720	4,648

	755,953	667,917
Less allowance for discounts, returns, claims and doubtful accounts	95,303	94,417

Net receivables	$660,650	573,500

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

(4) Inventories

The components of inventories are as follows:

	2004	2003
Finished goods	$665,565	535,645
Work in process	86,883	72,981
Raw materials	265,535	223,789

Total inventories	$1,017,983	832,415

The carrying value of LIFO inventory approximates replacement value at December 31, 2004 and 2003, respectively. There were no LIFO liquidations in either 2004 or 2003.

(5) Goodwill and Other Intangible Assets

The Company evaluates its goodwill and indefinite life intangibles on an annual basis for impairment. The Company has two reporting segments, the Mohawk segment and the Dal-Tile segment and, accordingly, has assigned the acquired goodwill and indefinite life intangibles to the respective reporting segments. During the fourth quarter of 2004, the Company evaluated the goodwill and indefinite life intangibles using the discounted cash flow approach and determined that there was no impairment.

The following table summarizes the components of intangible assets:

	2004	2003
Carrying amount of amortized intangible assets:
Customer relationships	$54,160	53,010
Patents	600	600

	$54,760	53,610

Accumulated amortization of amortized intangible assets:
Customer relationships	$4,324	541
Patents	70	10

	$4,394	551

Indefinite life intangible assets:
Trade names	$272,280	272,280

Total other intangible assets	$322,646	325,339

Aggregate amortization expense For the year ended December 31	$3,843	551

Estimated amortization expense for years ended December 31, are as follows:

2005	$4,002
2006	4,002
2007	3,779
2008	3,619
2009	3,591

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:

	Mohawk	Dal-Tile	Total
Balance as of January 1, 2003	$109,167	1,168,286	1,277,453
Goodwill acquired during the year	85,916	5,331	91,247

Balances as of December 31, 2003	195,083	1,173,617	1,368,700
Goodwill acquired during the year	1,549	7,100	8,649

Balances as of December 31, 2004	$196,632	1,180,717	1,377,349

The increase in goodwill during 2004 was attributable to an acquisition made within the Dal-Tile reporting segment and an earn-out payment related to an acquisition made within the Mohawk reporting segment during 2003.

(6) Property, Plant and Equipment

Following is a summary of property, plant and equipment:

	2004	2003
Land	$59,638	59,621
Buildings and improvements	378,389	367,007
Machinery and equipment	1,233,140	1,154,387
Furniture and fixtures	44,371	45,680
Leasehold improvements	24,120	19,912
Construction in progress	78,165	88,883

	1,817,823	1,735,490
Less accumulated depreciation and amortization	912,491	816,405

Net property, plant and equipment	$905,332	919,085

Property, plant and equipment includes capitalized interest of $3,197, $5,634 and $2,126 in 2004, 2003 and 2002, respectively. Depreciation expense was $117,768, $104,450 and $96,819 for 2004, 2003 and 2002, respectively.

(7) Long-Term Debt

On September 29, 2004, the Company amended its five-year revolving credit facility with interest rates of either (i) LIBOR plus 0.4% to 1.4%, depending upon the Company’s performance measured against certain financial ratios, or (ii) the base rate plus 0-0.5%, depending upon the Company’s performance measured against certain financial ratios. The facility was increased from $200,000 to $300,000. The increase in the facility replaces the $100,000 364-day facility, which expired during the third quarter of 2004. The credit agreement contains customary financial and other covenants. The Company must pay an annual facility fee ranging from .15% to .50% of the total credit commitment, depending upon the Company’s performance measured against specific coverage ratios. At December 31, 2004, a total of approximately $234,130 was available under both the credit facility and uncommitted credit lines compared to $237,344 available under both the credit facility and uncommitted credit lines at December 31, 2003. The amount used under both the credit facility and uncommitted credit lines at December 31, 2004, consisted of $37,721 under the Company’s revolving credit facility and

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

unsecured credit lines, $55,599 standby letters of credit guaranteeing the Company’s industrial revenue bonds and $22,550 standby letters of credit related to various insurance contracts and foreign vendor commitments. The revolving credit facility and uncommitted credit lines are unsecured.

The Company has an on-balance sheet trade accounts receivable securitization agreement (the “Securitization Facility”). The Securitization Facility allows the Company to borrow up to $350,000 based on available accounts receivable. At December 31, 2004, the Company had $90,000 outstanding secured by approximately $825,799 million of trade receivables compared to $182,000 secured by approximately $649,018 of trade receivables at December 31, 2003. During the third quarter of 2004, the Company extended the term of its Securitization Facility until August 2005 and amended certain representations and warranties.

Long-term debt consists of the following:

	2004	2003
Short term uncommitted credit lines	$37,721	—
364-Day Credit Agreement, due September 29, 2004	—	41,701
Securitization Facility, due August 1, 2005	90,000	182,000
6.50% senior notes, payable April 15, 2007 interest payable semiannually	300,000	300,000
7.20% senior notes, payable April 15, 2012 interest payable semiannually	400,000	400,000
8.46% senior notes, payable in annual principal installments beginning in 1998, due September 16, 2004, interest payable quarterly	—	14,286
7.14%-7.23% senior notes, payable in annual principal installments beginning in 1997, due September 1, 2005, interest payable semiannually	9,447	18,889
6% term note, payable in annual principal and interest installments beginning in 1998, due July 23, 2004	—	1,336
Industrial revenue bonds and other	54,173	54,201

Total long-term debt	891,341	1,012,413
Less current portion	191,341	302,968

Long-term debt, excluding current portion	$700,000	709,445

The aggregate maturities of long-term debt as of December 31, 2004 are as follows:

2005	$191,341
2006	—
2007	300,000
2008	—
2009	—
Thereafter	400,000

$891,341

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

(8) Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are as follows:

	2004	2003
Outstanding checks in excess of cash	$33,719	30,429
Accounts payable, trade	277,851	245,746
Accrued expenses	180,978	185,099
Income taxes payable	16,143	76,913
Accrued compensation	114,370	99,753

Total accounts payable and accrued expenses	$623,061	637,940

(9) Derivative Financial Instruments

Natural Gas Risk Management

The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated changes in natural gas prices. The contracts are based on forecasted usage of natural gas measured in Million British Thermal Units (“MMBTU”).

The Company has designated the natural gas futures contracts as cash flow hedges. The outstanding contracts are valued at market with the offset applied to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness.

Any gain or loss is reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At December 31, 2004, the Company had natural gas contracts that mature from January 2005 to March 2005 with an aggregate notional amount of approximately 1,010 MMBTU’s. The fair value of these contracts was a liability of $1,280. At December 31, 2003, the Company had natural gas contracts outstanding with an aggregate notional amount of approximately 3,950 MMBTU’s. The fair value of these contracts was an asset of $3,565. The offset to these assets is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of earnings and was not significant for the periods reported. The amount that the Company anticipates that will be reclassified out of accumulated other comprehensive income in the next twelve months is a loss of approximately $1,280.

The Company’s natural gas long-term supply agreements are accounted for under the normal purchases provision within SFAS No. 133 and its amendments. At December 31, 2004, the Company had normal purchase commitments of approximately 1,892 MMBTU’s for periods maturing from January 2005 through March 2006. The contracted value of these commitments was approximately $9,879 and the fair value of these commitments was approximately $11,941, at December 31, 2004. At December 31, 2003, the Company had normal purchase commitments of approximately 3,095 MMBTU’s. The contracted value of these commitments was approximately $13,774 and the fair value of these commitments was approximately $17,018.

Foreign Currency Rate Management

The Company enters into foreign exchange forward contracts to hedge foreign denominated costs associated with its operations in Mexico. The objective of these transactions is to reduce volatility of exchange rates where these operations are located by fixing a portion of their costs in U.S. currency. Accordingly, these contracts have been designated as cash flow hedges. Gains and losses are reclassified from other comprehensive income and

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. The Company had forward contracts to purchase approximately 145,284 Mexican pesos at December 31, 2003. The aggregate U.S. dollar value of these contracts at December 31, 2003 was approximately $12,665. The contracts are marked to market in other current liabilities with the offset to other comprehensive income, net of applicable income taxes. Unrealized losses at December 31, 2003 were not significant. The Company had no forward contracts outstanding at December 31, 2004.

(10) Product warranties

The Company warrants certain qualitative attributes of its products for up to 20 years. The Company records a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

Product warranties are as follows:

	2004	2003	2002
Balance at beginning of year	$24,063	28,919	32,406
Warranty claims	(45,553)	(50,040)	(55,999)
Warranty expense	44,963	45,184	52,512

Balance at end of year	$23,473	24,063	28,919

(11) Stock Options, Stock Compensation and Treasury Stock

Under the 2002 Long-Term Incentive Plan, options may be granted to directors and key employees through 2012 to purchase a maximum of 3,200 shares of common stock. Under the 2002 plan, options that were not issued from the 1992, 1993 and 1997 plans were cancelled. During 2004, 2003 and 2002, options to purchase 411, 565 and 731 shares, respectively, were granted under the 1992, 1993, 1997 and 2002 plans. Options granted under each of these plans expire 10 years from the date of grant and become exercisable at such dates and at prices as determined by the Compensation Committee of the Company’s Board of Directors. In connection with the acquisition of Dal-Tile in 2002, the Company issued 2,096 options to employees of Dal-Tile in exchange for their respective options.

During 1996, the Company adopted the 1997 Non-Employee Director Stock Compensation Plan. The plan provides for awards of common stock of the Company for non-employee directors to receive in lieu of cash for their annual retainers. During 2004, 2003 and 2002, a total of 1, 1 and 2 shares, respectively, were awarded to the non-employee directors under the plan.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

Additional information relating to the Company’s stock option plans follows:

	2004	2003	2002
Options outstanding at beginning of year	2,413	2,624	1,916
Options granted for Dal-Tile acquisition	—	—	2,096
Options granted	411	565	731
Options exercised	(464)	(679)	(2,056)
Options canceled	(79)	(97)	(63)

Options outstanding at end of year	2,281	2,413	2,624

Options exercisable at end of year	791	765	1,017

Option prices per share:
Options granted during the year	$61.33 – 90.97	48.50 – 74.93	38.73 – 65.02

Options exercised during the year	$9.33 – 65.02	6.67 – 63.14	5.67 – 49.09

Options canceled during the year	$11.17 – 82.50	9.33 – 63.90	9.58 – 63.14

Options outstanding at end of year	$9.33 – 90.97	9.33 – 74.93	6.67 – 65.02

Options exercisable at end of year	$9.33 – 74.93	9.33 – 65.02	6.67 – 53.01

Summarized information about stock options outstanding and exercisable at December 31, 2004, is as follows:

	Outstanding			Exercisable
Exercise price range	Number of Shares	Average Life (1)	Average Price (2)	Number of Shares	Average Price (2)
Under $30.53	650	4.56	$23.09	446	$20.08
$30.69 – 48.50	509	7.24	44.40	159	37.39
$49.09 – 63.14	493	7.39	60.93	119	60.87
$63.90 – 73.45	555	8.60	70.27	66	65.54
$73.54 – 84.85	67	9.48	81.42	1	74.93
$90.97 – 90.97	7	9.96	90.97	—	—

Total	2,281	6.91	49.41	791	33.55

(1)	Weighted-average contractual life remaining in years.
(2)	Weighted-average exercise price.

The Company’s Board of Directors has authorized the repurchase of up to 15,000 shares of its outstanding common stock. For the year ended December 31, 2004, a total of approximately 250 shares of the Company’s common stock was purchased at an aggregate cost of approximately $18,413. Since the inception of the program, a total of approximately 11,207 shares has been repurchased at an aggregate cost of approximately $311,543. All of these repurchases have been financed through the Company’s operations and banking arrangements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

(12) Employee Benefit Plans

The Company has a 401(k) retirement savings plan (the “Mohawk Plan”) open to substantially all of its employees who have completed 90 days of eligible service. For the Mohawk segment, the Company contributes $0.50 for every $1.00 of employee contributions up to a maximum of 4% of the employee’s salary and an additional $0.25 for every $1.00 of employee contribution in excess of 4% of the employee’s salary up to a maximum of 6%. For the Dal-Tile segment, the Company contributes $.50 for every $1.00 of employee contributions up to a maximum of 6% of the employee’s salary. Employee and employer contributions to the Mohawk Plan were $35,440 and $13,896 in 2004, $28,807 and $10,995 in 2003, and $20,237 and $7,359 in 2002, respectively. The Company also made a discretionary contribution to the Mohawk Plan of approximately $5,214, $4,595 and $3,797 in 2004, 2003 and 2002, respectively.

(13) Income Taxes

Income tax expense for the years ended December 31, 2004, 2003 and 2002, consists of the following:

	Current	Deferred	Total
2004:
U.S. federal	$158,704	32,541	191,245
State, local and other	11,363	6,159	17,522

	$170,067	38,700	208,767

2003:
U.S. federal	$132,849	38,696	171,545
State, local and other	10,661	(3,921)	6,740

	$143,510	34,775	178,285

2002:
U.S. federal	$133,914	9,859	143,773
State, local and other	3,089	12,278	15,367

	$137,003	22,137	159,140

Income tax expense attributable to earnings before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate to earnings before income taxes as follows:

	2004	2003	2002
Computed “expected” tax expense	$202,087	170,952	155,270
State and local income taxes, net of federal income tax benefit	11,675	5,071	8,741
Foreign income taxes	(892)	2,495	1,248
Tax credits	(1,821)	(2,312)	(5,000)
Other, net	(2,282)	2,079	(1,119)

	$208,767	178,285	159,140

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003, are presented below:

	2004	2003
Deferred tax assets:
Accounts receivable	$32,008	41,582
Inventories	9,641	25,312
State net operating loss	7,020	7,142
Accrued expenses	62,767	61,003

Gross deferred tax assets	111,436	135,039

Deferred tax liabilities:
Plant and equipment	(129,287)	(117,857)
Intangibles	(83,545)	(72,954)
Other liabilities	(35,054)	(43,637)

Gross deferred tax liabilities	(247,886)	(234,448)

Net deferred tax liability	$(136,450)	(99,409)

Based upon the expected reversal of deferred tax liabilities and the level of historical and projected taxable income over periods in which the deferred tax assets are deductible, the Company’s management believes it is more likely than not the Company will realize the benefits of these deductible differences.

Income tax expense of $1,659 was recorded in other comprehensive income related to the Company’s hedge instruments as of December 31, 2004.

The Company does not provide for U.S. federal and state income taxes on the cumulative undistributed earnings of its foreign subsidiaries because such earnings are reinvested and will continue to be reinvested indefinitely. At December 31, 2004, the Company had not provided federal income taxes on earnings of approximately $48,172 from its foreign subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes in various international jurisdictions. These taxes will be partially offset by U.S. foreign tax credits.

The American Jobs Creation Act of 2004 was enacted on October 22, 2004. This new law made numerous and substantive changes in the taxation of foreign-sourced and domestic income. As of this date, the U.S. Treasury Department has not issued regulations providing implementation guidance for this new law. Due to the lack of guidance and the complex calculations involved, the Company has not completed its analysis of the effect this legislation may have on it.

In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities, and the Company has accrued a liability when it believes that it is probable that it will be assessed. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow of any one period.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

(14) Commitments and Contingencies

The Company is obligated under various operating leases for office and manufacturing space, machinery, and equipment.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31:

2005	$81,803
2006	67,656
2007	50,934
2008	39,980
2009	31,133
Thereafter	61,786

Total payments	$333,292

Rental expense under operating leases was $87,659, $78,007 and $62,066 in 2004, 2003 and 2002, respectively.

The Company has approximately $36,693 and $23,433 as of December 31, 2004 and 2003 in standby letters of credit for various insurance contracts and commitments to foreign vendors that expire within two years.

The Company is involved in routine litigation from time to time in the regular course of its business. Except as noted below, there are no material legal proceedings pending or known to be contemplated to which the Company is a party or to which any of its property is subject.

The Company is subject to various federal, state, local and foreign environmental health and safety laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the cleanup of contamination associated therewith. Because of the nature of the Company’s business, the Company has incurred, and will continue to incur, costs relating to compliance with such laws and regulations. The Company is involved in various proceedings relating to environmental matters and is currently engaged in environmental investigation, remediation and post-closure care programs at certain sites. The Company has provided accruals for such activities that it has determined to be both probable and reasonably estimable. The Company does not expect that the ultimate liability with respect to such activities will have a material adverse effect on it.

(15) Consolidated Statements of Cash Flows Information

Supplemental disclosures of cash flow information are as follows:

	2004	2003	2002
Net cash paid during the year for:
Interest	$60,744	61,424	43,866

Income taxes	$226,227	139,914	59,931

Supplemental schedule of non-cash investing and financing activities:
Fair value of assets acquired in acquisition	$—	407,320	1,865,225
Liabilities assumed in acquisition	—	(23,199)	(396,900)
Issuance of common stock and options in acquisition	—	—	(750,687)

	$—	384,121	717,638

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

(16) Segment Reporting

The Company has two reporting segments, the Mohawk segment, and the Dal-Tile segment. The Mohawk segment (an aggregation of the Mohawk Flooring reporting unit and the Mohawk Home reporting unit) manufactures, sources, markets and distributes its product lines, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate through independent floor covering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. The Dal-Tile segment product lines include ceramic tile, porcelain tile and stone products sold through tile and flooring retailers, contractors, independent distributors and home centers.

Amounts disclosed for each segment are prior to any elimination or consolidation entries. Corporate general and administrative expenses amounts attributable to each segment are estimated and allocated accordingly. Segment performance is evaluated based on operating income. Export sales are not significant and long-lived assets located outside the United States of America, principally Mexico, were $97,425 and $85,339 at December 31, 2004 and 2003, respectively.

Segment information is as follows:

	2004	2003	2002
Net sales:
Mohawk	$4,368,831	3,730,845	3,618,777
Dal-Tile	1,511,541	1,268,536	898,180

	$5,880,372	4,999,381	4,516,957

Operating income:
Mohawk	$424,256	364,040	390,936
Dal-Tile	219,831	187,245	139,888
Corporate and eliminations	(8,497)	(9,256)	(8,759)

	$635,590	542,029	522,065

Depreciation and amortization:
Mohawk	$89,479	78,450	77,416
Dal-Tile	29,210	24,638	18,266
Corporate and eliminations	4,399	3,527	6,260

	$123,088	106,615	101,942

Capital expenditures (excluding acquisitions):
Mohawk	$66,563	55,587	79,235
Dal-Tile	38,720	57,856	31,311
Corporate and eliminations	1,318	1,188	1,388

	$106,601	114,631	111,934

Assets:
Mohawk	$2,257,153	2,086,716
Dal-Tile	2,063,195	1,967,206
Corporate and eliminations	82,770	109,653

	$4,403,118	4,163,575

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Statements (Continued)

(17) Quarterly Financial Data (Unaudited)

The supplemental quarterly financial data are as follows:

	Quarters Ended
	April 3, 2004	July 3, 2004	October 2, 2004	December 31, 2004
Net sales	$1,389,725	1,485,897	1,529,651	1,475,099
Gross profit	365,546	403,319	436,053	415,923
Net earnings	66,307	87,158	112,687	102,470
Basic earnings per share	1.00	1.31	1.69	1.54
Diluted earnings per share	0.98	1.29	1.67	1.52

	Quarters Ended
	March 29, 2003	June 28, 2003	September 27, 2003	December 31, 2003
Net sales	$1,083,422	1,245,870	1,301,547	1,368,542
Gross profit	282,726	348,407	373,734	388,935
Net earnings	41,640	74,985	91,382	102,142
Basic earnings per share	0.63	1.14	1.38	1.54
Diluted earnings per share	0.62	1.12	1.36	1.51

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In thousands)

(Unaudited)

	October 1, 2005	December 31, 2004
Current assets:
Receivables, net	$811,628	660,650
Inventories	1,089,970	1,017,983
Prepaid expenses	44,160	49,381
Deferred income taxes	55,311	55,311

Total current assets	2,001,069	1,783,325

Property, plant and equipment, at cost	1,979,814	1,817,823
Less accumulated depreciation and amortization	984,609	912,491

Net property, plant and equipment	995,205	905,332

Goodwill	1,378,849	1,377,349
Other intangible assets	319,644	322,646
Other assets	13,007	14,466

	$4,707,774	4,403,118

See accompanying notes to condensed consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

(Unaudited)

	October 1, 2005	December 31, 2004
Current liabilities:

Current portion of long-term debt	$68,679	191,341
Accounts payable and accrued expenses	776,199	623,061

Total current liabilities	844,878	814,402

Deferred income taxes	191,761	191,761
Long-term debt, less current portion	700,000	700,000
Other long-term liabilities	29,373	30,618

Total liabilities	1,766,012	1,736,781

Stockholders’ equity:
Preferred stock, $.01 par value; 60 shares authorized; no shares issued	—	—
Common stock, $.01 par value; 150,000 shares authorized; 77,870 and 77,514 shares issued in 2005 and 2004, respectively	779	775
Additional paid-in capital	1,074,978	1,058,537
Retained earnings	2,182,866	1,910,383
Accumulated other comprehensive income (loss), net	1,940	(2,441)

	3,260,563	2,967,254
Less treasury stock at cost; 10,981 and 10,755 shares in 2005 and 2004, respectively	318,801	300,917

Total stockholders’ equity	2,941,762	2,666,337

	$4,707,774	4,403,118

See accompanying notes to condensed consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	October 1, 2005	October 2, 2004
Net sales	$1,697,634	1,529,651

Cost of sales	1,245,766	1,093,598

Gross profit	451,868	436,053
Selling, general and administrative expenses	274,052	242,995

Operating income	177,816	193,058

Other expense (income):
Interest expense	10,775	13,918
Other expense	1,970	3,706
Other income	(2,370)	(1,239)

	10,375	16,385

Earnings before income taxes	167,441	176,673

Income taxes	58,789	63,986

Net earnings	$108,652	112,687

Basic earnings per share	$1.62	1.69

Weighted-average common shares outstanding	66,865	66,669

Diluted earnings per share	$1.61	1.67

Weighted-average common and dilutive potential common shares outstanding	67,519	67,468

See accompanying notes to condensed consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	October 1, 2005	October 2, 2004
Net sales	$4,815,548	4,405,273

Cost of sales	3,547,469	3,200,355

Gross profit	1,268,079	1,204,918
Selling, general and administrative expenses	806,144	742,148

Operating income	461,935	462,770

Other expense (income):
Interest expense	35,166	41,084
Other expense	6,688	8,202
Other income	(4,162)	(3,322)

	37,692	45,964

Earnings before income taxes	424,243	416,806

Income taxes	151,760	150,654

Net earnings	$272,483	266,152

Basic earnings per share	$4.08	3.99

Weighted-average common shares outstanding	66,827	66,680

Diluted earnings per share	$4.03	3.94

Weighted-average common and dilutive potential common shares outstanding	67,572	67,544

See accompanying notes to condensed consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 1, 2005	October 2, 2004
Cash flows from operating activities:
Net earnings	$272,483	266,152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	94,900	93,074
Tax benefit on exercise of stock options	4,749	5,234
Loss on disposal of property, plant and equipment	1,312	1,969
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(141,544)	(142,773)
Inventories	(58,089)	(162,584)
Accounts payable and accrued expenses	150,940	134,850
Other assets and prepaid expenses	4,527	1,869
Other liabilities	(1,245)	(1,753)

Net cash provided by operating activities	328,033	196,038

Cash flows from investing activities:
Additions to property, plant and equipment, net	(150,801)	(70,382)
Acquisitions	(50,606)	(14,998)

Net cash used in investing activities	(201,407)	(85,380)

Cash flows from financing activities:
Net change in revolving line of credit	(23,215)	11,967
Net change in asset securitization borrowings	(90,000)	(92,000)
Payments of term and other debt	(9,447)	(25,056)
Change in outstanding checks in excess of cash	2,506	2,035
Acquisition of treasury stock	(15,448)	(18,413)
Common stock transactions	8,978	10,809

Net cash used in financing activities	(126,626)	(110,658)

Net change in cash	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	—

See accompanying notes to condensed consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

(Unaudited)

1.	Interim reporting

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These statements should be read in conjunction with the consolidated financial statements and notes thereto, and the Company’s description of critical accounting policies, included in the Company’s 2004 Annual Report filed on Form 10-K, as filed with the Securities and Exchange Commission.

2.	Effect of New Accounting Pronouncements

In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). The American Jobs Creation Act of 2004 (the “Jobs Act”), enacted October 22, 2004, provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides the treatment for the deduction as a special deduction as described in SFAS No. 109. FSP 109-1 is effective prospectively as of January 1, 2005. Currently, the Company projects that the qualified production deduction will result in a benefit of approximately one-half of one percent, which has been reflected in the Company’s effective tax rate for the first nine months of 2005. Proposed regulations were issued by the U.S. Treasury Department on October 20, 2005. The Company is currently evaluating the impact of these regulations and will complete its evaluation during the fourth quarter of 2005.

In December 2004, the FASB issued FASB Staff Position 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), which provides guidance under SFAS No. 109 with respect to recording the potential impact of the repatriation provisions of the Jobs Act on enterprises’ income tax expense and deferred tax liability. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. The Company has not yet completed evaluating the impact of the repatriation provisions and has not adjusted its tax expense or deferred tax liability to reflect the repatriation provisions of the Jobs Act.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating SFAS 151 and does not expect it to have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Transition may be accomplished using either the prospective or

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(Unaudited)

retrospective method. The Company currently measures compensation costs related to share-based payments under APB Opinion No. 25. The Company is currently evaluating the transition methods under SFAS 123R. In April 2005, the Securities and Exchange Commission announced that the effective date of SFAS 123R should be no later than the beginning of the first fiscal year beginning after June 15, 2005. As a result, the Company expects to adopt SFAS 123R in the first quarter of 2006.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this standard, if any, will depend upon accounting changes or errors that may occur in future periods.

3.	Receivables, net

Receivables are as follows:

	October 1, 2005	December 31, 2004
Customers, trade	$898,245	746,233
Other	13,646	9,720

	911,891	755,953

Less allowance for discounts, returns, claims and doubtful accounts	100,263	95,303

Receivables, net	$811,628	660,650

4.	Inventories

The components of inventories are as follows:

	October 1, 2005	December 31, 2004
Finished goods	$704,245	665,565
Work in process	96,246	86,883
Raw materials	289,479	265,535

Total inventories	$1,089,970	1,017,983

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(Unaudited)

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the last-in, first-out (LIFO) method, which matches current costs with current revenues, for approximately 64% of the inventories at October 1, 2005 and December 31, 2004 and the first-in, first-out (FIFO) method for the remaining inventories.

5.	Accounts payable and accrued expenses

Accounts payable and accrued expenses are as follows:

	October 1, 2005	December 31, 2004
Outstanding checks in excess of cash	$36,225	33,719
Accounts payable, trade	348,858	277,851
Accrued expenses	226,199	180,978
Income taxes payable	22,806	16,143
Accrued compensation	142,111	114,370

Total accounts payable and accrued expenses	$776,199	623,061

6.	Intangible assets and goodwill

The components of intangible assets are as follows:

	October 1, 2005	December 31, 2004
Carrying amount of amortized intangible assets:
Customer relationships	$54,160	54,160
Patents	600	600

	$54,760	54,760

Accumulated amortization of amortized intangible assets:
Customer relationships	$7,281	4,324
Patents	115	70

	$7,396	4,394

Unamortized intangible assets:
Trade names	$272,280	272,280

Total other intangible assets	$319,644	322,646

Amortization expense:

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Aggregate amortization expense	$1,000	1,001	3,002	2,842

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(Unaudited)

Goodwill consists of the following:

	Mohawk	Dal-Tile	Total
Balance as of January 1, 2005	$196,632	1,180,717	1,377,349
Goodwill recognized during the period	1,500	—	1,500

Balance as of October 1, 2005	$198,132	1,180,717	1,378,849

During the third quarter of 2005, the Company recognized additional goodwill of $1,500 related to an earn-out agreement for an acquisition it entered into in 2003.

7.	Product Warranties

The Company warrants certain qualitative attributes of its products for up to 20 years. The Company records a provision for estimated warranty and related costs, based principally on historical experience. The warranty provision is as follows:

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Balance at beginning of period	$24,054	24,895	23,473	24,063
Warranty claims paid	(10,815)	(11,031)	(35,058)	(34,393)
Warranty expense	10,996	11,095	35,820	35,289

Balance at end of period	$24,235	24,959	24,235	24,959

8.	Comprehensive income

Comprehensive income is as follows:

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net earnings	$108,652	112,687	272,483	266,152
Other comprehensive income:
Foreign currency translation	56	42	(517)	(1,948)
Unrealized gain (loss) on derivative instruments, net of income taxes	3,206	(860)	4,898	(1,116)

Comprehensive income	$111,914	111,869	276,864	263,088

9.	Stock compensation

Effective January 1, 2003 the Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and requires prominent disclosure in both the

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(Unaudited)

annual and interim financial statements of the method of accounting used and the financial impact of stock-based compensation. As permitted by SFAS No. 123 the Company accounts for stock options granted as prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which recognizes compensation cost based upon the intrinsic value of the award.

If the Company had elected to recognize compensation expense based upon the fair value at the grant dates for awards under these plans, the Company’s net earnings per share would have been reduced as follows:

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net earnings as reported	$108,652	112,687	272,483	266,152
Deduct: Stock-based employee compensation expense determined under fair value based method for all options, net of related tax effects	(2,188)	(1,850)	(6,366)	(5,727)

Pro forma net earnings	$106,464	110,837	266,117	260,425

Net earnings per common share (basic):
As reported	$1.62	1.69	4.08	3.99
Pro forma	$1.59	1.66	3.98	3.91
Net earnings per common share (diluted):
As reported	$1.61	1.67	4.03	3.94
Pro forma	$1.58	1.65	3.95	3.87

The following weighted average assumptions were used to determine the fair value using the Black-Scholes option-pricing model:

	Three Months Ended	Nine Months Ended
	October 1, 2005	October 1, 2005	October 2, 2004
Dividend yield	—	—	—
Risk-free interest rate	4.3%	3.9%	2.9%
Volatility	37.9%	38.0%	43.6%
Expected life (years)	6	6	6

10.	Earnings per share

The Company applies the provisions of SFAS No. 128, “Earnings per Share,” which requires companies to present basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Dilutive common stock options are included in the diluted EPS calculation using the treasury stock method. Options to purchase common stock that were excluded from the computation of diluted earnings per share because their effect would have been anti-dilutive were 374 and 15 shares for the three month periods

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(Unaudited)

ended October 1, 2005 and October 2, 2004, respectively and 298 and 12 shares for the nine month periods ended October 1, 2005 and October 2, 2004, respectively.

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net earnings	$108,652	112,687	272,483	266,152

Weighted-average common and dilutive potential common shares outstanding:
Weighted-average common shares outstanding	66,865	66,669	66,827	66,680
Add weighted-average dilutive potential common shares—options to purchase common shares, net	654	799	745	864

Weighted-average common and dilutive potential common shares outstanding	67,519	67,468	67,572	67,544

Basic earnings per share	$1.62	1.69	$4.08	3.99

Diluted earnings per share	$1.61	1.67	$4.03	3.94

11.	Supplemental Condensed Consolidated Statements of Cash Flows Information

	Nine Months Ended
	October 1, 2005	October 2, 2004
Net cash paid during the period for:
Interest	$31,806	34,224

Income taxes	$148,691	156,510

12.	Commitments and Contingencies

In Shirley Williams, et al. vs. Mohawk Industries, Inc., four plaintiffs filed a purported class action lawsuit in January 2004, in the United States District Court for the Northern District of Georgia, alleging that they are former and current employees of the Company and that the Company’s actions and conduct, including the employment of persons who are not permitted to work in this country, have damaged them and the other members of the purported class by suppressing the wages of the Company’s hourly employees in Georgia. The plaintiffs seek a variety of relief, including (a) treble damages; (b) return of any allegedly unlawful profits; and (c) attorney’s fees and costs of litigation. In February 2004, the Company filed a Motion to Dismiss the Complaint, which was denied by the Northern District in April 2004. The Company then sought and obtained permission to file an immediate appeal of the Northern District’s decision to the United States Court of Appeals for the 11th Circuit. In June 2005, the 11th Circuit reversed in part and affirmed in part the lower court’s decision. In June 2005, the Company filed a motion requesting review by the full 11th Circuit. The 11th Circuit refused to hear the case and the Company now has appealed to the United States Supreme Court. The Company believes it has meritorious defenses and intends to continue vigorously defending itself against this action.

The Company is also engaged in other legal actions arising in the ordinary course of its business.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(Unaudited)

The Company believes that adequate provisions have been made for probable losses with respect to the resolution of all such claims and pending litigation and that the ultimate outcome of these actions will not have a material adverse effect on the financial condition of the Company, but could have a material effect on the Company’s results of operations in a given quarter or year.

13.	Subsequent event

On October 31, 2005, the Company acquired the outstanding stock of Unilin Holding NV (Unilin), a leading manufacturer and marketer of laminate flooring products based in Belgium, for approximately $2,600,000 (€2,200,000) in cash. The preliminary purchase price allocation will be finalized during the fourth quarter of 2005. The purpose of the acquisition is to broaden the Company’s participation in the hard surface flooring market.

In connection with the acquisition of Unilin, the Company entered into a $1,500,000 364-day senior, unsecured, bridge term loan facility and an approximately $1,500,000 five-year, senior, unsecured, revolving credit and term loan facility (Senior Five-Year Facility). The Senior Five-Year Facility replaces the Company’s existing credit facility and various uncommitted credit lines.

The bridge facility matures 364-days after the closing date of the bridge facility, or October 27, 2006. The Senior Five-Year Facility consists of (i) a $750,000 revolving credit facility, (ii) a $389,220 term loan facility and (iii) a €300,000 term loan facility. The Senior Five-Year Facility matures on October 28, 2010. At the Company’s election, both the bridge facility and Senior Five Year Facility bear interest at (i) the greater of (x) prime rate or (y) the overnight federal funds rate plus 0.50%, or (ii) LIBOR plus an indexed amount based on the senior, unsecured, long-term debt rating of the Company.

14.	Segment reporting

The Company has two reporting segments: the Mohawk segment, and the Dal-Tile segment. The Mohawk segment (an aggregation of the Mohawk Flooring reporting unit and the Mohawk Home reporting unit) manufactures, sources, markets and distributes its product lines, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate through independent floor covering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. The Dal-Tile segment product lines include ceramic tile, porcelain tile and stone products sold through tile and flooring retailers, contractors, independent distributors and home centers.

The accounting policies for each operating segment are consistent with the Company’s policies described in the footnotes to the consolidated financial statements included in the Company’s Annual Report filed on Form 10-K. Amounts disclosed for each segment are prior to any elimination or consolidation entries. Corporate general and administrative expense amounts attributable to each segment are estimated and allocated accordingly. Segment performance is evaluated based on operating income.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(Unaudited)

Segment information is as follows:

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales:
Mohawk	$1,248,216	1,129,422	3,524,477	3,265,357
Dal-Tile	449,418	400,229	1,291,071	1,139,916

	$1,697,634	1,529,651	4,815,548	4,405,273

Operating income:
Mohawk	$110,854	131,361	272,222	300,183
Dal-Tile	69,137	62,750	196,898	168,047
Corporate and Eliminations	(2,175)	(1,053)	(7,185)	(5,460)

	$177,816	193,058	461,935	462,770

	As of
	October 1, 2005	December 31, 2004
Assets:
Mohawk	$2,482,741	2,285,025
Dal-Tile	2,174,055	2,063,195
Corporate and Eliminations	50,978	54,898

	$4,707,774	4,403,118

Guldensporenpark 14 (blok B) B-9820 Merelbeke (Gent) Tel: 09 / 210 54 10 - Fax: 09 / 232 43 40

Report of Independent Registered Public Accounting Firm

The Board of Directors

Unilin Holding NV

Ooigem, Belgium

We have audited the accompanying consolidated financial statements of Unilin Holding NV and its subsidiaries as of October 30, 2005 and December 30, 2004 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for the respectively ten month period and year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unilin Holding NV and its subsidiaries at October 30, 2005 and December 30, 2004 and the results of its operations and its cash flows for the respectively ten month period and year then ended in conformity with accounting principles generally accepted in the United States of America.

December 21, 2005

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by

Koen De Brabander	Veerle Catry	Lieven Van Brussel

BDO Atrio Bedrijfsrevisoren Burg. Ven. CVBA BTW BE 0431 088 289 RPR Brussel

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Balance Sheets

As of October 30, 2005 and December 30, 2004

(In thousands except per share data)

	October 30, 2005	October 30, 2005	December 30, 2004	December 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	€137,324	$165,709	€170,732	$206,022
Receivables, net	157,104	189,577	120,756	145,716
Inventories, net	85,970	103,740	77,041	92,966
Deferred income taxes	5,169	6,237	3,357	4,051
Other current assets	31,839	38,421	26,257	31,684

Total current assets	417,406	503,684	398,143	480,439
Property, plant and equipment, net	490,719	592,151	423,760	511,351
Goodwill, net	15,439	18,630	10,992	13,264
Other intangible assets, net	13,604	16,416	9,103	10,985
Deferred income taxes	659	795	1,153	1,391
Other non current assets	79	95	198	239

	€937,906	$1,131,771	€843,349	$1,017,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	€30,202	$36,445	€42,270	$51,007
Short term financial debt	13,000	15,687	—	—
Accounts payable	68,678	82,874	60,450	72,945
Accrued expenses and other current liabilities	113,973	137,531	83,417	100,659
Deferred income taxes	4,210	5,080	3,588	4,330

Total current liabilities	230,063	277,617	189,725	228,941
Long-term debt, less current portion	26,541	32,027	91,714	110,671
Deferred income taxes	97,685	117,876	95,117	114,778
Provisions and other liabilities	4,615	5,569	1,811	2,185

Total liabilities	358,904	433,089	378,367	456,575

Commitments and contingencies (see notes)
Stockholders’ equity
Common stock, €1.24 par value; 737,920 shares authorized and issued	915	1,104	915	1,104
Additional paid-in capital	3,891	4,695	3,891	4,695
Retained earnings	575,946	694,994	466,639	563,093
Accumulated other comprehensive loss	(1,750)	(2,111)	(6,463)	(7,798)

Total stockholders’ equity	579,002	698,682	464,982	561,094

	€937,906	$1,131,771	€843,349	$1,017,669

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Statements of Earnings

For the ten month period ended October 30, 2005 and for the year ended December 30, 2004

(In thousands)

	For the ten month period ended October 30, 2005	For the ten month period ended October 30, 2005	For the year ended December 30, 2004	For the year ended December 30, 2004
Net sales	€773,520	$933,407	€823,308	$993,486
Cost of sales	505,906	610,477	516,698	623,500

Gross profit	267,614	322,930	306,610	369,986
Selling, general and administrative expenses	93,200	112,464	109,511	132,147

Operating income	174,414	210,466	197,099	237,839
Interest income	3,032	3,659	2,408	2,906
Interest expense	(2,578)	(3,111)	(5,248)	(6,333)
Other income – net	15,928	19,220	1,798	2,170

Earnings before income taxes	190,796	230,234	196,057	236,582
Income taxes	69,682	84,086	74,809	90,272

Net earnings	€121,114	$146,148	€121,248	$146,310

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

For the ten month period ended October 30, 2005 and for the year ended December 30, 2004

(In thousands except per share data)

	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity
	Shares	Amount
Balances at January 1, 2004	737,920	€915	€3,891	€357,198	€(3,846)	€358,158
Comprehensive Income
Foreign currency translation adjustment	—	—	—	—	(2,617)	(2,617)
Net earnings	—	—	—	121,248	—	121,248

Total comprehensive income						118,631
Dividends to shareholders	—	—	—	(11,807)	—	(11,807)

Balances at December 30, 2004	737,920	€915	€3,891	€466,639	€(6,463)	€464,982
Comprehensive Income
Foreign currency translation adjustment	—	—	—	—	4,713	4,713
Net earnings	—	—	—	121,114	—	121,114

Total comprehensive income						125,827
Dividends to shareholders	—	—	—	(11,807)	—	(11,807)

Balances at October 30, 2005	737,920	€915	€3,891	€575,946	€(1,750)	€579,002

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Statements of Cash Flow

For the ten month period ended October 30, 2005 and for the year ended December 30, 2004

(In thousands)

	For the ten month period ended October 30, 2005	For the ten month period ended October 30, 2005	For the year ended December 30, 2004	For the year ended December 30, 2004
Cash flows from operating activities:
Net earnings	€121,114	$146,148	€121,248	$146,310
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	39,300	47,423	45,111	54,435
Deferred income taxes	(3,296)	(3,977)	5,776	6,970
Other	1,621	1,956	2,296	2,771
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	(31,876)	(38,465)	1,482	1,788
Inventories	245	295	(10,494)	(12,663)
Other assets	(2,943)	(3,551)	(2,534)	(3,058)
Accounts payable	6,090	7,349	(7,564)	(9,127)
Accrued expenses	33,167	40,023	20,738	25,025
Other liabilities	(3,585)	(4,326)	272	328

Net cash provided by operating activities	159,836	192,875	176,331	212,779
Cash flows from investing activities:
Additions to property, plant and equipment	(72,152)	(87,066)	(30,973)	(37,375)
Acquisitions, net of cash acquired	(22,989)	(27,741)	—	—

Net cash used in investing activities	(95,141)	(114,807)	(30,973)	(37,375)
Cash flows from financing activities:
Net change in revolving line of credit	(6,584)	(7,945)	(89,289)	(107,745)
Proceeds from long term borrowings	—	—	73,416	88,591
Repayments of long term borrowings	(65,873)	(79,488)	(42,925)	(51,798)
Dividends to shareholders	(11,807)	(14,248)	(11,807)	(14,247)

Net cash used in financing activities	(84,264)	(101,681)	(70,605)	(85,199)
Effect of exchange rate changes	(13,841)	(16,700)	7,767	9,372

Net change in cash	(33,409)	(40,313)	82,520	99,577
Cash, beginning of year	170,732	206,022	88,212	106,445

Cash, end of year	€137,324	$165,709	€170,732	$206,022

Supplemental disclosure of cash transactions:
Interest paid	3,354	4,047	5,216	6,294
Income taxes paid	40,168	48,471	49,141	59,298
Supplemental schedule of non-cash investing and financing activities:
Acquisitions of property and equipment utilizing capital leases	—	—	1,227	1,481

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The euro is the Group’s reporting currency. The translations of the euro amounts into U.S. dollar (USD) amounts are included solely for the convenience of readers and have been made, unless otherwise noted, at the rate of exchange of EUR 1 = USD 1.2067, the approximate rate of exchange on October 30, 2005. Such translations should not be construed as representations that the euro amounts could be converted into U.S. dollars at that or any other rate. For more information on foreign currency translation and presentation in this report, see note (2) (m) to the consolidated financial statements.

(1) Nature of Operations

Unilin Holding NV and its subsidiaries (the “Company” or “Unilin”) manufacture, distribute and sell laminate flooring and related high density fiberboard products, insulated roofing and other wood based panels primarily in Europe and the United States of America.

During the second quarter of 2005, Cigales SAK, the shareholder of 100% of Unilin, entered into a definitive agreement to sell its interest in Unilin to Mohawk Industries, Inc. for approximately €2.2 billion. The consolidated financial statements include the ten month period ending October 30, 2005, the date the sale of Unilin to Mohawk Industries, Inc. was completed, and the year ended December 30, 2004.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements include the accounts of Unilin Holding NV and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Cash and Cash Equivalents

The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.

(c) Accounts Receivable and Revenue Recognition

Revenues are recognized when the legal title passes to the customer or when risks and rewards of economic ownership have been transferred.

The Company provides allowances for expected cash discounts, returns, and doubtful accounts based upon historical bad debt and periodic evaluations of specific customer accounts.

The Company warrants certain qualitative attributes of its laminate flooring products for up to 20 years. The company has recorded a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The Company grants credit terms to customers, most of whom are distributors and commercial end users, under credit terms that are customary in the industry.

The Company receives royalties from third parties on patents. These revenues are recognized based on contractual agreements.

(d) Inventories

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

(e) Property, Plant and Equipment

Property, plant and equipment are stated at cost, including capitalized interest. Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 25-35 years for buildings and improvements, 5-15 years for machinery and equipment, the shorter of the estimated useful life or life of the lease for leasehold improvements and 3-7 years for furniture and fixtures.

(f) Goodwill and Other Intangible Assets

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption of SFAS No. 142. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying consolidated statement of earnings. The Company conducts testing for impairment during the fourth quarter of calendar years 2005 and 2004 and concluded that goodwill and intangible assets were not impaired. Intangible assets that do not have indefinite lives are amortized based on average lives (5-20 years).

(g) Pension benefits

The Company has a defined contribution plan that covers certain employees in the United States of America. Eligible employees may elect to contribute a portion of their annual salary subject to a certain maximum each year. The Company’s matching of employee contributions is discretionary and is set each year by the Company. The Company also has various pension plans covering most of its employees in Belgium, France and the Netherlands, which qualify as defined benefit plans. The defined benefit plans are funded through third party insurance policies. Benefits under those plans depend on the compensation and years of service. The Company does not provide other postretirement benefits. The pension plans are funded in accordance with local regulations. In the Netherlands, some plans participate in multi-employer pension plans which have been treated as defined contribution plans.

(h) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Fair values of Financial Instruments

The carrying amount of cash, accounts and other receivables, and accounts and other payables approximates fair value because of the short maturity of those instruments. The carrying amount of the Company’s floating rate debt approximates its fair value and the Company does not have any material amounts of long term debt with fixed interest rates.

(j) Derivative Instruments

Accounting for derivative instruments and hedging activities requires the Company to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through the consolidated statement of earnings. The Company engages in activities that expose it to market risks, specifically the effects of changes in exchange rates. Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility exchange rates may have on its operating results. Although the aforementioned derivatives do not qualify for hedge accounting, the Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes.

(k) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred. Advertising and promotion expenses included in selling, administrative, and general expenses were €28,323 for the ten month period ended October 30, 2005 and €24,391 for the year ended December 30, 2004.

Vendor considerations offered by the Company, generally cash, are classified as a reduction of net sales, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company makes various payments to customers, including advertising allowances and buy-downs. All of these payments reduce gross sales.

(l) Impairment of Long-Lived Assets

Long-lived assets and intangibles subject to amortization are reviewed for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted cash flows of the asset, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the expected undiscounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

(m) Foreign Currency Translation and Transactions

The functional currency for the Company’s foreign subsidiaries is the local currency. The translation of foreign currencies into Euros is performed for balance sheet accounts using exchange rates in effect at the

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

balance sheet date and for the statement of earnings accounts using the weighted average rates during the period. The gains and losses resulting from the translation are included in other comprehensive loss in the Company’s consolidated statements of stockholders’ equity and comprehensive income and are excluded from net income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated statement of earnings.

(n) Effect of New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that adoption of the provisions of SFAS No. 154 will not have a material impact on the Company’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005.

The Company is currently evaluating SFAS 151 and does not expect it to have a material impact on the Company’s consolidated financial statements.

(3) Acquisition of Opstalan Holding BV

On March 31, 2005, the Company acquired all of the capital stock of Opstalan Holding BV for €22,989 in cash (net of cash acquired). The acquisition was accounted for by the purchase method of accounting. The primary reason for the acquisition was to expand the Company’s presence within the specified roofing market. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values as follows:

Current assets, net of cash acquired	€10,843
Fixed assets	22,307
Intangible assets	3,396
Liabilities assumed	(18,004)
Goodwill	4,447

€22,989

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

(4) Receivables, net

Receivables are as follows:

	October 30, 2005	December 30, 2004
Customers, trade	€129,744	€98,442
Other	29,046	23,967

Gross receivables	158,790	122,409
Allowance for cash discounts and doubtful accounts	(1,687)	(1,653)

Receivables, net	€157,104	€120,756

(5) Inventories

The components of inventories are as follows:

	October 30, 2005	December 30, 2004
Finished goods	€49,579	€40,975
Work in process	6,240	4,741
Raw materials	30,151	31,325

Inventories	€85,970	€77,041

(6) Property, Plant and Equipment, net

Following is a summary of property, plant and equipment:

	October 30, 2005	December 30, 2004
Land	€35,950	€23,655
Buildings and improvements	177,571	129,211
Machinery and equipment	607,520	538,057
Furniture and fixtures	6,182	24,770
Construction in progress	2,683	12,778

	829,906	728,471
Less accumulated depreciation	(339,187)	(304,711)

Property, plant and equipment, net	€490,719	€423,760

Depreciation expense, including the amortization of capital leases, was €39,300 for ten month period ended October 30, 2005 and €45,111 for the year ended December 30, 2004. Included in property, plant and equipment are the following capitalized leases:

	October 30, 2005	December 30, 2004
Land	€3,009	€3,009
Buildings	30,106	30,106
Machinery and equipment	131,156	130,318

	164,271	163,433
Less accumulated depreciation and amortization	(44,688)	(39,017)

Property, plant and equipment under capital leases, net	€119,583	€124,416

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

(7) Debt

Debt consists of the following:

	October 30, 2005	December 30, 2004
4.19% (US LIBOR 3 months + 0.35%) Roll-over Credit Facility (USD), payable in quarterly principal installments beginning in 2004, due December 30, 2008, interest payable monthly	€8,287	—

3.38% (EURIBOR 3 months + 1.2%) Investment Credit (EUR) payable in quarterly principal installments, beginning in February 1998, due February 2008, interest payable quarterly	1,134	—

2.55% (EURIBOR 3 months + 0.40%) Roll-over Credit Facility (EUR), payable in quarterly principal installments beginning in 2000, due September 9, 2007, interest payable quarterly	—	€9,702

2.55% (EURIBOR 3 months + 0.40%) Roll-over Credit Facility (EUR), payable in quarterly principal installments beginning in 2000, due April 6, 2006, interest payable quarterly	—	3,390

3.20% (US LIBOR 3 months + 0.40%) Roll-over Credit Facility (USD), payable in quarterly principal installments beginning in 2004, due December 30, 2008, interest payable per quarter (*)	—	58,733

Debt assumed under capital lease	46,052	61,878
Other long-term debt	1,270	281

Total long-term debt	56,743	133,984
Less current portion	30,202	42,270

Long-term debt, excluding current portion	€26,541	€91,714
2.47% (EURIBOR 3 months + 0.35%) Short term Credit (EUR), beginning in 2005, due November 18, 2005, interest payable monthly	€10,000
3.29% Overdraft facility (EUR)	3,000

Short term financial debts	13,000

*	The roll-over loan in USD is not secured.

The aggregate maturities of long-term debt (excluding capital leases) as of October 30, 2005 are as follows:

2006	€10,011
2007	454
2008	226

€10,691

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

For the credit lines, investment loans and roll-over loans in EUR, the Company has granted the following guarantees:

•	Commitment not to sell, nor to pledge the current company assets to third parties;

•	Commitment not to sell, nor to mortgage the immovable property to third parties;

•	Commitment to grant a pledge on the current company assets at first request

•	Notary commitment to grant a mortgage on the immovable property at first request

•	Revolving mortgage to an amount of €9,360 on each of the Company’s real estate in Oisterwijk (The Netherlands)

The Company has outstanding unused lines of credit with commercial banks totaling €51,234 at prevailing market interest rates at the time of each draw down.

(8) Accrued Expenses

Accrued expenses consist of the following:

	October 30, 2005	December 30, 2004
Accrued expenses	€82,452	€59,181
Income taxes payable	14,472	11,886
Accrued compensation	17,049	12,350

Total accrued expenses	€113,973	€83,417

(9) Derivative Financial Instruments

The Company uses foreign exchange forward contracts and currency options to manage its exposure to fluctuations in foreign exchange rates. The future revenue in British Pound, Canadian Dollar and US Dollar resulting from its foreign subsidiaries operations are hedged against unfavorable foreign exchange fluctuations. The term of derivative contracts is less than 1 year.

As of October 30, 2005, the Company had forward foreign exchange contracts with a notional amount of approximately €19,169 to sell British Pounds, Canadian Dollar and U.S. Dollars with a fair value of (€111). The Company also had currency option contracts at October 30, 2005 with a notional amount of approximately €8,684 to sell and buy British Pounds with an aggregate fair value of (€64). As of December 30, 2004, the Company had forward foreign exchange contracts with a notional amount of approximately €14,500 to sell British Pounds, Canadian Dollar and U.S. Dollars with a fair value of €323. The Company also had currency option contracts at December 30, 2004 with a notional amount of approximately €15,664 to sell and buy British Pounds with an aggregate fair value of €30. The contracts are marked to market and are recorded in the consolidated statement of earnings, within the other income expense caption, as the contracts did not qualify for hedge accounting treatment.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

(10) Employee Benefit Plans

Unilin has various pension plans covering most of its employees in Belgium, France and The Netherlands. Benefits under those plans typically depend on the compensation and years of service. Unilin does not provide other postretirement benefits. The pension plans are funded in accordance with local regulations. In the Netherlands, some plans participate in multi-employer pension plans which have been treated as defined contribution plans. The Company uses a December 30 measurement date for its plans.

The following provides a summary of the benefit obligations, plan assets and funded status of the plans:

	October 30, 2005	December 30, 2004
Plan Status:
Benefit Obligation	€(15,290)	€(4,735)
Fair Value of Plan Assets at End of Year	10,721	2,855

Funded Status of the Plan	€(4,569)	€(1,880)

Amounts recognized in financial statements:
Accrued benefit liability	€(3,915)	€(1,810)
Prepaid benefit cost	135	359

Net amount accrued	€(3,780)	€(1,451)

Plan Activity:
Company Contributions	€690	€648
Plan Participants Contributions	279	192
Benefits Paid	219	307
Net Periodic Benefit Cost	1,444	1,269

Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.06%	4.30%
Rate of compensation increase	4.20%	5.74%

Weighted-average assumptions used to determine net periodic pension expense:
Discount rate	4.30%	4.79%
Rate of compensation increase	5.74%	5.62%
Expected return on plan assets	4.67%	5.09%

The plan assets for the defined benefit plans are invested 100% in insurance contracts. Since the insurance companies primarily invest in bonds, the long term expected rate of return reflects the yield of bonds. Discount rates have been established by reference to the return on AA corporate bonds, expected rates of return have been set equal to the discount rate, and rate of compensation increase assumptions are based on company experience.

The accumulated benefit obligation for all defined benefit plans was €12,432 at October 30, 2005 and €2,708 at December 30, 2004. The assets, projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets, were €10,721, €15,290 and €10,515 respectively, as of October 30, 2005 and were €1,122, €3,124 and €1,536, respectively, as of December 30, 2004.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The Company expects to contribute €1,115 to the defined benefit plans in 2006. The following benefit payments are expected to be paid:

2005
Expected benefit payments:
2006	€77
2007	288
2008	1,184
2009	274
2010	273
Years 2011-2015	1,625

Total	€3,721

The Company also has a defined contribution plan that covers certain employees in the United States of America. Eligible employees may elect to contribute a portion of their annual salary subject to a certain maximum each year. The Company’s matching of employee contributions is discretionary and is set each year by the Company. The Company’s match was approximately 5% for the ten month period ended October 30, 2005 which equals the percentage for the year ended December 30, 2004. The Company made no contributions to this for the ten month period ended October 30, 2005 and of €122 for the year ended December 30, 2004.

(11) Income Taxes

Income tax expense consists of the following:

	For the ten month period ended October 30, 2005	For the year ended December 30, 2004
Current:
Belgian companies	€57,103	€57,346
Foreign companies	16,039	11,687

Total current	73,142	69,033
Deferred:
Belgian companies	(6,453)	(545)
Foreign companies	2,993	6,321

Total deferred	(3,460)	5,776

Total income taxes	€69,682	€74,809

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The net deferred tax liability in the accompanying consolidated balance sheet includes the following components at October 30, 2005 and at December 30, 2004:

	2005	2004
Deferred tax assets	€11,367	€9,607
Deferred tax asset valuation allowance	(5,539)	(5,097)
Deferred tax liabilities	(101,895)	(98,705)

Net deferred tax liability	€(96,067)	€(94,195)

Deferred tax assets primarily arise from the recognition of future tax benefits resulting from available operating loss carry forwards and provisions and reserves deducted earlier for book than for tax purposes. The net deferred tax assets include valuation allowances of €5,539 for the period ended October 30, 2005 compared to €5,097 as of December 30, 2004 relating to certain local tax attributes associated with the company’s United States operations.

The company has United States federal net operating losses of €11,572 and state net operating losses of €9,717 that begin expiring in 2023 and 2018 respectively. Deferred tax liabilities primarily arise from temporary differences between the tax bases of certain assets and liabilities, primarily fixed assets, inventories, and deferred charges, and their financial reporting amounts. Based upon the expected reversal of deferred tax liabilities and the level of historical and projected taxable income over periods in which the deferred tax assets are deductible, the Company’s management believes it is more likely than not the Company will realize the benefits of these remaining net deductible differences.

The net deferred tax liability at October 30, 2005 as well as at December 30, 2004 mainly relates to non-current deferred tax assets and liabilities. The Company’s reported tax expense for the period ending October 30, 2005 as well as December 30, 2004 differs from the amount of income tax expense that would result from applying the Belgium statutory rate to the pretax income from continuing operations. This difference occurs primarily as a result of income tax rate differences for foreign operations.

Under Belgium tax law, 95% of dividends from subsidiaries’ are ordinarily exempt from taxation. The Company does not provide for income taxes on the remaining 5% of the cumulative undistributed earnings of its foreign subsidiaries because such earnings are reinvested and will continue to be reinvested indefinitely. At October 30, 2005, this 5% of undistributed earnings amounted to €22,199 and at December 30, 2004, this 5% of undistributed earnings amounted to €18,037. Should these earnings be distributed in the form of dividends or otherwise, the Company’s withholding and income tax liability is estimated to be €7,545 at October 30, 2005 and estimated to be €6,131 at December 30, 2004.

(12) Leases

The Unilin group has entered into various agreements for leased machinery used in the manufacturing process. Often, the lessor requires that the primary Belgian operational companies become jointly liable parties to the leasing agreement. The Company has also entered into one leasing agreement for land and buildings.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The Company is obligated under various operating leases for vehicles, equipment, office, warehouse space and housing. Future minimum lease payments under non-cancelable operating and capital leases (with initial or remaining lease terms in excess of one year) as of October 30, 2005 are:

	Operating	Capital
2006 (*)	€634	€21,418
2007	232	12,146
2008	66	9,856
2009	—	3,883
2010	—	1,033
Thereafter	—	1,425

Total minimum lease payments	€932	€49,761

Less interest on capital leases		(3,709)

Present value of minimum lease payments		€46,052

(*)	Includes the period from October 31, 2005 until December 31, 2006

Rental expense under operating leases approximated to €5,226 for the ten month period ended October 30, 2005 and €1,502 for the year ended December 30, 2004.

(13) Commitments and Contingencies

The Company has renewed the sponsoring contract with Esperanza relating to the cycling team for a period of 4 years starting January 2005 and ending December 2008, whereby it is agreed that the Company will contribute annually a minimum of €5,000 and up to a maximum of €8,000, depending on the co-sponsors it can attract. Management is convinced that for 2005 and 2006 the budget will remain at the level of €6,000 because sufficient co-sponsors can be found to balance the budget.

As a result of the above sponsoring, the Company has given a bank guarantee of €1,600 in favor of the Union Cycliste Internationale (UCI).

At October 30, 2005, the Company has construction commitments related to the new manufacturing facility in North Carolina of approximately €1,808 and has outstanding purchase commitments related to the construction and installation of machinery for this new facility amounting to approximately €1,391.

At October 30, 2005, the Company granted following securities:

•	Guarantee of €15,000 in favor of Direction Générate Des Impôts de Sédan

•	Guarantee of €45,845 in favor of Locindus (leasing company)

In the normal course of business, the Company and its subsidiaries enter into various supply agreements for raw materials as required. None of these are material in nature.

In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

and various other risks. Although it is not possible to predict the outcome of these matters, the Company’s management does not expect that the results in any of these legal proceedings will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

The Company’s operations are subject to comprehensive laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the cleanup of contamination associated therewith. Permits and environmental controls are required for certain of the Company’s operations to limit air and water pollution, and these permits are subject to modification, renewal, and revocation by issuing authorities. On an ongoing basis, the Company incurs capital and operating costs relating to compliance with such laws, regulations and operating permits.

With the oversight of local environmental agencies, the Company is currently preparing, has under review, or is implementing environmental investigations at various manufacturing sites. Although a loss is reasonably possible, it is not possible at this time to reasonably estimate the amount of any obligation for remediation at these sites that would be material to the Company’s financial statements as the Company has not performed the base investigations necessary to determine the extent of environmental impact and remediation alternatives, if any are required. These investigations are expected to be completed by 2006. The Company does not believe that the resolution of this matter will have a material adverse effect on the Company’s consolidated financial position or results of operations.

In the normal course of business, the Company has entered into various European collective bargaining agreements with its workforce, either locally or within its industry sector. Historically, the Company and its industry have maintained favorable relationships with its workforce and expect to do so in the future.

Prospectus

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

From time to time, we may offer to sell common stock, preferred stock (which we may issue in one or more series), debt securities (which we may issue in one or more series), warrants and purchase contracts, as well as units that include any of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MHK”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities.

You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 9, 2006.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. We urge you to read this prospectus, any accompanying prospectus supplement and other offering material together with additional information described under the heading “Incorporation of Certain Information By Reference” on page 2.

In this prospectus, we refer to common stock, preferred stock, senior debt securities, subordinated debt securities, warrants, purchase contracts and units collectively as the “securities.” The terms “we,” “our,” “ours” and “us” refer to Mohawk Industries, Inc. and our consolidated subsidiaries, except that in the discussion of the capital stock and related matters, these terms refer solely to Mohawk Industries, Inc. and not to any of its subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q filed with the SEC on May 6, 2005 (as amended by a Quarterly Report on Form 10-Q/A filed on May 17, 2005), August 10, 2005, and November 3, 2005;

•	our Current Reports on Form 8-K filed with the SEC on July 8, 2005, November 2, 2005 (as amended on January 6, 2006), November 9, 2005, and November 16, 2005 (as amended by a Current Report on Form 8-K/A filed on November 18, 2005);

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on January 29, 1992;

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.mohawkind.com. You can also request those documents from Ms. Barbara Goetz, Corporate Secretary, at the following address:

160 South Industrial Boulevard

Calhoun, Georgia 30701

(706) 629-7721

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement and other offering material.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock, including our Restated Certificate of Incorporation, as amended, and Restated Bylaws, which we refer to as our Certificate of Incorporation and Bylaws, respectively, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Certificate of Incorporation and Bylaws. You should refer to, and read this summary together with, our Certificate of Incorporation and Bylaws to review all of the terms of our common stock that may be important to you.

Under our Certificate of Incorporation, we are authorized to issue a total of 150,000,000 shares of common stock, par value $0.01 per share. As of December 30, 2005, we had 67,497,284 issued and outstanding shares of our common stock held by approximately 370 stockholders of record. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “MHK.”

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of such shares exclusively possess all voting power. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. In addition, the holders of shares of our common stock are entitled to participate equally in dividends when our board of directors declares dividends on our common stock out of legally available funds. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. No shares of our common stock have any preemptive, redemption or conversion rights, or the benefits of any sinking fund.

DESCRIPTION OF PREFERRED STOCK

The following summary describes generally some of the terms of preferred stock that we may offer from time to time in one or more series. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement and other offering material relating to that series of preferred stock along with any general provisions applicable to that series of preferred stock. The following description of our preferred stock, and any description of preferred stock in a prospectus supplement and other offering material, may not be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of the sale of the preferred stock. You should refer to, and read this summary together with, the applicable certificate of designations and the applicable prospectus supplement and other offering material to review the terms of a particular series of our preferred stock that may be important to you.

Under our Certificate of Incorporation, our board of directors is authorized to issue, without further stockholder approval, up to 60,000 shares of preferred stock, $0.01 par value per share, in one or more series. For each series of preferred stock, our board of directors may determine whether such preferred stock will have voting powers. Our board of directors may also determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock we issue. Our board of directors will determine these terms by resolution adopted before we issue any shares of a series of preferred stock. As of the date of this prospectus, we have not designated or issued any series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in one or more prospectus supplements relating to those debt securities and other offering materials we may provide.

The debt securities will be issued under an Indenture dated January 9, 2006, between us and SunTrust Bank, a national banking corporation associated under the laws of the State of Georgia, as trustee. We refer to the Indenture, as may be supplemented from time to time, as the “indenture.”

We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

The debt securities will be our direct general obligations and may be secured or unsecured.

The Indenture does not limit the amount of debt securities that we may issue. The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that issue.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the company from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of units issued by us. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.

Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

The prospectus supplement and other offering materials we may provide relating to the particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities.

Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture.

Holders may transfer debt securities in definitive bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Legal Ownership and Book Entry Issuance.”

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Events of Default

The following are events of default under the Indenture with respect to any series of debt securities

•	failure to pay any installment of interest on such series of debt securities when due, continued for 30 days;

•	failure to pay principal of, or premium, if any, on such series of debt securities when due;

•	failure to deposit any sinking fund payment with respect to such series of debt securities when due, continued for 30 days;

•	failure to observe or perform any other covenant or agreement in such series of debt securities or the Indenture, continued for 60 days after receipt by Mohawk of notice of such failure from the trustee or holders of at least 25% of the principal amount of such series of debt securities outstanding;

•	certain events of bankruptcy, insolvency or reorganization of Mohawk; and

•	any other event of default we may provide for that series of debt securities.

If an event of default with respect to the outstanding debt securities of a particular series occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of such series of outstanding debt securities may declare the principal amount of such series of debt securities to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. However, at any time after an acceleration with respect to the debt securities of a particular series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

If the principal or any premium or interest on any debt security is payable in a currency other than U.S. dollars and such currency is not available to Mohawk for making payment due to the imposition of exchange controls or other circumstances beyond Mohawk’s control, Mohawk is entitled to satisfy its obligations to holder of such debt securities by making such payment in U.S. dollars in an amount equal to the U.S. dollar equivalent of the amount payable in such other currency, as determined by the trustee as provided in the Indenture. Any payment made under such circumstances in the U.S. Dollars where the required payment is in a currency other than U.S. Dollars will not constitute an event of default under the Indenture.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on any series of debt securities when due, the Indenture provides that no holder of such series of debt securities may institute any action against Mohawk under the Indenture without first complying with the conditions set forth in the Indenture.

Mohawk will furnish to the trustee an annual statement as to Mohawk’s performance of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

Modifications and amendments of the Indenture with respect to any series of debt securities outstanding may be made by Mohawk and the trustee with the consent of holders of a majority in aggregate principal amount of such series, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the applicable series affected thereby

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any such debt security, or reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any such debt security;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;

•	reduce the percentage in aggregate principal amount of such series of outstanding debt securities, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the Indenture;

•	modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of the series affected thereby;

•	cause any such debt security to become subordinate in right of payment to any other Debt, except to the extent provided in the terms of such security; or

•	if such debt security provides that the holder may require us to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein.

Mohawk and the trustee may also modify and amend the Indenture without the consent of any holder of debt securities in limited circumstances, such as clarifications and changes that would not adversely affect the holders.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive Mohawk’s compliance with certain restrictive provisions of the Indenture or such series of debt securities. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such debt securities or in respect of any provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

Legal Defeasance and Covenant Defeasance

The Indenture provides that Mohawk may, at its option, elect to discharge its obligations with respect to any series of debt securities (“Legal Defeasance”). If Legal Defeasance occurs, Mohawk will be deemed to have paid and discharged all amounts owed under the applicable series of debt securities, and the Indenture will cease to be of further effect as to such series of debt securities, except that

(1) holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of debt securities, from the funds deposited for that purpose (as explained below);

(2) Mohawk’s obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities of the applicable series;

(3) the trustee will retain its rights, powers, duties, and immunities, and Mohawk will retain its obligations in connection therewith; and

(4) other Legal Defeasance provisions of the Indenture will remain in effect.

In addition, Mohawk may, at its option and at any time, elect to cause the release of its obligations with respect to most of the covenants in the Indenture (“Covenant Defeasance”) with respect to any series of debt securities. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to Mohawk described under “Events of Default” will no longer constitute events of default with respect to such series of debt securities. Mohawk may exercise Legal Defeasance regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to any series of debt securities

(1) Mohawk must irrevocably deposit with the trustee, in trust, for the benefit of holders of the debt securities, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of debt securities, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of debt securities on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such debt securities, a valid, perfected, exclusive security interest in the trust;

(2) in the case of Legal Defeasance, Mohawk must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

(A)	Mohawk has received from, or there has been published by, the Internal Revenue Service, a ruling, or

(B)	since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Mohawk must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) no default or event of default may have occurred and be continuing under the Indenture on the date of the deposit with respect to such series of debt securities; in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5) the Defeasance may not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Mohawk or any of its Subsidiaries is a party or by which Mohawk or any of its Subsidiaries is bound;

(6) Mohawk must deliver to the trustee an officers’ certificate stating that the deposit was not made by Mohawk with the intent to hinder, delay or defraud any other of its creditors; and

(7) Mohawk must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the applicable series of debt securities when due, then Mohawk’s obligations under the Indenture and such series of debt securities will be revived, and such Defeasance will be deemed not to have occurred.

Restrictive Covenants

We will describe restrictive covenants for any series of debt securities in the applicable prospectus supplement and other offering materials relating to such series of debt securities.

Consolidation, Merger, Conveyance, Transfer or Lease

Mohawk may not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, unless

•	Mohawk is the surviving entity or, if not, the successor entity formed by such consolidation or into which Mohawk is merged or which acquires or leases Mohawk’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes Mohawk’s obligations with respect to the debt securities and under the Indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	Mohawk has delivered to the trustee the certificates and opinions required under the Indenture.

Form, Exchange and Transfer

Mohawk will issue the debt securities only in fully registered form, without interest coupons. Unless provided otherwise in the prospectus supplement and the other offering materials relating to a particular series of debt securities, the debt securities will be issued in minimum denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but Mohawk may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith. If any series of the debt securities are to be redeemed in part, Mohawk will not be required to issue, register the transfer of or exchange such series of the debt securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or to register the transfer of or exchange any debt securities so selected for redemption in part, except the unredeemed portion of any debt securities being redeemed in part.

Mohawk will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as it may prescribe, Mohawk will provide for the registration of the debt securities and registration of transfers of the debt securities. Mohawk initially will appoint the trustee at its corporate trust office as paying agent and registrar for the debt securities. Mohawk may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other such agents or approve any change in the office through which any such agent acts. Mohawk will cause notice of any resignation, termination or appointment of the trustee or any paying agent or registrar, and of any change in the office through which any such agent will act, to be provided to holders of the debt securities.

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement and the other offering materials relating to a series of debt securities, debt securities will be issued in the form of one or more fully registered global securities (“Global Notes”) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities. Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its Direct Participants or Indirect Participants (each defined below in “Legal Ownership and Book-Entry Issuance” on page 11), including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream”), which may change from time to time.

Subject to any applicable provisions specified in a prospectus supplement and the other offering materials relating to a series of debt securities, and except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for debt securities in certificated form, except in the limited circumstances described in the following paragraph.

A Global Note may be exchanged for definitive debt securities in registered, certificated form without interest coupons (“Certificated Notes”) (i) if DTC (x) notifies Mohawk that it is unwilling or unable to continue as depositary for the Global Notes and Mohawk thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Mohawk, in its sole discretion, notifies the trustee in writing that Mohawk elects to cause the issuance of Certificated Notes or (iii) upon the request of the trustee or holders of a majority of the aggregate principal amount of outstanding debt securities if there shall have occurred and be continuing a default or an event of default with respect to the debt securities. In any such case, Mohawk will notify the trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related debt securities.

Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants (in accordance with DTC’s customary procedures).

Neither Mohawk nor the trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of debt securities, and Mohawk and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same Day Settlement and Payment

The Indenture requires that payments in respect of the debt securities represented by the Global Notes (including principal, premium, if any, and interest on the debt securities) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Notes. With respect to Certificated Notes, Mohawk will make all payments of principal, premium, if any, and interest by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. Mohawk expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

Governing Law

New York law governs the Indenture and will govern the debt securities.

The Trustee

SunTrust Bank is the trustee under the Indenture. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities will be effected by the trustee or its agent at an office designated by the trustee at its corporate trust office.

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default under the Indenture, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

The Indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of Mohawk, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Mohawk or any of its affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Affiliates of the trustee serve as agents and lenders under our new credit facilities and bridge credit facility.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information By Reference” on page 2. We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS OR UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock and/or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock and/or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) stock purchase contracts and (b) warrants. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be secured or unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The description in the applicable prospectus supplement and other offering material of any stock purchase contracts or stock purchase units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract agreement, which will be filed with the SEC if we offer stock purchase contracts or stock purchase units. For more information on how you can obtain copies of the applicable purchase contract agreement if we offer stock purchase contracts or stock purchase units, see “Incorporation of Certain Information By Reference” on page 2. We urge you to read the applicable purchase contract agreement and any applicable prospectus supplement in their entirety.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

The securities offered by any prospectus supplement and other offering material may be issued in whole or in part in book-entry form and represented by one or more global securities, referred to as “global securities.” Global securities will be deposited with or on behalf of a depositary, referred to as the “global security depositary,” identified in the applicable prospectus supplement and will be registered in the name of the global security depositary or its nominee. Unless and until it is exchanged for securities in definitive certificated form under the limited circumstances described below or in any other circumstances that may be described in the applicable prospectus supplement, a global security may not be transferred except as a whole by the global security depositary to a nominee of the global security depositary or by a nominee of the global security depositary to the global security depositary or another nominee of the global security depositary or by the global security depositary or its nominee to a successor of the global security depositary or a nominee of the successor.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or “DTC,” will act as global security depositary for any global securities. The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither Mohawk nor the trustee takes any responsibility for these operations and procedures, and you are urged to contact the applicable system or its participants directly to discuss these matters.

DTC has advised Mohawk that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Direct Participants”) and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of participants. The Direct Participants include securities brokers and dealers (including banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream). Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the “Indirect Participants”).

DTC has advised Mohawk that, pursuant to DTC’s procedures, (i) DTC will maintain records of the ownership interests of the Direct Participants in any global securities and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in any global securities we may issue. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in any global securities.

Investors in any global securities may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depositary of Euroclear, and Citibank, N.A. is the operator and depositary of Clearstream (each a “Nominee” of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC’s records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain on their own records the ownership interests of, and transfers of ownership interests by and between, their own customers’ securities accounts. DTC will not maintain such records. All ownership interests in any global securities, including those of customers’ securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

The laws of some states in the U.S. require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global security to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a global security to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests.

Except as may described in any applicable prospectus supplement, owners of beneficial interests in global securities we may issue will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Under the terms of the indenture, Mohawk and the trustee will treat the persons in whose names the notes are registered (including the notes represented by global securities) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the notes. Payments in respect of the principal, premium, if any, and interest on, global securities registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither Mohawk, the trustee nor any of Mohawk’s or the trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any global security or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

DTC has advised Mohawk that its current payment practice (for payments of principal, interest and the like) with respect to notes or similar securities is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participants’ respective ownership interests in the global securities as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of such securities will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee or Mohawk. Neither Mohawk nor the trustee will be liable for any delay by DTC or its Direct Participants or indirect Participants in identifying the beneficial owners of the global securities we may issue, and Mohawk and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee as the registered owner of such global securities for all purposes.

The global securities we issue will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold beneficial interests in the global securities through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold beneficial interests in the global securities through Euroclear or Clearstream, or the other hand, will be effected by Euroclear’s or Clearstream’s respective Nominee through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and UK time for Clearstream). Indirect Participants who hold beneficial interests in the global securities through Euroclear and Clearstream may not deliver instructions directly to Euroclear’s or Clearstream’s Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear’s or Clearstream’s behalf in the relevant global security in DTC and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

Because of time zone differences, the securities accounts of an Indirect Participant who holds a beneficial interest in the global securities through Euroclear or Clearstream purchasing an interest in a global security from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC’s accounting records as of DTC’s settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a global security to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC’s settlement date.

DTC has advised Mohawk that it will take any action permitted to be taken by a holder of securities represented by a global security only at the direction of one or more Direct Participants to whose account interests in the global securities are credited and only in respect of such portion of the aggregate principal amount or other denominated amount of the security to which such Direct Participant or Direct Participants has or have given direction. However, if there is an event of default under the securities represented by the global securities, DTC reserves the right to exchange global securities (without the direction of one or more of its Direct Participants) for legended notes in certificated form and to distribute such certificated forms of such securities to its Direct Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global securities among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Mohawk nor the trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that Mohawk believes to be reliable, but Mohawk takes no responsibility for the accuracy thereof.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2004, and the period ended October 1, 2005, are as follows:

	Year Ended December 31,					Period ended October 1, 2005
	2000	2001	2002	2003	2004
Ratio of Earnings to Fixed Charges (unaudited) (1)	6.1	7.5	5.8	6.6	7.7	7.6

(1)	Earnings are defined as the sum of earnings before income taxes, fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges are defined as interest expensed and capitalized plus interest within rent expense, which is estimated to be one-third of rent expense.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Alston & Bird LLP will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement. If the validity of any securities is also passed upon by counsel for underwriters participating in an offering of securities offered by this prospectus and any prospectus supplement, the underwriters’ counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Mohawk Industries, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

BDO Atrio Bedrijfsrevisoren Burg. CVBA, an independent registered public accounting firm, has audited the consolidated financial statements of Unilin Holding N.V. at and for the year ended December 31, 2004, as well as for the 10-month period ended October 30, 2005, as set forth in their report. We have incorporated these financial statements herein by reference in reliance on BDO Atrio Bedrijfsrevisoren Burg. CVBA’s report, given on their authority as experts in accounting and auditing.

$                     % Senior Notes due 2011

$                     % Senior Notes due 2016

PROSPECTUS SUPPLEMENT

January             , 2006

Joint Book-Running Lead Managers

JPMORGAN

LEHMAN BROTHERS

WACHOVIA SECURITIES

Senior Co-Manager

SUNTRUST ROBINSON HUMPHREY

Co-Managers

BANC OF AMERICA SECURITIES

CITIGROUP

ING

KBC Bank NV

WELLS FARGO SECURITIES